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TABLE OF CONTENTS 2

Prospectus Supplement to Prospectus dated May 16, 2000.

3,000,000 Units

Boise Cascade Corporation
Boise Cascade Trust I

7.50% Adjustable Conversion-rate Equity Security Units

    Each unit consists of a contract to purchase common shares of Boise Cascade Corporation and a preferred security of Boise Cascade Trust I. You will receive from each unit:

  •
  A quarterly distribution under the preferred security at the annual rate of 7.50% of the liquidation amount of $50; and
  •
  On December 16, 2004, between 1.2860 and 1.5689 common shares of Boise Cascade Corporation, depending on the average trading price of the common shares at that time.

    The preferred security will be pledged to secure your obligation under the purchase contract to purchase our common shares. On September 16, 2004, the preferred securities will be remarketed and the distribution rate reset. You may use the proceeds of the remarketing to satisfy your obligation to purchase common shares. You may instead elect to deliver treasury securities or cash to satisfy your purchase obligation. If you make this election, the preferred security will be delivered to you.

    Boise Cascade Corporation will guarantee payments on the preferred securities issued by the trust.

    There has been no public market for the units before this offering. The units have been approved for listing, subject to notice of issuance, on the New York Stock Exchange under the symbol "BEP". Our common stock is listed on the New York Stock Exchange under the symbol "BCC". The last reported sale price of Boise Cascade Corporation common stock on the New York Stock Exchange on November 29, 2001, was $31.87 per share.

    See "Risk Factors" beginning on page S-7 to read about specific factors you should consider before buying units.

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Initial public offering price	$50.00	$150,000,000
Underwriting discount	$1.50	$4,500,000
Proceeds to us, before expenses	$48.50	$145,500,000

    The initial public offering price above does not include accrued distributions, if any. Distributions on the preferred securities will accrue from the date of original issuance of the units, expected to be December 5, 2001.

    To the extent the underwriters sell more than 3,000,000 units, the underwriters have the option to purchase up to an additional 450,000 units from Boise Cascade Corporation at the initial public offering price less the underwriting discount.

    The underwriters expect to deliver the units in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York, on December 5, 2001.

Goldman, Sachs & Co.
ABN AMRO Rothschild LLC
Banc of America Securities LLC
JPMorgan
Wachovia Securities

Prospectus Supplement dated November 29, 2001.

(This page intentionally left blank.)

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PROSPECTUS SUPPLEMENT SUMMARY

   You should read the following summary together with the more detailed information and financial statements and notes to the financial statements appearing elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

BOISE CASCADE CORPORATION

   We are a major distributor of office products and building materials and an integrated manufacturer and distributor of paper and wood products. We have operations in the U.S., Canada, Mexico, Brazil, Australia, and New Zealand. We also own and manage over 2 million acres of timberlands in the U.S. Our business is organized into three operating segments:

  •
  Office Products distributes office supplies, paper, technology products, and office furniture;

  •
  Building Products produces and distributes structural panels, lumber and particleboard, as well as a variety of specialty and engineered wood products; and

  •
  Paper and Paper Products produces office papers, printing grades, forms bond, envelope and specialty papers, containerboard, corrugated containers, newsprint, and market pulp.

   Our focus is on delivering high-quality, value-added commodity and specialty office products, paper products, and building products to our customers. Our products are used in homes and offices and on residential and commercial construction sites nationwide and abroad.

Our Competitive Strengths

  •
  Demonstrated Strength in Distribution. We are demonstrated leaders in distribution, with strong growth in distribution sales over the last five years.

  •
  Strong Cash Flow Generation Across Cycles. Despite significant price fluctuations for many of our products, we have demonstrated consistently strong cash flows because of our balanced business portfolio.

  •
  Significant Scale and Geographic Diversity. Our scale enables us to gain significant efficiencies from high-volume production runs. Our geographic diversity allows us to be both more responsive to end-user needs and trends, and more efficient with respect to shipping and distribution.

  •
  Experienced Management Team with Strong Strategic Vision. Our senior managers are leaders in the paper, forest products, and office products distribution industries. They have significant experience in managing our business throughout business cycles.

  •
  Modern Facilities and Low Ongoing Capital Requirements. Recently completed capital investments have resulted in all of our businesses having cost-competitive operations.

Our Strategy

  •
  Continue to grow our distribution businesses. We have shifted our business focus to distribution to enhance our growth and improve our financial performance. We have also narrowed the focus of our manufacturing businesses to improve our competitive position in the paper and building products markets.

  •
  Continue development of value-added products in our Building Products and our Paper and Paper Products businesses. We intend to continue to mitigate price volatility in these businesses through our focus on value-added products such as engineered wood products.

  •
  Further improve the competitive position of each business. We are committed to optimizing our businesses in light of strategic opportunities for growth and efficient management of assets.

   We are a Delaware corporation. Our principal executive offices are located at 1111 West Jefferson Street, Boise, Idaho 83728-0001. Our telephone number is (208) 384-6161.

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BOISE CASCADE TRUST I

    Boise Cascade Trust I is a business trust created under Delaware law. The trust was created solely for the purposes of this offering. The trust will issue the preferred securities offered by this prospectus. It will also issue all of its common securities to Boise Cascade. The only assets of the trust will be the senior debentures that Boise Cascade will issue to the trust. These debentures will have an interest rate and principal amount that are the same as the distribution rate and liquidation amount of the preferred securities.

    Boise Cascade will irrevocably guarantee payments on the preferred securities. This guarantee is on a senior and unsecured basis and is limited to the extent of the funds the trust receives on the senior debentures issued to it.

    The principal offices of the trust will be c/o Boise Cascade Corporation, 1111 West Jefferson Street, Boise, Idaho 83728-0001. Its telephone number will be (208) 384-6161.

THE OFFERING

Components of the Units

    Each unit consists of a contract to purchase, for $50, common shares of Boise Cascade, and a preferred security issued by Boise Cascade Trust I. The liquidation amount of each preferred security is $50.

    You will receive from each unit:

  •
  quarterly distributions on the preferred securities at the annual rate of 7.50% of the liquidation amount of $50; and

  •
  on December 16, 2004, between 1.2860 and 1.5689 common shares of Boise Cascade, depending on the average trading price of the common shares at that time.

    The preferred securities will be pledged to secure your obligations under the purchase contracts. You may separate the preferred securities from the purchase contracts in limited circumstances. Initially, however, the preferred securities and purchase contracts will trade together as units.

Distributions on the Preferred Securities

    Before September 16, 2004, the trust will pay distributions on the preferred securities at an annual rate of 7.50%. The preferred securities will be remarketed on September 16, 2004, and the distribution rate will be reset at that time.

    The trust will make distributions on the preferred securities quarterly, in arrears, on each March 16, June 16, September 16, and December 16, beginning March 16, 2002.

    We will irrevocably guarantee the trust's distributions on the preferred securities to the extent of the funds the trust receives on the senior debentures issued to it. Our guarantee is unsecured and ranks equally with all of our senior unsecured debt.

    The trust will redeem the preferred securities on or about December 16, 2006. This coincides with the maturity date of the senior debentures. Upon redemption, the trust will pay each holder the liquidation amount of $50 plus any accrued and unpaid distributions.

Common Share Settlement Rate

    The number of common shares you will receive in settlement of your purchase contract on December 16, 2004, depends on the average trading price of our common shares during a 20-day

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trading period prior to that time. Specifically, the number of shares you will receive will be based on one of the following settlement rates:

  •
  If the average trading price equals or exceeds $38.88, you will receive 1.2860 common shares.

  •
  If the average trading price is less than $38.88 but greater than $31.87, you will receive common shares having a value, based on the average trading price, equal to $50.

  •
  If the average trading price is less than or equal to $31.87, you will receive 1.5689 common shares.

    The average trading price we will use to determine the number of common shares you will receive will be the average closing price of our common shares during the 20 consecutive trading days ending December 16, 2004. The number of shares you will receive will be adjusted for stock splits, stock dividends, spin-offs, and other events, if any, affecting our common shares.

Remarketing the Preferred Securities

    On September 16, 2004, a remarketing agent will remarket the preferred securities. The agent will use the proceeds from the remarketing to purchase U.S. treasury securities. These treasury securities will serve as collateral to secure your obligations under the purchase contracts. After the remarketing, the distribution rate on the preferred securities will be reset at the rate determined by the remarketing agent.

    You may elect not to participate in the remarketing and retain the preferred securities. To do so, you must deliver treasury securities that will serve as substitute collateral for your obligation under the purchase contract.

Separating the Preferred Securities from the Purchase Contract

    You may elect to separate the purchase contract from the preferred securities. To do so, you must deliver U.S. treasury securities that will pay $50 on or before December 16, 2004. These treasury securities will serve as substitute collateral for your obligations to purchase common stock on that date. When you deliver the substitute collateral, the collateral agent will release the preferred securities from the pledge agreement and deliver them to you. At that time, the preferred securities will no longer be part of your unit. The trust will continue to make distributions on the preferred securities, and you may choose to either sell them or hold them until they are redeemed.

    The trust will make distributions on the preferred securities when we make payments on the senior debentures we are issuing to the trust. We may dissolve the trust at any time and distribute the senior debentures to the preferred securities holders. In such event, the units will consist of the purchase contracts and the senior debentures in lieu of the preferred securities.

Other Terms of the Units

    Listing.  The units have been approved for listing, subject to notice of issuance, on the New York Stock Exchange under the symbol "BEP." We will not initially list the individual components of the units, such as the preferred securities. If, however, the components trade separately to a sufficient extent to meet listing requirements, we will use reasonable efforts to list them on a national securities exchange.

    CUSIP.  The units have been assigned CUSIP number 097383 85 5.

    U.S. Federal Income Tax Consequences.  If you purchase units in this offering, you will be treated for U.S. federal income tax purposes as having acquired the preferred securities and

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purchase contracts constituting those units. You must allocate the purchase price of the units between the preferred securities and purchase contracts in proportion to their respective fair market values. This will establish your initial tax basis in each. We expect to report the initial fair market value of each preferred security as $50 and the fair market value of each purchase contract as $0.

    The preferred securities will be treated as our indebtedness for U.S. federal income tax purposes, and they will be subject to the regulations concerning contingent payment debt instruments. As such, you will be subject to U.S. federal income tax on the accrual of original issue discount in respect of the preferred securities. For all periods through September 16, 2004, and possibly thereafter, you will be required to use the accrual method with respect to the preferred securities, regardless of your usual method of tax accounting. This means you may accrue interest income for U.S. federal income tax purposes in excess of the distributions you actually receive. The use of this method also results in ordinary rather than capital treatment of any gain or loss on the sale, exchange, or disposition of the units to the extent attributable to the preferred securities.

    There is no statutory, judicial, or administrative authority directly addressing the tax treatment of the units. Accordingly, we urge you to consult your own tax advisor concerning the tax consequences of an investment in the units.

    Uses of Proceeds.  We estimate that we will receive net proceeds, after the underwriters' discount and estimated expenses, from the offering of units of $143.4 million, or $165.2 million if the underwriters fully exercise their option to purchase additional units. We will use the net proceeds to pay down short-term borrowings, for capital expenditures, and for general corporate purposes.

S–6

RISK FACTORS

    When you consider whether to purchase units, you should carefully consider all the information we have included or incorporated by reference in this prospectus supplement and the accompanying prospectus. In particular, you should carefully consider the risk factors described below. Each unit initially consists of a purchase contract to purchase shares of our common stock and a preferred security issued by the trust, which holds our senior debentures. You are, therefore, making an investment decision about our common stock, the preferred securities and our senior debentures, as well as the units themselves.

You will bear the entire risk of a decline in the price of our common stock.

    The market value of the common shares you receive on December 16, 2004 (which we refer to as the "stock purchase date"), may be materially different from the price you pay for those shares. If the average trading price of our common stock on the stock purchase date is less than the closing price of our common stock on the date of this prospectus supplement ($31.87), you will, on the stock purchase date, be required to purchase common shares at a loss. Accordingly, a holder of units assumes the entire risk that the market value of our common stock may decline. That decline could be substantial.

You will receive only a portion of any increase in our common stock price.

    The total market value of the shares of our common stock you will receive upon settlement of a purchase contract generally will exceed the stated amount of $50 only if the average trading price exceeds $38.88. This represents a 22% increase over the last reported sale price of our common shares on the New York Stock Exchange on November 29, 2001. The number of common shares that we will issue upon settlement of the purchase contract may decline by up to 22% as the market value of our common stock increases. Therefore, your opportunity for equity appreciation will be less than if you invested directly in our common stock. In addition, if the average trading price of our common stock at the stock purchase date exceeds $31.87 but falls below $38.88, you will receive no benefit from the appreciation on our common stock.

The trading price for our common stock, the general level of interest rates, and our credit quality will directly affect the trading price of the units.

    The trading prices of our common stock, the general level of interest rates, and our credit quality will directly affect the trading prices of units in the secondary market. It is impossible to predict whether the price of our common stock or interest rates will rise or fall. Our operating results and prospects and economic, political, financial, and other factors will affect trading prices of our common stock. In addition, market conditions can affect capital markets generally, which may also affect the price of our common stock. These conditions may include the level of, and fluctuations in, the trading prices of stocks generally and sales of substantial amounts of our common stock in the market after this offering or the perception that substantial sales could occur. Fluctuations in interest rates may give rise to arbitrage opportunities based upon changes in the relative value of our common stock underlying the purchase contracts and of the other unit components. The arbitrage could, in turn, adversely affect the trading prices of the units and our common stock.

You may suffer dilution of the common shares issuable upon settlement of the purchase contract.

    The number of common shares issuable upon settlement of your purchase contract is subject to adjustment for stock splits and combinations, stock dividends, spin-offs, and other transactions

S–7

affecting our common stock. However, the number of common shares issuable upon settlement of each purchase contract is not subject to adjustment for other dilutive events, such as employee stock option grants, offerings of common stock for cash, or in connection with acquisitions or other transactions that may adversely affect the price of our common stock. The terms of the units do not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute the common shares. We have no obligation to consider the interests of the unit holders in engaging in any offering or transaction.

You have no rights as a common stockholder.

    Until you acquire common shares upon settlement of your purchase contract, you will have no rights with respect to our common stock, including voting rights, rights to respond to tender offers, and rights to receive any dividends or other distributions on our common stock. Upon settlement of your purchase contract, you will be entitled to exercise the rights of a holder of common stock only as to actions for which the record date occurs after the stock purchase date.

Your pledged securities will be encumbered.

    Although you will be a beneficial owner of the preferred securities or substituted treasury securities, you will pledge those securities to secure your obligations under the purchase contracts. Therefore, for so long as the purchase contracts remain in effect, you will not be allowed to withdraw your preferred securities or treasury securities from the pledge arrangement, except upon your deposit of other securities in substitution as described in this prospectus supplement.

The purchase contract agreement is not qualified under the Trust Indenture Act, and the obligations of the purchase contract agent are limited.

    The purchase contract agreement will not be qualified under the Trust Indenture Act. The purchase contract agent under the purchase contract agreement, who will act as the agent and the attorney-in-fact for the unit holders, will not be qualified as a trustee under the Trust Indenture Act. Accordingly, unit holders will not have the benefit of the protections of the Trust Indenture Act. Under the terms of the purchase contract agreement, the purchase contract agent will have only limited obligations to the unit holders.

The secondary market for the units may be illiquid.

    We cannot predict how the units will trade in the secondary market or whether that market will be liquid or illiquid. There is currently no secondary market for the units. The underwriters for this offering have advised us that they intend to make a market for the units. They are not, however, obligated to do so, and they can discontinue market-making activities at any time. We cannot assure you as to the liquidity of any market that may develop for the units or their components, your ability to sell the units or whether a trading market, if it develops, will continue. In addition, if you choose to substitute treasury securities for the pledged preferred securities, the liquidity of the units could be adversely affected.

    The units have been approved for listing on the New York Stock Exchange subject to notice of issuance. We will not, however, initially list individual components of the units, such as the preferred securities or the purchase contracts. We cannot assure you that a listing application for any of the unit components, such as the preferred securities, will be accepted by an exchange. Likewise, we cannot assure you that, if accepted, the exchange will not delist or suspend trading in those components.

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If we become subject to a bankruptcy proceeding, there may be a delay in the delivery of your securities held as collateral under the pledge agreement.

    If we become the subject of a bankruptcy proceeding, the purchase contracts will terminate whether or not our common shares have value. In addition, an automatic stay may be imposed under section 362 of the U.S. bankruptcy code. This stay may delay the delivery to you of your securities held as collateral under the pledge agreement. This delay may continue until the stay has been lifted, even though the purchase contract has already been terminated. The stay will not be lifted until the presiding bankruptcy judge agrees to lift the stay and return the collateral to you.

The trust may redeem the preferred securities if a tax event occurs.

    We have the right to cause the trust to redeem the preferred securities, on not less than 30 days nor more than 60 days prior notice, if a tax event occurs as described in this prospectus supplement.

    If a tax event redemption occurs before the successful remarketing of the preferred securities, the redemption price payable to a unit holder will be distributed to the collateral agent. The collateral agent will, in turn, apply an amount equal to the redemption price to purchase a portfolio of zero-coupon U.S. treasury securities on your behalf. The collateral agent will remit the remainder of the redemption price, if any, to you, and the treasury securities will be substituted for the preferred securities as collateral to secure your obligations under the purchase contracts. If your preferred securities are not components of normal units, you, rather than the collateral agent, will receive the redemption payments.

    The market prices for the normal units may be adversely affected if the preferred securities are redeemed and treasury securities are substituted as collateral. A tax event redemption will be a taxable event to the preferred security holders. See "Description of the Preferred Securities—Tax Event Redemption."

A dissolution of the trust may adversely affect the market price of the units.

    We will have the right to dissolve the trust at any time. A dissolution of the trust may adversely affect the market price of the units. If we dissolve the trust and distribute the senior debentures to the preferred security holders, we cannot predict how this distribution would affect market prices. Because the units would then consist of the debentures and the purchase contracts, and because distributions and payments on redemption of the preferred securities will be based on corresponding payments on the senior debentures, you are also making an investment decision regarding the debentures. Accordingly, before you purchase units, you should also carefully review all the information in this prospectus supplement regarding the debentures. See "Description of the Preferred Securities—Distribution of the Senior Debentures."

Our guarantee of the preferred securities is limited to the extent of the funds the trust receives on the debentures issued to it.

    Our guarantee of the trust's obligations to make distributions on and payments on redemption of the preferred securities will be on a senior, unsecured basis. The guarantee will require us to satisfy the following obligations of the trust:

  •
  any accumulated and unpaid distributions required to be paid on the preferred securities, to the extent the trust has received funds for this purpose; and

  •
  upon a dissolution of the trust, other than in connection with the distribution of debentures to you, the lesser of (a) the total of the liquidation amount and all accumulated and unpaid distributions on the preferred securities to the extent the trust has funds available for this

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    purpose, or (b) the amount of trust assets available for distribution to preferred securities holders.

    If we were to default on our payment obligations under the senior debentures, the trust would lack funds to make distributions or redeem the preferred securities for their liquidation amount. In that event, a preferred securities holder would not be able to rely upon the guarantee for payment of these amounts. Instead, the holder would have to rely on the enforcement by either:

  •
  the property trustee of its rights as holder of the debentures against us under the terms of the indenture and the debentures; or

  •
  a majority of preferred security holders directing the property trustee to exercise those rights.

A dissolution of the trust and distribution of the senior debentures could adversely affect preferred securities holders.

    We have the right to dissolve the trust at any time. Such a dissolution would cause the distribution of the senior debentures in exchange for the preferred securities. We cannot assure you that the market price of the senior debentures will equal the market price of the preferred securities or that either security will not trade at a discount.

    We expect that the trust will not be taxable under current U.S. federal income tax law. Assuming this is true, the exchange of senior debentures for the preferred securities would not be a taxable event. If, however, the trust becomes subject to U.S. federal income tax, a distribution of the debentures by the trust could be a taxable event to both the trust and the preferred securities holders.

Preferred securities holders have limited rights under the senior debentures.

    Except as described below, you, as a holder of preferred securities, will not be able to exercise directly any rights with respect to the debentures. You will, however, by your acceptance of the preferred securities, be deemed to have agreed to be bound by the provisions of the indenture.

    If there is a continuing default under the declaration of trust, holders of preferred securities would rely on the property trustee's enforcement of its rights as the registered debenture holder. In addition, a majority of preferred security holders, based on liquidation amount, will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the property trustee. The majority may also direct the exercise of any trust or power conferred upon the property trustee under the declaration. This includes the right to direct the property trustee to exercise the remedies available to it as the holder of the debentures.

    The indenture provides that the indenture trustee must give the debenture holders and preferred securities holders notice of all events of default within 90 days after those events occur. The trustee will, however, be protected if it determines that withholding notice is in the interest of the holders. This protection of the trustee does not apply if there is an event of default in payment on the debentures.

The property trustee, as holder of the debentures, has only limited rights of acceleration.

    The property trustee, as holder of the debentures, may accelerate payment of the principal and accrued and unpaid interest on the debentures only if there is a continuing event of default under the indenture. An event of default under the indenture is generally limited to payment defaults, breaches of specific covenants, and the occurrence of specific events of bankruptcy, insolvency, and reorganization. There is no right to acceleration if we default on our payment obligations under the guarantee.

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Preferred securities holders have limited voting rights and generally are not entitled to vote on the appointment, removal, or replacement of the property trustee or the Delaware trustee.

    Preferred securities holders have limited voting rights. These rights apply only to modifications to the securities, the dissolution, winding up, or liquidation of the trust, and the exercise of the trust's rights as the debenture holder. Generally, only we can elect and remove trustees. The property trustee, the Delaware trustee, and we can amend the trust agreement to ensure that the trust will be classified as a grantor trust for U.S. federal income tax purposes. We can make these amendments without the consent of the preferred securities holders even if that action adversely affects the preferred securities holders' interests.

The preferred securities may trade at prices that do not reflect the value of accrued but unpaid distributions.

    A preferred securities holder who disposes of the preferred securities between record dates for distributions will not receive a distribution for the period between the last record date and the disposition date. That holder will, nevertheless, be required to include accrued but unpaid distributions through the disposition date as ordinary income for U.S. federal income tax purposes. The amount of the accrued but unpaid distribution would be added to the adjusted tax basis of the disposed securities.

    The preferred securities may trade at prices that do not fully reflect the value of accrued but unpaid distributions. Therefore, a preferred securities holder who sells preferred securities between record dates for distributions may recognize a capital loss for tax purposes. This loss is the result of increasing the adjusted basis of the preferred securities by the amount of the accrued but unpaid distributions. Any such capital loss may not be available to offset the ordinary income recognized as a result of the accrued but unpaid distributions since capital losses cannot generally be applied to offset ordinary income for U.S. federal income tax purposes.

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CAPITALIZATION

    The following table sets forth as of September 30, 2001, (1) our historical capitalization, (2) the pro forma adjustments for this offering, and (3) our capitalization, giving pro forma effect to the offering and the application of the net proceeds after the underwriters' discount and estimated expenses as described in "Use of Proceeds." The table should be read in conjunction with our financial statements, the notes accompanying those financial statements, and the other financial data and statistical information included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of September 30, 2001
	Actual	Pro Forma Adjustments(a)	Pro Forma as Adjusted
	(in Millions, Unaudited)
Net Debt	$1,765	$(143)	$1,622
Company-obligated mandatorily redeemable securities of subsidiary trust holding solely debentures of parent	—	150	150
Shareholder's Equity	1,739	(7)	1,732

Total Capitalization	$3,504	—	$3,504

(a)
Assumes proceeds are used to pay down short-term borrowings.

USE OF PROCEEDS

    We estimate that we will receive net proceeds, after the underwriters' discount and estimated expenses, from this offering of $143.4 million, or $165.2 million if the underwriters fully exercise their option to purchase additional units. We may use the proceeds from this offering to pay down short-term borrowings. These borrowings mature in less than one year and have an average annual interest rate of 3.41% as of October 31, 2001. We may also use the proceeds for capital expenditures and for general corporate purposes.

    We currently operate in an unpredictable economic and competitive environment. The recent terrorist activities and their aftermath have exacerbated this uncertainty. The proceeds from this offering will enhance our financial flexibility in these uncertain times and will operate as a hedge in the event of a severe economic downturn. In addition, the enhanced financial flexibility may support potential strategic growth opportunities in the future.

MARKET PRICE OF COMMON STOCK AND DIVIDENDS

    Our common stock is listed for trading on the New York Stock Exchange under the symbol "BCC". The following table sets forth the high and low closing price of our common stock as reported on the New York Stock Exchange Composite Tape, and the cash dividends declared or paid per share, in the periods indicated.

	Market Price per Share
Year Ended December 31,
	High	Low	Dividends
1999:
First Quarter	$34.94	$29.13	$.15
Second Quarter	$44.94	$32.38	$.15

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Third Quarter	$46.88	$33.94	$.15
Fourth Quarter	$40.50	$30.88	$.15
2000:
First Quarter	$43.50	$26.56	$.15
Second Quarter	$37.00	$25.06	$.15
Third Quarter	$31.06	$24.75	$.15
Fourth Quarter	$34.63	$22.19	$.15
2001:
First Quarter	$34.81	$30.06	$.15
Second Quarter	$37.63	$30.00	$.15
Third Quarter	$37.50	$27.76	$.15
Fourth Quarter (through November 29)	$32.76	$27.94	$.15

    The last reported sale price of our common stock on the New York Stock Exchange on November 29, 2001, was $31.87 per share.

RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED DIVIDENDS REQUIREMENTS

	Year Ended December 31					Nine Months Ended September 30,
	1996	1997	1998	1999	2000	2000	2001
Ratio of earnings to fixed charges (a)	—	—	—	2.95	2.59	2.92	—
Ratio of earnings to combined fixed charges and preferred stock dividends (b)	—	—	—	2.88	2.52	2.76	—

(a)
Earnings before fixed charges were inadequate to cover total fixed charges by $5,602,000, $50,666,000, and $29,099,000 for the years ended December 31, 1996, 1997, 1998, and by $7,066,000 for the nine months ended September 30, 2001.

(b)
Earnings before fixed charges were inadequate to cover combined fixed charges and preferred stock dividend requirements by $52,935,000, $79,011,000, and $34,368,000 for the years ended December 31, 1996, 1997, 1998, and by $15,503,000 for the nine months ended September 30, 2001.

    For further information on the Ratio of Earnings to Fixed Charges, please see Exhibit 12.1 to our most recent Form 10-Q. For further information on the Ratio of Earnings to Combined Fixed Charges and Preferred Dividend Requirements, please see Exhibit 12.2 to our most recent Form 10-Q.

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SELECTED FINANCIAL DATA

    The consolidated financial information presented below is derived from, and should be read in conjunction with, the consolidated audited financial statements contained in our Annual Reports on Form 10-K. Information for the nine-month periods ended September 30, 2000 and 2001 is derived from our unaudited consolidated financial statements. These statements, in the opinion of management, have been prepared on the same basis as the audited financial statements and reflect all adjustments necessary for a fair presentation of our results of operations and financial position. Results for the nine months ended September 30, 2001, are not necessarily indicative of results that may be expected for the entire year.

	Years Ended December 31					Nine Months Ended September 30
	1996(a)	1997	1998(b)	1999(c)	2000(d)	2000(d)	2001(e)
	(millions, except per-common-share amounts)
Assets
Current Assets	$1,355	$1,354	$1,368	$1,531	$1,577	$1,643	$1,323
Property and equipment, net	2,554	2,630	2,571	2,557	2,582	2,526	2,589
Other	802	986	1,032	1,050	1,108	974	1,116

	$4,711	$4,970	$4,971	$5,138	$5,267	$5,143	$5,028
Liabilities and Shareholders' Equity
Current liabilities	$933	$894	$1,130	$1,125	$1,014	$922	$1,492
Long-term debt, less current portion	1,330	1,726	1,578	1,585	1,715	1,726	1,038
Guarantee of ESOP debt	196	177	156	133	108	126	99
Minority interest	82	105	117	131	9	10	—
Other	490	455	559	550	664	613	660
Shareholders' equity	1,680	1,613	1,431	1,614	1,757	1,746	1,739

	$4,711	$4,970	$4,971	$5,138	$5,267	$5,143	$5,028

Net sales (f)	$5,262	$5,669	$6,355	$7,148	$7,807	$5,942	$5,665
Net income (loss) before cumulative effect of accounting change	$9	$(30)	$(26)	$200	$179	$155	$(1)
Cumulative effect of accounting change, net	—	—	(8)	—	—	—	—

Net income (loss)	$9	$(30)	$(34)	$200	$179	$155	$(1)
Net income (loss) per common share
Basic before cumulative effect of accounting change	$(0.63)	$(1.19)	$(0.81)	$3.27	$2.89	$2.54	$(0.18)
Cumulative effect of accounting change	—	—	(0.15)	—	—	—	—

Basic (g)	$(0.63)	$(1.19)	$(0.96)	$3.27	$2.89	$2.54	$(0.18)
Net income (loss) per common share
Diluted before cumulative effect of accounting change	$(0.63)	$(1.19)	$(0.81)	$3.06	$2.73	$2.39	$(0.18)
Cumulative effect of accounting change	—	—	$(0.15)	—	—	—	—

Diluted (g)	$(0.63)	$(1.19)	$(0.96)	$3.06	$2.73	$2.39	$(0.18)
Cash dividends declared per common share	$0.60	$0.60	$0.60	$0.60	$0.60	$0.45	$0.45

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(a)
1996 includes a pretax gain of approximately $40,395,000 as a result of the sale of our coated publication paper business. In addition, approximately $15,341,000 of pretax expense arising from related tax indemnification requirements was recorded. Assets were reduced by $632,246,000 as a result of the sale. 1996 includes $9,955,000 before taxes for the write-down of paper assets.

1996 includes a gain of $2,880,000 as a result of shares issued by Boise Cascade Office Products (BCOP) for stock options and to effect various acquisitions.

(b)
1998 includes a pretax charge of $37,982,000 for a companywide cost-reduction initiative and the restructuring of some of our operations.

1998 includes a pretax gain of $45,000,000 related to an insurance settlement for our Medford, Oregon, plywood plant, which was severely damaged by fire.

1998 includes a pretax charge of $61,900,000 for the restructuring of our wood products manufacturing business and a pretax charge of $19,000,000 for the revaluation of paper-related assets.

1998 includes a net of tax charge of $8,590,000 for the adoption of AICPA Statement of Position 98-5, Reporting on the Costs of Start-Up Activities.

1998 net loss per common share includes a negative 7 cents related to the redemption of our Series F preferred stock.

(c)
1999 includes a pretax gain of $47,000,000 for the sale of 56,000 acres of timberland in central Washington.

1999 includes pretax gains of $35,500,000, $4,000,000, $2,300,000, and $400,000 for the reversal of previously recorded restructuring charges in our building products, office products, paper and paper products, and corporate and other segments.

1999 includes a pretax loss of $4,400,000 related to early retirements in our corporate and other segment.

(d)
2000 includes a pretax gain of $98,618,000 on the sale of BCOP's European operations.

(e)
The nine months ended September 30, 2001, include a $54.0 million pretax charge related to the closure of plywood and lumber operations in Idaho, a $4.9 million pretax charge for the write-off of our investment in assets in Chile, and a $10.9 million pretax charge to accrue for postretirement benefits.

(f)
In September 2000, the Emerging Issues Task Force of the Financial Accounting Standards Board issued a consensus on Issue 00-10, Accounting for Shipping and Handling Fees and Costs. This consensus, which became effective and was adopted by us in the fourth quarter, requires that amounts billed to customers for shipping be included as a revenue and that amounts paid by us for shipping be included as a cost. To comply with this consensus, reclassifications were made to increase both "Sales" and "Materials, labor, and other operating expenses" by $154,195,000, $174,876,000, $192,983,000, and $195,678,000 for the years ended December 31, 1996, 1997, 1998, and 1999, and by $148,053,000 for the nine months ended September 30, 2000.

(g)
The computation of diluted net loss per common share was antidilutive in the years 1996, 1997, and 1998, and for the nine months ended September 30, 2001; therefore, the amounts reported for basic and diluted loss per share are the same.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

	Three Months Ended September 30		Nine Months Ended September 30
	2001	2000	2001	2000
Sales	$1.9 billion	$2.0 billion	$5.7 billion	$5.9 billion
Net income (loss)	$15.0 million	$84.6 million	$(0.8) million	$155.2 million
Net income (loss) per basic share	$0.21	$1.42	$(0.18)	$2.54
Net income (loss) per diluted share	$0.20	$1.33	$(0.18)	$2.39
Net income before nonroutine items	$12.2 million	$27.4 million	$41.8 million	$98.0 million
Net income per basic share before nonroutine items	$0.16	$0.42	$0.56	$1.54
Net income per diluted share before nonroutine items	$0.16	$0.40	$0.55	$1.46
	(percentage of sales)
Materials, labor, and other operating expenses	81.2%	80.2%	80.7%	79.7%
Selling and distribution expenses	10.1%	10.0%	10.5%	10.1%
General and administrative expenses	1.8%	1.7%	1.7%	1.6%

    Nonroutine Items.  In February 2001, we announced the permanent closure of our plywood and lumber operations in Emmett, Idaho, and our sawmill in Cascade, Idaho. We completed these closures in the second quarter. Related to these closures, in first quarter 2001, we recorded a pretax charge of $54.0 million. In addition, as a result of a decision to stop development of operations in Chile, in first quarter 2001, we wrote off our investment in assets in that country with a pretax charge of $4.9 million. We recorded both of these charges in our building products segment and in "Other (income) expense, net" in the Statement of Income (Loss) for the nine months ended September 30, 2001. Additional information on these charges is in the results of operations for building products.

    In first quarter 2001, our corporate and other segment recorded a $10.9 million pretax, noncash charge to accrue for a one-time liability related to postretirement benefits for our Northwest hourly paperworkers. These workers participate in a multiemployer trust that is converting to a single employer trust. This charge was recorded in "Other (income) expense, net" in the Statement of Income (Loss).

    The net impact of the nonroutine items in 2001 decreased net income $42.6 million and basic and diluted income per share 74 cents and 73 cents, respectively, for the nine months ended September 30, 2001.

    In third quarter 2000, our office products distribution business sold its European office products operations to Guilbert S.A. of France. The sale resulted in a pretax gain of $97.8 million, which is recorded in "Other (income) expense, net" and in the office products segment for the three and nine months ended September 30, 2000. We also entered into forward contracts for the purchase of Australian dollars in anticipation of our acquisition in October 2000 of the Blue Star Business Supplies Group of US Office Products in Australia and New Zealand. These contracts resulted in foreign exchange losses in our corporate and other segment of $1.7 million for the three and nine months ended September 30, 2000. The net impact of these year 2000 nonroutine items on the

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three and nine months ended September 30, 2000, increased net income $57.2 million, or $1.00 per basic share and 93 cents per diluted share.

    Overview.  The sales decrease between the three months ended September 30, 2001, and the same period in 2000, was a result of a 9% decrease in office products sales and a 6% decrease in paper and paper products sales, offset by a 2% increase in building products sales. The sales decrease between the nine months ended September 30, 2001, and the same period in 2000, was a result of a 6% decrease in paper and paper products sales, a 5% decrease in building products sales, and a 3% decrease in office products sales. See the discussion of the results of operations by segment for additional detail.

    Materials, labor, and other operating expenses increased as a percent of sales for the three and nine months ended September 30, 2001, because of higher energy costs in paper and paper products and overall lower sales. Selling and distribution expense as a percent of sales was higher for the three and nine months ended September 30, 2001, compared with the same periods in 2000 due to decreases in sales caused by lower selling prices without a corresponding decrease in fixed selling and distribution expenses. General and administrative expenses increased as a percent of sales for the three and nine months ended September 30, 2001, compared with the same period in 2000, due to the lower sales. See the results of operations by segment for additional detail.

    Interest expense was $31.6 million and $39.3 million for the three months ended September 30, 2001 and 2000, and was $97.9 million and $113.8 million for the nine months ended September 30, 2001 and 2000. The variances were due to lower debt levels and interest rates.

    Our effective tax benefit rate for the nine months ended September 30, 2001, was 78.3%, compared with an effective tax provision rate of 40.5% for the nine months ended September 30, 2000. Before nonroutine items, our estimated annual tax provision rate in 2001 is 36.0%, down from the 42.0% annual rate estimated at the end of second quarter. The decrease was due primarily to our charitable donation of surplus property in Vancouver, Washington, for which we will receive a tax benefit. The decrease in the estimated annual tax rate resulted in an out-of-period increase in third quarter basic earnings per share of 5 cents and diluted earnings per share of 4 cents. Our effective tax provision rates were 21.6% and 40.5% for the three months ended September 30, 2001 and 2000. In 2000, our actual tax provision rate was 39.0%. Changes in our tax rates are also due to the sensitivity of the rate to changing income levels and the mix of domestic and foreign sources of income.

    For the three months ended September 30, 2001, net income before nonroutine items decreased 55% compared with net income before nonroutine items for the three months ended September 30, 2000, in large part due to lower weighted average paper prices and higher energy costs in our paper products business.

    For the nine months ended September 30, 2001, net income before nonroutine items decreased 57% compared with net income before nonroutine items for the nine months ended September 30, 2000. This decrease was the result of lower weighted average paper prices and higher energy and chemical costs in our paper products business, as well as lower wood product sales prices in our building products segment. See the discussion of the results of operations by segment for additional detail.

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OFFICE PRODUCTS DISTRIBUTION

	Three Months Ended September 30		Nine Months Ended September 30
	2001	2000	2001	2000
Sales	$848.1 million	$935.6 million	$2,679.7 million	$2,775.9 million
Segment income	$37.0 million	$136.3 million	$106.8 million	$202.6 million
Segment income before nonroutine items	$37.0 million	$38.5 million	$106.8 million	$104.8 million
	(percentage of sales)
Gross profit margin	24.1%	24.0%	24.0%	24.2%
Operating expenses	19.7%	9.4%	20.0%	16.9%
Operating expenses before nonroutine items	19.7%	19.9%	20.0%	20.5%
Operating profit	4.4%	14.6%	4.0%	7.3%
Operating profit before nonroutine items	4.4%	4.1%	4.0%	3.8%

    Acquisitions and Divestitures.  In April 2000, we completed a tender offer for the outstanding common stock of Boise Cascade Office Products Corporation (BCOP) owned by shareholders other than Boise Cascade Corporation. BCOP once again became a wholly owned subsidiary of Boise Cascade Corporation. The purchase price, including transaction costs and payments to shareholders and stock option holders, totaled $216.1 million.

    On September 28, 2000, BCOP sold its European operations to Guilbert S.A. of France for $335.3 million. After debt repayments of $17.2 million, we received $158.5 million in 2000 and a final payment, net of forward exchange contracts, of $159.6 million in early January 2001. The sale resulted in a pretax gain for the three and nine months ended September 30, 2000, of $97.8 million, which is recorded in "Other income (expense), net." Sales for the operations sold for the nine months ended September 30, 2000, totaled $241.8 million.

    BCOP also formed a joint venture with Guilbert to provide service for both companies' multinational customers. Through the joint venture, BCOP is able to serve Guilbert customers in North America, Australia, and New Zealand, and Guilbert is able to serve BCOP customers in Europe and the Middle East.

    On October 6, 2000, BCOP acquired Blue Star Business Supplies Group of US Office Products (Blue Star), a distributor of office and educational supplies in Australia and New Zealand, for $114.7 million in cash and the recording of $13.2 million in estimated acquisition liabilities. We have completed development of our business plan for this acquisition. The final amount of acquisition liabilities recorded was not materially different from that originally estimated. We have closed nine acquired distribution centers and will close nine more acquired distribution centers in the upcoming year. Approximately 220 employees have been terminated. Another 170 employees will be terminated over the next year. Charges against the acquisition liability to date totaled $4.7 million. Blue Star had sales of approximately $227.8 million for the nine months ended September 30, 2000.

    In October 2000, BCOP merged Boise Marketing Services, Inc. (BMSI), its majority-owned promotional products subsidiary, with American Identity, a division of IdentityNow. This transaction was accounted for as a business combination under APB Opinion No. 16, Business Combinations. IdentityNow, headquartered in Kansas City, Missouri, is a leading provider of programs for corporate branded merchandise, promotional products, and related items for Fortune 1000 companies.

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IdentityNow issued shares of its voting common stock in exchange for the assets of BMSI. The assets exchanged were nonmonetary and neither the common stock of BMSI nor IdentityNow is traded on a public exchange. Based on the post-merger business plan and cash flow projections, the value of the IdentityNow common stock received was equal to the value of the BMSI assets contributed. Accordingly, no gain or loss was recorded on the transaction.

    On a pro forma basis, if our 2000 acquisition and divestitures had occurred on January 1, 2000, sales for the first nine months of 2000 would have decreased by $81.6 million, while net income and diluted earnings per share would not have materially changed. The above unaudited pro forma financial information does not necessarily represent what would have occurred if the acquisitions and divestitures had taken place on the dates assumed.

    Operating Results.  Sales decreased 9% for the three months ended September 30, 2001, and decreased 3% for the nine months ended September 30, 2001, compared with the same periods in 2000. Same-location sales decreased 7% for the three months ended September 30, 2001, and were flat for the nine months ended September 30, 2001, compared with the same periods in 2000. Total sales decreased at a higher rate than same-location sales because divestitures were not totally offset by acquisitions. The decrease in same-location sales was mainly due to the slowing U.S. economy that resulted in our existing U.S. customers making fewer purchases.

    For the three months ended September 30, 2001, segment income decreased over the same period in 2000, before nonroutine items due to the declining sales discussed above. However, the sales decline was partially offset by improved gross profit margins. Our gross profit margins improved due to higher merchandise margins in the U.S. The improvements were due mainly to eliminating unprofitable accounts and exiting the low-margin computer hardware business. The improvement would have been greater, period over period, except that third quarter 2000 included the now sold European operations which had a higher gross profit margin than our other operations. Operating expenses before nonroutine items as a percent of sales decreased due to our continued efforts to reduce our cost structure and to the sale of the European operations that also had higher operating expenses as a percent of sales than our other operations. As a result of the improvement in gross profit margins and decreased operating expenses, our operating profit as a percentage of sales improved in third quarter 2001 compared to third quarter 2000 before nonroutine items.

    For the nine months ended September 30, 2001, segment income increased over the same period in 2000 before nonroutine items. The cost control efforts discussed above resulted in higher operating profit as a percent of sales for the first nine months of 2001 compared with the same period in 2000 before nonroutine items. The gross profit margin and operating expenses as a percent of sales before nonroutine items were both higher for the nine months ended September 30, 2000, compared to the same period in 2001, due to the impact of the now sold European operations.

S–19

BUILDING PRODUCTS

	Three Months Ended September 30		Nine Months Ended September 30
	2001	2000	2001	2000
Sales	$646.4 million	$631.4 million	$1,850.5 million	$1,938.0 million
Segment income (loss)	$14.2 million	$6.7 million	$(27.8) million	$50.0 million
Segment income (loss) before nonroutine items	$14.2 million	$6.7 million	$31.1 million	$50.0 million
Sales Volumes
Plywood (1,000 sq. ft. 3/8" basis)	455,682	479,320	1,396,396	1,423,547
OSB (1,000 sq. ft. 3/8" basis) (a)	90,259	98,228	280,884	302,853
Lumber (1,000 board ft.)	93,356	103,102	299,935	346,202
LVL (100 cubic ft.)	18,016	16,822	52,170	48,930
I-joists (1,000 equivalent lineal ft.)	41,924	43,765	123,805	110,153
Particleboard (1,000 sq. ft. 3/4" basis)	49,518	48,850	147,847	146,399
Building materials distribution (millions of sales dollars)	$443	$415	$1,237	$1,255
Average Net Selling Prices (b)
Plywood (1,000 sq. ft. 3/8" basis)	$242	$227	$234	$237
OSB (1,000 sq. ft. 3/8" basis)	142	144	132	189
Lumber (1,000 board ft.)	444	415	433	479
LVL (100 cubic ft.)	1,471	1,555	1,509	1,556
I-joists (1,000 equivalent lineal ft.)	900	941	898	965
Particleboard (1,000 sq. ft. 3/4" basis)	245	287	250	294

(a)
Includes 100% of the sales of Voyageur Panel, of which we own 47%.

(b)
Gross invoice price less trade discounts and freight costs.

    Nonroutine Items.  In February 2001, we announced the permanent closure of our plywood and lumber operations in Emmett, Idaho, and our sawmill in Cascade, Idaho, due to the steady decline in federal timber offered for sale. We completed these closures in the second quarter, and 373 positions were eliminated. Related to these closures, in first quarter 2001, we recorded a pretax charge of $54.0 million. Sales for our Idaho operations for the nine months ended September 30, 2001 and 2000, were $59.4 million and $86.9 million. Sales for the years ended December 31, 2000 and 1999, were $115.8 million and $138.6 million. Our operating loss for the nine months ended September 30, 2001, was $5.5 million, while our operating income for the nine months ended September 30, 2000, was $1.9 million. Operating income for the years ended December 31, 2000 and 1999, was $2.2 million and $15.4 million.

    In addition, as a result of a decision to stop development of operations in Chile, we wrote off our investment in assets in that country with a pretax charge of $4.9 million. We recorded both of these charges in our building products segment and in "Other (income) expense, net" in the Statement of Income (Loss) for the nine months ended September 30, 2001.

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    Restructuring reserve liability account activity related to these 2001 charges is as follows:

	Asset Write-Downs	Employee- Related Costs	Other Exit Costs	Total
	(thousands)
2001 expense recorded	$21,300	$15,000	$22,600	$58,900
Assets written down	(21,300)	—	—	(21,300)
Pension liability recorded	—	(9,600)	—	(9,600)
Charges against the reserve	—	(4,000)	(7,700)	(11,700)

Restructuring reserve at September 30, 2001	$—	$1,400	$14,900	$16,300

    Asset write-downs were for plant and equipment at the Idaho facilities and the write-off of our equity investment in and related receivables from a joint venture in Chile. Employee-related costs include pension curtailment costs arising from the shutdowns of the Idaho facilities and severance costs. Other exit costs include tear-down and environmental cleanup costs related to the Idaho facilities and reserves for contractual obligations with no future benefit. We estimate that these closures will require cash outlays of about $14.3 million in 2001. We spent approximately $11.7 million in the first nine months of 2001. Most of the remaining reserve balance will be spent in 2002. These restructuring reserve liabilities are included in "Accrued liabilities, other" in the balance sheet.

    Acquisitions.  On June 30, 2000, we acquired Alliance Forest Products-Joists, Inc. (AllJoist). Formerly a subsidiary of Alliance Forest Products, Inc., AllJoist operates a wood I-joist manufacturing plant in St. Jacques, New Brunswick, Canada. The purchase price was $14.6 million in cash.

    On a pro forma basis, if the AllJoist acquisition had occurred on January 1, 2000, sales for the first nine months of 2000 would have increased by $11 million, while net income and diluted earnings per share would not have materially changed. This unaudited pro forma financial information does not necessarily represent what would have occurred if the acquisition had taken place on the date assumed.

    Operating Results Before Nonroutine Items.  The 2% increase in sales for the three months ended September 30, 2001, compared with the same period in 2000, was due in part to a 7% improvement in building materials distribution sales, as well as 7% higher average lumber and plywood prices. This was partially offset by decreased unit sales volumes for plywood, OSB, lumber, and I-joists. The decline in unit sales volumes for plywood and lumber was due to the closure of our Idaho operations in June 2001. Also average LVL, I-joists, and OSB prices were 5%, 4%, and 1% lower, respectively, than those of a year ago.

    Sales for the nine months ended September 30, 2001, decreased 5% compared with the same period in 2000. The decline was due to lower sales prices for all our products. OSB prices declined 30% and lumber prices declined 10%. Building materials distribution sales declined 1% compared with the same nine months in 2000.

    The 113% increase in operating income for the three months ended September 30, 2001, compared with the same period in 2000, was due in large part to 7% higher average lumber and plywood prices. The 38% decrease in operating income before nonroutine items for the nine months ended September 30, 2001, compared with the same period in 2000, was due to the lower wood product prices. This was partially offset by favorable period to period costs with favorable wood costs more than offsetting increased conversion and distribution costs.

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PAPER AND PAPER PRODUCTS

	Three Months Ended September 30		Nine Months Ended September 30
	2001	2000	2001	2000
Sales	$486.1 million	$514.8 million	$1,468.3 million	$1,559.7 million
Segment income	$15.3 million	$53.7 million	$64.5 million	$162.5 million
Sales Volumes (thousands of short tons)
Uncoated free sheet	336	343	1,032	1,056
Containerboard	172	170	479	508
Newsprint	101	100	280	314
Other	45	33	116	114

Total	654	646	1,907	1,992

Average Net Selling Prices (a) (per short ton)
Uncoated free sheet	$736	$761	$752	$771
Containerboard	376	416	383	403
Newsprint	485	470	502	441

(a)
Gross invoice price less trade discounts and freight cost.

    Operating Results.  The decrease in sales in both periods of 2001 compared to 2000 was due to decreases in weighted average paper prices. In the third quarter 2001, weighted average paper prices decreased 5% from third quarter 2000. Year-to-date weighted average paper prices decreased 2%, while unit, year-to-date sales volume decreased 4%. During the third quarter 2001, we took about 96,000 tons of capital project-, market-, and maintenance-related curtailment, bringing the total to 191,000 tons for the year. This compares with 30,000 tons taken during third quarter 2000, bringing the total to 105,000 tons for the nine months ended September 30, 2000. Segment income decreased significantly for both periods in 2001 due to the price and volume factors discussed above and higher energy costs. Unit manufacturing costs increased about 3% in the third quarter, compared with a year ago. Year-to-date unit costs increased 7% compared with the prior year. Higher energy costs and a decline in production accounted for the increased unit costs in both comparison periods.

FINANCIAL CONDITION AND LIQUIDITY

    Operating Activities.  For the first nine months of 2001, operations provided $273.4 million in cash compared with $397.5 million for the same period in 2000. For the nine months ended September 30, 2001, net income items provided $284.9 million of cash, and unfavorable changes in working capital items used $11.5 million. For the first nine months of 2000, net income provided $333.7 million of cash, and favorable working capital items added $63.8 million. We have sold fractional ownership interests in a defined pool of trade accounts receivable. At September 30, 2000, $150 million of sold accounts receivable were excluded from "Receivables" in the balance sheets, compared with the December 31, 1999, balance of $100 million. The increase in sold accounts receivable of $50 million over the amount at December 31, 1999, provided cash for operations for the nine months ended September 30, 2000. Our current ratio was 0.89:1 at September 30, 2001, and 1.78:1 at September 30, 2000, compared with 1.55:1 at December 31, 2000. The change in the current ratio is primarily the result of $425.0 million of borrowings under our revolving credit agreement and $125.0 million of our 9.85% notes being classified from long-term debt to current portion of long-term debt.

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    Investing Activities.  Cash used for investment was $103.1 million for the first nine months of 2001 and was $308.9 million for the same period in 2000. Cash expenditures for property and equipment, timber and timberlands, and investments in equity affiliates totaled $231.2 million in 2001 and $204.6 million in 2000. In September 2000, we received $157.8 million for the sale of our European operations. In early January 2001, we received a final payment, net of forward exchange contracts, of $159.6 million for the note receivable from this sale. We used $216.1 million of cash for the purchase of the BCOP minority shares in 2000.

    In 2001 we expect to spend around $325 million in capital expenditures, excluding acquisitions. These amounts include approximately $33 million for our environmental compliance program. We have begun construction of a new facility in Washington to manufacture wood-plastic composite building products. The total cost of this facility is expected to be $75 million to $80 million, with $30 million to $35 million of the spending occurring in 2001.

    We also expect to spend $25 million to $30 million in 2001 to build and operate a veneer and plywood mill in the city of Guaiba, Rio Grande do Sul, Brazil. The mill will use plantation eucalyptus to produce veneer that will be used primarily to make laminated veneer lumber at our plant in Alexandria, Louisiana. We acquired about 35,000 acres of existing eucalyptus plantation land. The plant is slated for start-up in December 2001.

    The balance of our capital spending will be for quality and efficiency projects, replacement, and modest purchases of timber and timberlands.

    Financing Activities.  Cash used for financing was $163.3 million for the first nine months of 2001. Cash used for financing was $5.8 million for the first nine months of 2000. Dividend payments totaled $33.6 million and $33.9 million for the first nine months of 2001 and 2000. In both years, our quarterly dividend was 15 cents per common share.

    Changes in short-term borrowings represent net changes in notes payable as we manage our cash flow needs. Additions to long-term debt for the nine months ended September 30, 2001, included $14.6 million of bank debt for our Australian operations. Payments of long-term debt in this period included $125.0 million under our revolving credit agreement and repayment of $30.0 million of medium-term notes. Additions to long-term debt for the nine months ended September 30, 2000, included $175.0 million of borrowings under our revolving credit agreement. Payments of long-term debt in this period included retirement of $100.0 million of 9.9% notes.

    At September 30, 2001 and 2000, we had $1.8 billion and $1.9 billion of debt outstanding. At December 31, 2000, we had $1.9 billion of debt outstanding. Our debt-to-equity ratio was 1.02:1 and 1.10:1 at September 30, 2001 and 2000. Our debt-to-equity ratio was 1.09:1 at December 31, 2000.

    Our debt and debt-to-equity ratio include the guarantee by the company of the remaining $99.4 million of debt incurred by the trustee of our leveraged employee stock ownership plan. While that guarantee has a negative impact on our debt-to-equity ratio, it has virtually no effect on our cash coverage ratios or on other measures of our financial strength.

    At September 30, 2001, we had $51.6 million of short-term borrowings outstanding. At September 30, 2000, we had $21.6 million of short-term borrowings outstanding. The maximum amounts of combined short-term borrowings outstanding during the nine months ended September 30, 2001 and 2000, were $126.9 million and $164.5 million. The average amounts of short-term borrowings outstanding during the nine months ended September 30, 2001 and 2000, were $55.1 million and $93.3 million. The average interest rates for these borrowings were 5.0% for 2001 and 6.6% for 2000.

    We have a revolving credit agreement with 23 major banks that permits us to borrow as much as $600 million at variable interest rates based on the London Interbank Offered Rate (LIBOR). At

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September 30, 2001, the rate was 3.6% and there were $425.0 million of borrowings outstanding under this agreement. When the agreement expires in June 2002, any amount outstanding will be due and payable. We intend to negotiate a new revolving credit agreement prior to that date. The revolving credit agreement contains financial covenants relating to minimum net worth, minimum interest coverage ratios, and ceiling ratios of debt to capitalization. Under this agreement, the payment of dividends depends on the existence of and the amount of net worth in excess of the defined minimum. Our net worth at September 30, 2001, exceeded the defined minimum by $105.1 million.

    Under pension accounting rules, we are required to adjust our minimum pension liability at the end of each year. The amount of minimum pension liability is partially determined based on the return on plan assets. If negative returns in the equity markets continue and we do not make additional discretionary contributions to our plans, our minimum pension liability at December 31, 2001, may increase significantly over the amount recorded at December 31, 2000. An increase in minimum pension liability would result in a decrease in shareholders' equity in "Accumulated other comprehensive loss." If the net decrease in shareholders' equity is sufficiently large, our net worth at December 31, 2001, may not be in excess of the defined minimum in our revolving credit agreement.

    As we do each year, we are also evaluating our future pension assumptions. Decreases in both our long-term asset return assumptions and actual performance could significantly increase our future years' pension expense and cash pension contribution requirements.

    In February 2001, we entered into two interest rate swaps with notional amounts of $50 million each and effective fixed interest rates of 5.4% and 5.6% with respect to $100 million of our revolving credit agreement borrowings. The swaps expire in February 2003 and February 2004.

    Our $125.0 million, 9.85% notes mature in June 2002.

    At September 30, 2001, we had $430 million of unused borrowing capacity registered with the Securities and Exchange Commission (SEC) for additional debt securities. In addition, at September 30, 2001, we had registered with the SEC $300 million in universal shelf capacity. Under that registration statement, we may offer and sell in one or more offerings common stock, preferred stock, debt securities, warrants, and/or purchase contracts. We are making this offering under that shelf registration.

    Our cash requirements going forward will be funded through a combination of cash flows from operations, borrowings under our existing credit facilities, issuance of new debt or equity securities, and possible sale of assets.

    We believe inflation has not had a material effect on our financial condition or results of operations; however, there can be no assurance that we will not be affected by inflation in the future. Our overall sales are not subject to significant seasonal variations.

OUTLOOK

    The terrorist attacks in New York City and Washington, D.C., on September 11 delivered a shock to the U.S. economy, which was already weak. A drop in demand hurt each of our businesses. Although demand has recovered partially since mid-September and our businesses have operated well, it is very difficult to predict the pace and strength of any further recovery.

    Looking ahead, our office products business will be significantly influenced by white-collar employment trends. We expect same-location sales in the fourth quarter to be 5% to 7% lower than the year-ago fourth quarter. We will continue to control expenses aggressively, keep our cost structure in line with sales levels, and pursue internal growth initiatives. Operating margins in the fourth quarter should be better than last year's.

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    Declining market trends in building products have continued into the fourth quarter. Product prices in October for all of our wood products were below September levels and the third-quarter average. Although home mortgage rates have declined, consumer sentiment will likely dictate levels of new housing activity.

    In our paper business, energy costs have declined from earlier 2001 levels but remain high by historical standards. Demand for our paper products remains anemic, but industry inventory levels have continued to decline, reducing the possibility of an inventory overhang when business activity recovers. We expect average product prices in the fourth quarter to be lower than in the third quarter.

    For the company overall, we remain very cautious about our prospects for the fourth quarter of this year and early 2002, because our ability to predict the direction of the business is more limited than it has been in the past.

NEW ACCOUNTING STANDARDS

    In July 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. The provisions of SFAS No. 141 became effective July 1, 2001. The provisions of SFAS No. 142 will become effective on January 1, 2002. We are still evaluating the impact on our results of operations and financial position. Our preliminary assessment indicates that SFAS No. 141 will have little impact on us. Our recent acquisitions have been accounted for on the purchase method of accounting, which is continued in the new standard. SFAS No. 142 requires us to annually assess our acquired goodwill for impairment. We will complete that initial assessment under the standard in 2002. We will also stop amortization of goodwill effective January 1, 2002. We estimate that for the year 2002, this will decrease amortization expense before tax between $10 million to $11 million, which will result in a 13 cents to 15 cents increase in diluted earnings per share.

    In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement addresses financial accounting and reporting obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement will change our accounting for landfill closure costs. We currently accrue for the estimated costs of closure over the expected useful life of the landfill. These costs have not been material in any individual year. We are still assessing the impact of this statement on our results of operations and financial position. We will adopt this statement January 1, 2003.

    In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement addresses financial accounting and reporting for the impairment or disposal of long-lived assets. We do not expect this statement to have any significant impact on our results of operations and financial position when we adopt it January 1, 2002.

    On January 1, 2001, we adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. Adoption of this statement did not have a material impact on our results of operations or financial position.

TIMBER SUPPLY AND ENVIRONMENTAL ISSUES

    For information on timber supply and environmental issues, see our Annual Report on Form 10-K for the year ended December 31, 2000, Exhibit 13.1, Financial Review. Also, see our quarterly reports on Form 10-Q for the quarters ended March 31 and June 30, 2001, Part II, Item I, Legal Proceedings.

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FORWARD-LOOKING STATEMENTS

    Some of the statements we make in or incorporate by reference into this prospectus supplement or the accompanying prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those that may predict, forecast, indicate, or imply future results, performance, or achievements. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. In addition to the matters discussed in "Risk Factors" above, these risks and uncertainties include, among others:

  •
  our continued ability to execute our business strategy and achieve cost structure improvements;

  •
  changes in domestic or foreign competition;

  •
  variations in demand for our products and the relationship of that demand with industry capacity;

  •
  fluctuations in energy, chemical and other raw materials costs;

  •
  fluctuations in foreign currency exchange rates;

  •
  variations in interest rates, which affect the level of building and remodeling activity;

  •
  changes in production capacity across paper and wood product markets;

  •
  changes in the competitive landscape of the office products industry;

  •
  variations in the level of white collar employment, which affects the demand for office products;

  •
  the implementation of laws and regulations which affect timber supply and/or our expenditures for environmental compliance;

  •
  the impact of increasing environmental activism on our business;

  •
  the long-term effect of electronic media on the demand for our paper products;

  •
  the impact of adverse weather on our business;

  •
  the occurrence of natural disasters such as fire and windstorm; and

  •
  changes in general economic conditions both domestically and abroad.

    We operate in an unpredictable and competitive environment. It is not possible for management to predict all risk factors or to estimate the impact of these factors on our business. The events of September 11, 2001, and the governmental, political, and economic activities that have followed those events may have exacerbated the unpredictability of our environment. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of future results. In addition, we disclaim any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this prospectus supplement.

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ABOUT THE TRUST

    Boise Cascade Trust I is a business trust formed under Delaware law by (1) entering into a declaration of trust and (2) filing a certificate of trust with the Delaware Secretary of State on May 21, 1998. We will amend and restate the declaration substantially in the form filed as an exhibit to the registration statement. The declaration will qualify as an indenture under the Trust Indenture Act of 1939.

    We formed the trust solely for the purposes of this offering. The only assets of the trust will be the senior debentures that Boise Cascade will issue to the trust. The trust will engage only in the following activities:

  •
  issue the preferred securities offered by this prospectus;

  •
  issue all of its common securities to Boise Cascade;

  •
  invest the proceeds of the preferred securities and the common securities in the debentures; and

  •
  activities incidental to the above.

    The trust will have a stated term of 10 years but will terminate upon the redemption of the preferred securities. Boise Cascade may, however, dissolve the trust at any time.

    The common securities and preferred securities issued by the trust will represent undivided beneficial ownership interests in the trust assets. The only assets of the trust will be the senior debentures issued by Boise Cascade. The aggregate liquidation amount of the common securities owned by Boise Cascade will equal at least 3% of the total capital of the trust.

    Upon issuance of the units, each unit holder will beneficially own the related preferred securities. Those preferred securities, however, will be pledged with the collateral agent to secure the holder's obligations to purchase our common shares under the purchase contract.

    The common securities and the preferred securities will generally have equal payment rights. The trust will make payments on both on a pro rata basis. If, however, there is a continuing default under the indenture, the right of the common securities holder to receive payments will be subordinated to the rights of the preferred securities holders.

    Boise Cascade will guarantee payments on the trust securities to the extent of the funds the trust receives on the debentures issued to it. This guarantee is unsecured and will rank equally with Boise Cascade's other senior obligations. The guarantee trustee will hold the guarantee for the benefit of the preferred securities holders. BNY Western Trust Company will be the guarantee trustee under the guarantee agreement, which will be qualified as an indenture under the Trust Indenture Act.

    There will initially be four trustees of the trust. The two administrative trustees are employees, officers, or affiliates of Boise Cascade. The third trustee will be an unaffiliated financial institution. This trustee will serve as property trustee under the declaration and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act. Initially, BNY Western Trust Company, a California banking corporation, will be the property and indenture trustee. The fourth trustee will be a Delaware-domiciled financial institution, not affiliated with us, to ensure compliance with the Delaware Business Trust Act. Initially, The Bank of New York (Delaware), a Delaware banking corporation, will be the Delaware trustee.

    The property trustee will hold title to the senior debentures for the benefit of the holders of the common and preferred securities, which we refer to together as the "trust securities." As the holder of the senior debentures, the property trustee will have the power to exercise all rights, powers, and

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privileges under the indenture. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all debenture payments for the benefit of the securities holders. The property trustee will make distributions and payments on liquidation, redemption, and otherwise to the trust securities holders out of funds from this property account.

    We will have the right to appoint, remove, or replace any trustee and to increase or decrease the number of trustees. The number of trustees, however, shall be at least two, at least one of which shall be an administrative trustee. We will pay all fees and expenses related to the trust and the offering of the units.

    The rights of the preferred securities holders, including economic rights, rights to information and voting rights, are provided in the declaration of trust of Boise Cascade Trust I, the preferred securities, the Delaware Business Trust Act, and the Trust Indenture Act.

ACCOUNTING TREATMENT

    We have not included separate financial statements for the trust in this prospectus supplement. We and the trust do not believe that these statements would be material since the trust has no operating history, no independent operations, and is not engaged in any activities except those limited activities listed under "About the Trust" above.

    We will consolidate the financial statements of the trust in our financial statements. We will show the preferred securities on our consolidated balance sheet under the caption "Company-obligated mandatorily redeemable securities of subsidiary trust holding solely debentures of Parent". We will show the purchase contracts in "Additional paid-in capital." We will not recognize changes in the fair value of the purchase contracts. We will allocate the unit proceeds to the underlying purchase contracts and preferred securities based on their relative fair values at the offering date. The notes to our consolidated financial statements will disclose that the sole asset of the trust will be the senior debentures. We will report distributions on the preferred securities as a charge to minority interest in our consolidated statements of income, whether paid or accrued.

    The purchase contracts are forward transactions in our common stock. Upon settlement of a purchase contract, we will receive $50 from the holder and will issue the requisite number of shares of our common stock to the holder. We will credit the $50 we receive to shareholders' equity and will allocate it between the common stock and additional paid-in-capital accounts.

    Before we issue common stock upon settlement of the purchase contracts, we will include the units in diluted earnings per share calculations using the treasury stock method. Under this method, the number of common shares we use in calculating diluted earnings per share is increased by the excess, if any, of the number of shares issuable upon settlement of the purchase contracts over the number of shares that we could purchase in the market, at the average market price during that period, using the settlement proceeds. We anticipate there will be a dilutive effect on our earnings per share during periods when the average market price of our common stock is above $38.88 per share.

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DESCRIPTION OF THE UNITS

    Each unit will have a stated amount of $50. Each unit will initially consist of:

  •
  a contract under which you agree to purchase, and we agree to sell, for $50, Boise Cascade common shares on December 16, 2004. The number of shares you will receive will depend on the average trading price of the common shares at that time; and

  •
  beneficial ownership of a preferred security to be issued by Boise Cascade Trust I. This security has a liquidation amount of $50. Each preferred security represents an undivided beneficial ownership interest in the assets of the trust. These assets will consist solely of the senior debentures Boise Cascade will issue to the trust.

    Boise Cascade will enter into:

  •
  a purchase contract agreement with BNY Western Trust Company, as purchase contract agent. This agreement will govern the appointment of the purchase contract agent as the agent and attorney-in-fact for the unit holders, the purchase contracts, the transfer, exchange, or replacement of certificates representing the units, and other matters relating to the units; and

  •
  a pledge agreement with JPMorgan Chase Bank, as collateral agent, custodial agent, and securities intermediary. This agreement will create a pledge and security interest for Boise Cascade's benefit to secure the unit holders' obligations under the purchase contracts.

    The preferred securities will initially be pledged to secure your obligations under the purchase contract. In this summary, we refer to the purchase contracts, together with the pledged securities, as "normal units". Each normal unit holder may elect to withdraw the pledged securities underlying the normal units. To do so, the holder must substitute treasury securities that will pay $50 on or before December 16, 2004. If a normal unit holder elects to substitute treasury securities as pledged securities, the preferred securities will be released from the pledge agreement and delivered to the holder.

    We use the term "stripped units" to describe units in which the preferred securities have been released from the pledge agreement and returned to the holder. Holders of stripped units may recreate normal units by resubstituting preferred securities for the treasury securities underlying the stripped units.

    As a beneficial owner of the units, you will be deemed to have:

  •
  irrevocably agreed to be bound by the terms of the purchase contract agreement, pledge agreement, purchase contract, and declaration of trust for so long as you remain a beneficial owner of those units; and

  •
  appointed the purchase contract agent under the purchase contract agreement as your agent and attorney-in-fact to enter into and perform the purchase contract on your behalf.

    In addition, as a beneficial owner of the units, you will be deemed to have agreed to treat for U.S. federal, state, and local income and franchise tax purposes:

  •
  yourself as the owner of the preferred securities, or the treasury securities or senior debentures, as the case may be. See "Description of the Preferred Securities — Distribution of the Senior Debentures;" and

  •
  the preferred securities as indebtedness that we have issued.

    The underwriters will initially purchase all of the units sold in this offering. We will allocate the purchase price of each unit between the purchase contract and the preferred security. The

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underwriters will fund their purchase of the units by selling the units to the initial investors. Boise Cascade Trust I will use the cash from the offering allocated to the preferred securities, and the cash it receives from Boise Cascade for the common securities, to purchase the senior debentures from Boise Cascade. The preferred securities will then be pledged to the collateral agent to secure the obligations owed to Boise Cascade under the purchase contracts.

Creating Stripped Units and Recreating Normal Units

    Holders of normal units will be able to separate the pledged securities from the purchase contracts. This will enable those holders to take delivery of the pledged securities and create stripped units. Holders of stripped units will have the ability to recreate normal units from stripped units by depositing preferred securities with the collateral agent.

    Holders who elect to create stripped units or recreate normal units will be responsible for any fees or expenses payable in connection with the substitution of the applicable pledged securities. Holders will also be responsible for any commissions, fees, or other expenses incurred in acquiring the pledged securities to be substituted. We will not be responsible for any of those fees or expenses.

    Creating Stripped Units.  Each holder of normal units may create stripped units by replacing the preferred securities pledged to secure the related purchase contract with treasury securities. To do so the holder must substitute, as pledged securities, the U.S. treasury securities described below. These securities will pay $50 on or before December 16, 2004, the amount due on that date under the purchase contract. Holders of normal units may create stripped units at any time on or before the fifth business day before the initial remarketing date or any subsequent remarketing date.

    To create stripped units, a normal unit holder must substitute, as pledged securities, zero-coupon U.S. treasury securities (CUSIP No. 912803AB9) which mature on November 15, 2004. Upon creation of the stripped units, the treasury securities will be pledged with the collateral agent. This pledge secures the holder's obligation to purchase Boise Cascade common stock under the purchase contract. Upon substitution of the collateral, the pledged securities underlying the normal units will be released. Because treasury securities are issued only in multiples of $1,000 principal amount, holders of normal units may make the substitution only in multiples of 20 normal units. After the preferred securities have been remarketed or after a tax event redemption, however, the holders may make the substitution only in multiples such that both the treasury securities to be deposited and the treasury securities to be released are in multiples of $1,000.

    To create stripped units from normal units, you must:

  •
  deposit with the collateral agent the treasury securities described above;

  •
  transfer the normal units to the purchase contract agent; and

  •
  notify the purchase contract agent that you have deposited the specified treasury securities with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged securities underlying the normal units.

    Upon deposit of the preferred securities and the receipt of the purchase contract agent's instruction, the collateral agent will release to the purchase contract agent the underlying pledged securities free and clear of our security interest. The purchase contract agent will:

  •
  cancel the normal units;

  •
  transfer to you the underlying preferred securities; and

  •
  deliver to you the stripped units.

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    Any preferred securities released to you in the creation of stripped units will be held and traded separately from the resulting stripped units. Distributions on the preferred securities will continue to be paid according to their terms.

    Recreating Normal Units.  Each holder of stripped units may recreate normal units by substituting, as pledged securities, the preferred securities (before remarketing) or the applicable treasury securities then constituting a part of the normal units (after remarketing). Holders may recreate normal units at any time on or before the fifth business day before December 16, 2004, except that they may not recreate normal units during the period from four business days prior to any remarketing period until the expiration of three business days after that period.

    Upon recreation of normal units, the preferred securities or treasury securities will be pledged with the collateral agent to secure the holder's obligation under the purchase contract. The treasury securities underlying the stripped units will then be released. Because treasury securities are issued only in multiples of $1,000 principal amount, holders of stripped units may substitute securities only in multiples of 20 stripped units. After the preferred securities have been remarketed or after a tax event redemption, however, the holder may make the substitution only in multiples such that both the securities to be deposited and the treasury securities to be released are in multiples of $1,000.

    To recreate normal units from stripped units, you must:

  •
  deposit with the collateral agent preferred securities (or treasury securities after remarketing or a tax event redemption) having an aggregate liquidation amount equal to the aggregate stated amount of your stripped units;

  •
  transfer the stripped units to the purchase contract agent; and

  •
  notify the purchase contract agent that you have deposited the preferred securities (or the treasury securities after remarketing or a tax event redemption) with the collateral agent and are requesting that the purchase contract agent instruct the collateral agent to release to you the pledged securities underlying those stripped units.

    The preferred securities or treasury securities will be substituted for the treasury securities underlying your stripped units. They will be pledged with the collateral agent to secure your obligation under the purchase contract.

    Upon deposit of the substitute pledged securities and the receipt of the purchase contract agent's instruction, the collateral agent will release to the purchase contract agent the underlying pledged treasury securities free and clear of our security interest. The purchase contract agent will:

  •
  cancel the stripped units;

  •
  transfer to you the underlying treasury securities; and

  •
  deliver to you the normal units.

Quarterly Payments

    If you hold normal units, you will receive quarterly cumulative cash distributions on the preferred securities. These distributions will be made at the annual rate of 7.50% of the $50 liquidation amount through and including September 16, 2004. On December 16, 2004, you will receive a quarterly payment on the pledged treasury securities at the same annual rate. If you hold stripped units, you will not receive quarterly distributions on those units.

    If you hold preferred securities separately from the units, you will receive quarterly distributions on the preferred securities.

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    Distributions on the preferred securities, whether held separately, or as part of units, will be fixed initially at the annual rate of 7.50% of the liquidation amount of $50 per preferred security. This rate will be reset for the quarterly distributions payable on and after December 16, 2004, through maturity at December 16, 2006.

    It is possible that a reset rate meeting the requirements described in this prospectus supplement cannot be established. In that case, the distribution rate will not be reset and will continue to be the initial annual rate of 7.50% until a reset rate meeting the requirements described in this prospectus supplement can be established. This must occur before December 16, 2004. If no remarketing occurs before that date, the initial rate will continue to be the distribution rate through December 16, 2006.

    The trust's ability to make the distributions on the preferred securities depends completely upon the receipt of corresponding senior debenture payments from Boise Cascade.

    Cash payments on the normal units will accrue at a rate per year that is greater than the current dividend yield on our common shares. The settlement rate on the purchase contract, however, declines as the average trading price of our common shares increases. Therefore, although the yield on the units exceeds the current yield on our common shares, you have less opportunity for equity appreciation by investing in the units than you would if you invested directly in our common shares.

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DESCRIPTION OF THE PURCHASE CONTRACTS

    Each purchase contract underlying a unit, except in the circumstances we describe below, will obligate you to purchase, and us to sell, for $50, on December 16, 2004, a number of newly issued common shares equal to the settlement rate.

    The "settlement rate" is the number of common shares we will issue to the holder of a purchase contract when the purchase contract is settled. The settlement rate depends on the average trading price of our common stock before the stock purchase date.

    The settlement rate is subject to adjustment in the circumstances described under "Anti-Dilution Adjustments."

    The settlement rate for each purchase contract will be as follows:

  •
  If the average trading price of our common stock is equal to or greater than $38.88, the settlement rate will be 1.2860 common shares per purchase contract;

  •
  If the average trading price of our common stock is less than $38.88 but greater than $31.87, the settlement rate will be equal to $50 divided by the average trading price of our common stock per purchase contract; and

  •
  If the average trading price of our common stock is less than or equal to $31.87, the settlement rate will be 1.5689 common shares per purchase contract.

    "Average trading price" will be the average of the closing prices per common share on each of the twenty consecutive trading days ending on the third trading day immediately preceding the stock purchase date.

    To determine the average trading price, we will use the closing price of our common stock on the New York Stock Exchange. If no closing price is reported, we will use the last reported sale price of our common stock on that date. If our common stock is not listed for trading on the New York Stock Exchange, we will use the closing sales price reported in the composite transactions for the principal U.S. securities exchange on which our common stock is then listed. If our common stock is not listed on a U.S. national or regional securities exchange, then we will use the closing sales price reported by the NASDAQ stock market. If our common stock is not reported on the NASDAQ stock market, we will use the closing price for our common stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization. If that closing price is not available, we will use the market value of our common stock on that date as determined by a nationally recognized independent investment banking firm we will retain for this purpose.

    A trading day is a day on which our common stock (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of our common stock.

Settlement

    Settlement of the purchase contracts will occur on December 16, 2004, the stock purchase date, unless:

  •
  you have settled the purchase contract before the stock purchase date through the early delivery of cash to the purchase contract agent. See "Early Settlement";

  •
  we are involved in a merger before the stock purchase date in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, and you have

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    settled the purchase contract through an early settlement. See "— Early Settlement Upon Merger" below; or

  •
  an event described under "— Termination of Purchase Contracts" has occurred.

    We will settle the purchase contracts on the stock purchase date as follows:

  •
  for the stripped units or the normal units that include pledged treasury securities, the cash payments on the treasury securities will automatically be applied to satisfy your obligation to purchase common stock under the purchase contracts; and

  •
  for the normal units in which the preferred securities remain a part of the normal units because of a failed remarketing, we will exercise our rights as a secured party to dispose of the preferred securities.

    In either event, we will issue and deliver our common stock to you or your designee, when you present and surrender the certificate evidencing the units (if the units are held in certificated form). You will also need to pay any transfer or similar taxes payable in connection with the issuance of our common stock to any person other than you.

    Before we issue common shares in settlement of purchase contracts, the common stock underlying the purchase contracts will not be deemed to be outstanding for any purpose. As a holder of a purchase contract, you will have no rights with respect to our common stock, such as voting rights, rights to respond to tender offers, and rights to receive any dividends or other distributions on our common stock.

    We will not issue fractional common shares under the purchase contracts. In place of fractional shares, you will be entitled to receive an amount of cash equal to the fractional share otherwise issuable. We will calculate this amount on an aggregate basis with respect to the purchase contracts you are settling.

Remarketing

    The preferred securities held by each holder of normal units will be subject to remarketing on September 16, 2004. The proceeds of that remarketing will be used to purchase U.S. treasury securities. These securities will be pledged to secure your obligations under the purchase contracts. Cash received in the remarketing will be used to satisfy the participating holder's obligation to purchase our common stock. If senior debentures have been distributed upon a dissolution of the trust, the debentures will be subject to remarketing as described in this section.

    Except to the extent retained by non-participating holders, the preferred securities will be remarketed on the remarketing date. The remarketing agent may delay the remarketing to a later date as described below. If not delayed, the remarketing date will be the fourth business day preceding September 16, 2004, which is the last quarterly payment date before the stock purchase date.

    We will enter into a remarketing agreement with a nationally recognized investment banking firm. Under that agreement, the firm will agree, as remarketing agent, to use its commercially reasonable best efforts to sell the preferred securities included in the normal units participating in the remarketing, on September 16, 2004, at a price equal to 100.5% of the remarketing value.

    The "remarketing value" will be equal to the sum, on the remarketing date, of:

  (a)
  the value of the U.S. treasury securities that will pay, on or before the quarterly payment date falling on the stock purchase date, an amount of cash equal to the aggregate distributions scheduled to be paid on that quarterly payment date on each preferred

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    security included in a participating normal unit. For this purpose, we will assume, even if not true, that the distribution rate on the preferred securities remains at the initial rate; and

  (b)
  the value of U.S. treasury securities that will pay, on or before the stock purchase date, an amount of cash equal to $50 for each preferred security included in a participating normal unit.

    The remarketing agent will use the proceeds from a successful remarketing of the preferred securities to purchase treasury securities. At the discretion of the remarketing agent, these purchases may be made in open market transactions or at treasury auction. The remarketing agent will deliver treasury securities through the purchase contract agent to the collateral agent to secure the participating unit holders' obligations under the purchase contracts. The remarketing agent will deduct as a remarketing fee an amount not exceeding 25 basis points (.25%) of the total proceeds from that remarketing. The remarketing agent will remit the remaining portion of the proceeds, if any, to the collateral agent for the benefit of the holders of normal units participating in the remarketing.

    Alternatively, a holder of normal units may elect not to participate in the remarketing. The holder may retain the preferred securities underlying those units by delivering the treasury securities described in (a) and (b) above to the purchase contract agent on the fourth business day before September 16, 2004. The treasury securities must be of the amount and type specified by the remarketing agent.

    The purchase contract agent will give holders notice of remarketing, including the specific treasury securities (including the CUSIP numbers and/or the principal terms) that must be delivered by holders that elect not to participate in the remarketing, on the seventh business day before September 16, 2004. This notice will be given through publication in a daily newspaper in the English language of general circulation in The City of New York. We expect this publication to be The Wall Street Journal. A holder electing not to participate in the remarketing must notify the purchase contract agent in writing of that election and deliver the specified treasury securities to the purchase contract agent not later than 10:00 a.m. on the fourth business day before September 16, 2004. A holder that does not so deliver the required notice and treasury securities will be deemed to have elected to participate in the remarketing. On the stock purchase date the purchase contract agent will apply the cash payments received on the pledged treasury securities to pay the purchase price under the purchase contracts.

    If the remarketing agent cannot establish a reset rate on the remarketing date that will be sufficient to cause the then current aggregate market value of the preferred securities to be at least 100.5% of the remarketing value (assuming, even if not true, that all of the preferred securities are held as components of normal units and will be remarketed), and the remarketing agent cannot remarket the preferred securities offered for remarketing on the remarketing date at a price equal to 100.5% of the remarketing value (determined on the basis of the preferred securities being remarketed) the remarketing agent will attempt to establish a reset rate meeting those requirements on each of the two immediately following business days. If the remarketing agent cannot establish a reset rate meeting these requirements on either of those days, it will attempt to establish such a reset rate on each of the three business days immediately preceding November 1, 2004. If the remarketing agent cannot establish such a reset rate during that period, it will further attempt to establish such a reset rate on each of the three business days immediately preceding the stock purchase date.

    Any subsequent remarketing will be at a price at least 100.5% of the remarketing value (determined on the basis of the preferred securities being remarketed) on the subsequent remarketing date and the rights of holders to elect not to participate, as described above, will apply to such remarketing. The purchase contract agent will give holders notice of remarketing, including

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the specific treasury securities (including the CUSIP numbers and/or the principal terms) that must be delivered by holders that elect not to participate in any remarketing, on the seventh business day before the subsequent remarketing date.

    We will publish a notice of any failed remarketing on the second business day following the failed remarketing date and any subsequent remarketing date, as the case may be, in a daily newspaper in the English language of general circulation in The City of New York. We expect this publication to be The Wall Street Journal. If the remarketing agent fails to remarket the preferred securities underlying normal units before the stock purchase date, we will be entitled to retain the securities pledged as collateral or sell them in one or more private sales.

    A holder of normal units may elect not to participate in any subsequent remarketing, and may retain the preferred securities underlying those units, by delivering the treasury securities described above to the purchase contract agent not later than 10:00 a.m. on the fourth business day immediately preceding the subsequent remarketing date.

    Optional Remarketing.  Under the remarketing agreement, on or before the fifth business day immediately preceding September 16, 2004, holders of preferred securities not included in normal units may elect to have their preferred securities included in the remarketing by delivering those securities, along with a notice of that election, to the collateral agent. This election may not be made earlier than the payment date immediately preceding September 16, 2004. The collateral agent will hold these preferred securities in an account separate from the collateral account in which the securities pledged to secure the holders' obligations under the purchase contracts will be held. Holders of preferred securities electing to have their preferred securities remarketed will also have the right to withdraw that election on or before the fifth business day immediately preceding September 16, 2004.

    On the fourth business day immediately before September 16, 2004, the collateral agent will deliver these separated preferred securities to the remarketing agent for remarketing. The remarketing agent will use its commercially reasonable best efforts to remarket the separately held preferred securities included in the remarketing on the remarketing date at a price equal to 100.5% of the remarketing value, determined on the basis of the separately held preferred securities being remarketed. After deducting as the remarketing fee an amount not exceeding 25 basis points (.25%) of the total proceeds from that remarketing, the remarketing agent will remit to the collateral agent the remaining portion of the proceeds for payment to the participating holders.

    If, as described above, the remarketing agent cannot remarket the preferred securities on the remarketing date, the remarketing agent will promptly return the preferred securities to the collateral agent to release to the holders. Holders of preferred securities that are not components of normal units may elect to have their preferred securities remarketed on any subsequent remarketing date under the procedures described above.

Early Settlement

    Optional Early Settlement.  At any time before 10:00 a.m. on the seventh business day before December 16, 2004, a unit holder may settle the purchase contracts. To do so the holder must deliver to the purchase contract agent immediately available funds equal to $50 multiplied by the number of purchase contracts the holder wishes to settle.

    No later than the third business day after an early settlement, we will issue, and the holder will be entitled to receive, 1.2860 shares of our common stock for each unit. The holder will also receive the preferred securities or other securities underlying those units. The number of common shares you will receive upon early settlement is not affected by the market price of our common

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stock on the early settlement date. The number of shares is subject, however, to adjustment in the circumstances described under "— Anti-Dilution Adjustments."

    Early Settlement Upon Merger.  Each unit holder has the right to settle the purchase contract before the stock purchase date if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents ("cash merger").

    We will notify each unit holder within five days after we have completed a cash merger. The notice will specify a date, which shall be not less than 20 nor more than 30 days after the date of the notice, on which the optional early settlement will occur. The notice will also include, among other things, the applicable settlement rate and the amount of cash, securities, and other consideration the holder will receive upon settlement. The amount of cash, securities, and other consideration will be of the same kind and amount that you would have been entitled to receive if you had settled the purchase contract immediately before the cash merger.

    To exercise the early settlement right, you must deliver to the purchase contract agent, on or before one business day before the early settlement date, the certificate evidencing your units, if the units are held in certificated form. You must also pay the applicable purchase price in the form of a certified or cashier's check. You will receive the settlement consideration and the securities underlying the units. If you do not elect to exercise your early settlement right, your units will remain outstanding and be subject to normal settlement on the stock purchase date.

Anti-Dilution Adjustments

    We will adjust the formula for determining the settlement rate and the number of common shares to be delivered upon an early settlement if:

    (1) we pay a stock dividend on our common stock;

    (2) we issue rights or warrants that entitle all of our common stockholders to subscribe for or purchase common shares at less than the current market price (as defined below);

    (3) we subdivide, split, or combine our common stock (including an effective subdivision of our common stock through reclassification of our common stock);

    (4) we distribute to all common shareholders evidences of indebtedness of Boise Cascade, securities, cash, or other assets (excluding any dividend or distribution paid exclusively in cash);

    (5) we make distributions consisting exclusively of cash to all of our common shareholders in an aggregate amount that, when combined with

      (a) other all-cash distributions made within the preceding 12 months, and

      (b) the cash and the fair market value, as of the date of expiration of the tender or exchange offer referred to below, of the consideration paid in the tender or exchange offer by us or a subsidiary for our common stock concluded within the preceding 12 months, exceeds 15% of our aggregate market capitalization on the date fixed for the determination of stockholders entitled to receive that distribution; or

    (6) we successfully complete a tender or exchange offer made by us or any subsidiary of ours for our common stock that involves an aggregate consideration that, when combined with

      (a) any cash and the fair market value of other consideration payable in any other tender or exchange offer by us or a subsidiary of ours for our common stock concluded within the preceding 12 months and

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      (b) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months,

exceeds 15% of our aggregate market capitalization on the date of expiration of that tender or exchange offer.

    "Aggregate market capitalization" is the product of the current market price of our common stock multiplied by the number of common shares then outstanding.

    The "current market price" per share of our common stock means the average of the daily closing prices for the five consecutive trading days preceding the earlier of the day preceding the day in question or the day before the "ex date" with respect to the issuance or distribution requiring that computation. The term "ex date," when used with respect to any issuance or distribution, means the first date on which our common stock trades without the right to receive the issuance or distribution.

    Other reclassifications, consolidations, mergers, sales or transfers of assets, or other transactions, may cause our common stock to be converted into the right to receive other securities, cash or property. If this happens, each purchase contract would, without your consent, become a contract to purchase such other securities, cash, or property instead of our common stock. In such event, on the stock purchase date the settlement rate then in effect will be applied to the value of the securities, cash, or property you would have received if you had held the shares covered by the purchase contract when the applicable transaction occurred.

    If we distribute property to our common shareholders that would be deemed a taxable dividend to the shareholders for U.S. federal income tax purposes (that is, distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe to capital stock), and, under the settlement rate adjustment provisions of the purchase contract agreement, the settlement rate is increased, that increase may be deemed to be the receipt of taxable income to holders of units. See "U.S. Federal Income Tax Consequences — Adjustment to Settlement Rate".

    If we pay a dividend or other distribution on our common shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the settlement rate in effect immediately before the close of business on the record date fixed for determination of which of our stockholders will be entitled to receive that distribution will be increased by multiplying:

  •
  the settlement rate by

  •
  a fraction, the numerator of which is the current market price of our common stock plus the fair market value, determined as described below, of those shares of capital stock or similar equity interests so distributed applicable to one share of common stock and the denominator of which is the current market price of our common stock.

    The adjustment to the settlement rate under the preceding paragraph will occur on the date that is the earlier of:

  •
  the tenth trading day following the effective date of the spin-off and

  •
  the date of the securities being offered in the initial public offering of the distributed securities, if that initial public offering is effected simultaneously with the spin-off.

    For purposes of this section, "initial public offering" means the first time securities of the same class or type as the securities being distributed in the spin-off are offered to the public for cash.

    If there is a spin-off that is not effected simultaneously with an initial public offering of the securities being distributed in the spin-off, the fair market value of the securities to be distributed to

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our common shareholders means the average of the closing sale prices of those securities over the first 10 trading days following the effective date of the spin-off. Also, for purposes of such a spin-off, the current market price of our common stock means the average of the closing sale prices of our common stock over the first 10 trading days following the effective date of the spin-off.

    If, however, an initial public offering of the securities being distributed in the spin-off is to be effected simultaneously with the spin-off, the fair market value of the securities being distributed in the spin-off means the initial public offering price, while the current market price of our common stock means the closing sale price of our common stock on the trading day on which the initial public offering price of the securities being distributed in the spin-off is determined.

    In any event, we may increase the settlement rate if our board of directors deems it advisable for any reason. For example, the board may increase the settlement rate to avoid or diminish any income tax to our common shareholders resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as a dividend or distribution for income tax purposes.

    Adjustments to the settlement rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the settlement rate will be required unless the adjustment would require an increase or decrease of at least one percent in the settlement rate. If any adjustment is not required to be made because it would not change the settlement rate by at least one percent, then the adjustment will be carried forward and taken into account in any subsequent adjustment.

    We will be required, as soon as practicable following an event that requires or permits a settlement rate adjustment, to notify the unit holders of that event. We will also be required to deliver a statement describing the method by which the settlement rate adjustment was determined and setting forth the revised settlement rate.

    Each adjustment to the settlement rate will result in a corresponding adjustment to the number of shares of our common stock issuable upon early settlement of a purchase contract.

Pledged Securities and Pledge Agreement

    The securities underlying the units will be pledged to the collateral agent, for our benefit, to secure the unit holders' obligations to purchase common shares under the purchase contracts. The pledged securities will initially consist of the preferred securities. If treasury securities are exchanged for pledged securities under a successful remarketing, the treasury securities will automatically be substituted as pledged securities. If we elect to dissolve the trust and distribute the senior debentures to the unit holders in lieu of their preferred securities, the senior debentures will be directly subject to the pledge by the terms of the pledge agreement. We will have no interest in the pledged securities other than our security interest.

    The rights of unit holders to the underlying pledged securities will be subject to the pledge and our security interest created by the pledge agreement. No unit holder may withdraw the pledged securities underlying the units except by:

  •
  substituting treasury securities for the pledged securities upon creation of a stripped unit. See "Creating Stripped Units and Recreating Normal Units" above;

  •
  substituting preferred securities or treasury securities for the related pledged securities to recreate a normal unit. See "Creating Stripped Units and Recreating Normal Units" above;

  •
  delivering treasury securities when electing not to participate in a remarketing. See "Description of the Purchase Contracts—Settlement" above; or

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  •
  by early settling the purchase contracts. See "Description of the Purchase Contracts—Early Settlement" above.

Quarterly Payments on Pledged Securities

    The collateral agent, upon receipt of payments on the pledged securities, will distribute those payments to the purchase contract agent, which will, in turn, distribute that amount to the holders of normal units on the record date. As long as the units remain in book-entry only form, the record date for any payment will be one business day before the payment date.

    Holders of stripped units will not receive distributions on the preferred securities.

Termination of Purchase Contracts

    The purchase contracts, our related rights and obligations and those of the unit holders, including their obligations to purchase our common stock, will automatically terminate upon the occurrence of our bankruptcy, insolvency or reorganization.

    Upon a purchase contract termination, the collateral agent will release the securities it holds to the purchase contract agent to distribute to the holders. If a holder would otherwise have been entitled to receive less than $1,000 principal amount at maturity of any treasury security upon termination of the purchase contract, the purchase contract agent will dispose of the security for cash and pay the cash to the holder. Upon termination, however, the release and distribution may be subject to a delay. Under the federal bankruptcy code, a delay may occur as a result of an automatic stay. The delay will continue until the bankruptcy court lifts the stay.

    Distributions on the units will be payable, purchase contracts will be settled, and transfers of the units will be registrable at the office of the purchase contract agent in the Borough of Manhattan, The City of New York. In addition, if the units do not remain in book-entry form, distributions on the units may be made, at our option, by check mailed to the address of the persons shown on the unit register.

    If any quarterly payment date or the stock purchase date is not a business day, then any payment required on that date must be made on the next business day. So long as the payment is made on the next business day, no interest or penalty will accrue on account of the delay. If, however, the next business day is in the next calendar year, the payment or settlement will be made on the prior business day with the same force and effect as if made on the payment date. A "business day" means any day other than Saturday, Sunday or any other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to be closed.

    If your units are held in certificated form and you fail to surrender the certificate evidencing your units to the purchase contract agent on the stock purchase date, the common shares issuable in settlement of your purchase contracts will be registered in the purchase contract agent's name. The purchase contract agent, as your agent, will hold these shares, together with any distributions on them, until you present and surrender the certificate. Alternatively, you may provide satisfactory evidence that the certificate has been destroyed, lost, or stolen, together with any indemnity that the purchase agent and we may require.

    If the purchase contracts have terminated before the stock purchase date (and you hold your units in certificated form), the pledged securities and any related payments that would otherwise be delivered to you will be held by the contract agent for your benefit, until you present and surrender the certificate or provide the evidence and indemnity described above.

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    The purchase contract agent will not be required to invest or to pay interest on any amounts it holds before distribution.

    No service charge will be made for any registration of transfer or exchange of the units, except for any applicable tax or other governmental charge.

Modification

    The purchase contract agreement, the pledge agreement, and the purchase contracts may be amended with the consent of the holders of a majority of the units at the time outstanding. No modification may, however, without the consent of the holder of each outstanding unit affected by the modification:

  •
  change any payment date;

  •
  change the amount or type of securities required to be pledged to secure obligations under the units, impair the right of the unit holder to receive distributions on the pledged securities underlying the units or otherwise adversely affect the holder's rights in or to pledged securities;

  •
  change the place or currency of payment for any amounts payable in respect of the units, increase any amounts payable by holders in respect of the units, or decrease any other amounts receivable by holders in respect of the units;

  •
  impair the right to institute suit to enforce any purchase contract;

  •
  reduce the number of common shares purchasable under any purchase contract, increase the price to purchase common shares on settlement of any purchase contract, change the stock purchase date, or otherwise adversely affect the holder's rights under any purchase contract; or

  •
  reduce the above stated percentage of outstanding units the consent of whose holders is required to modify or amend the provisions of the purchase contract agreement, the pledge agreement, or the purchase contracts.

Consolidation, Merger, Sale, or Conveyance

    We will agree in the purchase contract agreement that we will not merge with or into or consolidate with any other entity or sell, assign, transfer, lease, or convey all or substantially all of our properties and assets to any entity, unless:

  •
  we are the continuing corporation or the successor corporation is a corporation organized under the laws of the U.S. or any of its states;

  •
  the successor entity expressly assumes our obligations under the purchase contract agreement, the pledge agreement, the purchase contracts, the remarketing agreement, and the guarantee; and

  •
  Boise Cascade or the successor corporation is not, immediately after the merger, consolidation, sale, assignment, transfer, lease, or conveyance, in default of any of its obligations under the purchase contract agreement, the pledge agreement, the purchase contracts, or the remarketing agreement.

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Title

    We, the purchase contract agent, and the collateral agent may treat the registered holder of any units as the absolute owner of those units for the purpose of making payment and settling the related purchase contracts and for all other purposes.

Governing Law

    The purchase contract agreement, the pledge agreement, and the purchase contracts will be governed by the laws of the State of New York.

Book-Entry System

    The Depository Trust Company will act as securities depositary for the units. The units will be issued only as fully-registered securities registered in the name of Cede & Co. or another nominee of the depositary. Fully-registered global security certificates, representing the total aggregate number of units, will be issued and deposited with the depositary. These certificates will bear a legend regarding restrictions on their exchanges and registration of transfer as we describe below.

    The laws of some jurisdictions require that purchasers of securities take physical delivery of securities in certificated form. Those laws may impair the ability to transfer beneficial interests in the units if a global security certificates represent the units.

    The depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act of 1934.

    The depositary holds securities that its participants deposit with it. The depositary facilitates the settlement of transactions in deposited securities through electronic, computerized book-entry changes in participants' accounts. This eliminates the need for physical movement of securities certificates. Direct participants in the depositary include securities brokers and dealers, banks, trust companies, clearing corporations, and other organizations. The depositary is owned, in part, by a number of its direct participants. The New York Stock Exchange, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc., also hold ownership interests in the depositary. Access to the depositary system is also available to indirect participants, including securities brokers and dealers, and bank and trust companies that clear transactions through or maintain a relationship with a direct participant. The rules applicable to the depositary and its participants are on file with the SEC.

    No transfer of global security certificates may be registered in the name of any person other than the depositary or its nominee. If, however, the depositary is unwilling or unable to continue as depositary or ceases to qualify as the depositary under the purchase contract agreement, then the depositary may direct that all units represented by global security certificates be registered in an alternative name.

    As long as the depositary or its nominee is the registered owner of the global security certificates, the depositary or nominee will be considered the sole owner and holder of the global security certificates and all units represented by those certificates. Except in the limited circumstances referred to above, owners of beneficial interests in global security certificates will not be entitled to have the global security certificates or the units represented by those certificates registered in their names. They will not receive or be entitled to receive physical delivery of unit certificates in exchange and will not be considered to be owners or holders of the global security certificates or any units represented by those certificates for any purpose under the units or the

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principal agreements. All payments on the units represented by the global security certificates and all deliveries of pledged securities and common shares will be made to the depositary or its nominee as holder.

    Beneficial ownership in the global security certificates will be limited to participants that hold beneficial interests through institutions that have accounts with the depositary. Ownership of beneficial interests in global security certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary or its nominee.

    Procedures for settlement of purchase contracts on the stock purchase date or upon early settlement will be governed by arrangements among the depositary, participants, and others that may hold beneficial interests through participants. These procedures will be designed to permit the settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges, and other matters relating to beneficial interests in global security certificates may be subject to various policies and procedures adopted by the depositary from time to time.

    Neither we or any of our agents, nor the purchase contract agent or any of its agents will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in global security certificates, or for maintaining, supervising, or reviewing any of the depositary's records or any participant's records relating to those beneficial ownership interests.

    We obtained the above information concerning the depositary and its book-entry system from sources that we believe to be reliable. Neither Boise Cascade nor the trust takes responsibility for the accuracy of this information.

Replacement of Unit Certificates

    If physical certificates are issued, we will replace any mutilated certificate at your expense when you surrender that certificate to the unit agent. We will also replace destroyed, lost, or stolen certificates at your expense if you deliver to us and the purchase contract agent satisfactory evidence that the certificate has been destroyed, lost, or stolen. We may also require an indemnity.

    We are not required to issue any certificates representing units on or after the stock purchase date or after the purchase contracts have terminated. In place of the delivery of a replacement certificate following the stock purchase date, the purchase contract agent, upon delivery of the evidence and indemnity described above, will deliver the common shares issuable under the purchase contracts included in the units evidenced by the certificate. If the purchase contracts have terminated before the stock purchase date, the purchase contract agent will transfer the pledged securities related to the units evidenced by the certificate.

Information Concerning the Purchase Contract Agent

    BNY Western Trust Company will initially act as purchase contract agent. The purchase contract agent will act as the agent for the holders of units. The purchase contract agreement will not obligate the purchase contract agent to exercise any discretionary authority in connection with a default under the terms of the purchase contract agreement, the pledge agreement, the purchase contracts, or the pledged securities.

    The purchase contract agreement will limit the purchase contract agent's liability. The agreement will also allow the purchase contract agent to resign or be replaced. Resignation or replacement of the purchase contract agent will be effective when a successor is appointed.

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    The purchase contract agent is one of a number of banks with which our subsidiaries and we maintain ordinary banking and trust relationships.

Information Concerning the Collateral Agent

    JPMorgan Chase Bank will initially act as collateral agent. The collateral agent will act solely as our agent. The collateral agent will not assume any obligation or agency or trust relationship for or with any of the unit holders except for the obligations owed by a pledgee of property to the property owner under the pledge agreement and applicable law.

    The pledge agreement will limit the collateral agent's liability. The pledge agreement will also allow the collateral agent to resign or be replaced. Resignation or replacement of the collateral agent will become effective when a successor is appointed.

    JPMorgan Chase Bank is one of a number of banks with which our subsidiaries and we maintain ordinary banking and trust relationships. JPMorgan Chase Bank is also an affiliate of J.P. Morgan Securities Inc., one of the underwriters.

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DESCRIPTION OF THE PREFERRED SECURITIES

    The preferred securities will be issued according to the terms of the declaration of trust of Boise Cascade Trust I. The declaration will qualify as an indenture under the Trust Indenture Act. The property trustee, BNY Western Trust Company, will act as indenture trustee for the preferred securities for purposes of compliance with the Trust Indenture Act. The terms of the preferred securities will include the terms of the declaration, including any amendments, the terms made part of the declaration by the Trust Indenture Act and the Delaware Business Trust Act, and the terms of the preferred securities.

Overview

    The preferred securities represent undivided beneficial ownership interests in the trust assets. The only assets of the trust are the senior debentures that we will issue to the trust.

    We will own all of the common securities of the trust. The common securities rank on a parity with the preferred securities. Payments upon redemption, liquidation or otherwise will be made on a proportionate basis between the common and preferred securities. If, however, there is a continuing default under the indenture, the rights of the common securities holders to receive periodic distributions and payments upon liquidation, redemption, and otherwise will be subordinated to the rights of the preferred securities holders. The declaration does not permit the trust to issue securities other than the common and the preferred securities. Likewise, the declaration does not permit the trust to incur debt.

    Under the declaration, the property trustee will own the debentures that the trust will purchase for the benefit of the trust securities holders. We will guarantee distributions on the preferred securities, as well as the payments upon redemption of the preferred securities or liquidation of the trust. This guarantee is described further under "Description of the Guarantee".

Distributions

    Distributions on the preferred securities will be fixed initially at a rate per year of 7.50% of the liquidation amount of $50 per preferred security. The distribution rate will be reset on the fourth business day immediately preceding September 16, 2004.

    Distributions on the preferred securities will be cumulative and will accrue from December 5, 2001. The property trustee will make distributions beginning on March 16, 2002. Distributions will be payable quarterly in arrears on March 16, June 16, September 16, and December 16 of each year.

    The trust must pay distributions on the preferred securities on the required dates to the extent that it has funds available for the payment of those distributions. The trust's funds available for distribution to you as a holder of the preferred securities will be limited to payments received from us on the debentures. Distributions in arrears for more than one quarter will bear interest at the rate of 7.50% per year through and including September 16, 2004, and at the reset rate thereafter, compounded quarterly.

    Distributions on the preferred securities will be payable to holders, including the collateral agent, as they appear on the books and records of the trust on the relevant record dates. As long as the preferred securities remain in book-entry only form, the record dates will be one business day before the relevant payment dates. Distributions will be paid through the property trustee, who will hold amounts received in respect of the debentures in the property account for your benefit. Subject to any applicable laws and regulations and the provisions of the declaration, each payment will be made as described under "— Book-Entry Only Issuance", below. With respect to preferred securities not in book-entry form, the administrative trustees will have the right to select relevant record dates, which will be more than one business day but less than 60 business days before the relevant payment dates.

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    We will compute distributions and interest payable for any period on the basis of a 360-day year consisting of twelve 30-day months. We will compute interest payable for any period shorter than a full month on the basis of the actual number of elapsed days in that month.

    If any scheduled payment date for distributions on the preferred securities is not a business day, then any payment required on that date must be made on the next business day. So long as the payment is made on the next business day, no interest or penalty will accrue on account of the delay. If, however, the next business day is in the next calendar year, the payment or settlement will be made on the prior business day with the same force and effect as if made on the payment date.

Distribution Rate Reset

    The remarketing agent will reset the quarterly distribution rate on the preferred securities and the interest rate on the related debentures on the fourth business day immediately preceding September 16, 2004 to the reset rate. The remarketing agent will be a nationally recognized investment banking firm.

    The reset rate will be the interest rate on the debentures, and thus the distribution rate on the preferred securities. The remarketing agent will determine a reset rate that is sufficient to cause the then current aggregate market value of the outstanding preferred securities to be equal to 100.5% of the remarketing value described under "Description of the Purchase Contracts — Remarketing." This assumes, even if not true, that all of the preferred securities are held as components of normal units and will be remarketed. If the remarketing agent cannot establish a sufficient reset rate on the remarketing date, and as a result the preferred securities cannot be sold, the distribution rate will not be reset and will continue at the initial rate. The remarketing agent, however, may later attempt to establish a reset rate meeting the sufficiency requirements. In turn, the remarketing agent may attempt to remarket the preferred securities as described under "Description of the Purchase Contracts — Remarketing."

    The reset rate will apply to all preferred securities, including those held separately from the units. The reset rate, however, will not change the aggregate quarterly distributions payable to normal unit holders through the stock purchase date.

Redemption Upon Maturity of Senior Debentures

    We will redeem the senior debentures for cash upon their maturity on December 16, 2006. The trust will apply the proceeds from this redemption to redeem the trust securities. The trust securities will have an aggregate liquidation amount equal to the aggregate principal amount of the debentures. The redemption price will be equal to $50 per trust security plus an amount equal to accrued and unpaid distributions at the date of the repayment.

Distribution of the Senior Debentures

    We will have the right at any time to dissolve the trust. In this event, and after the creditors of the trust are satisfied, we will cause the debentures to be distributed to the preferred securities holders. As of the date of any distribution of debentures upon dissolution of the trust:

  •
  the trust securities will cease to be outstanding;
  •
  the depositary or its nominee, as the record holder of the preferred securities, will receive a registered global certificate or certificates representing the debentures to be delivered upon the distribution; and
  •
  any certificates representing preferred securities not held by the depositary or its nominee will be deemed to represent debentures having an aggregate principal amount equal to the aggregate liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accumulated and unpaid distributions on, those

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    preferred securities until the certificates are presented to us or our agent for transfer or reissuance.

    If we distribute debentures, those debentures would be substituted for the preferred securities and, if held as a part of normal units, pledged to secure your obligations under the purchase contracts. The debentures would be subject to the remarketing, settlement, and other provisions of the purchase contracts as if they were preferred securities. In addition, if at that time you hold preferred securities separately from the units, you will also receive the debentures in exchange for your preferred securities.

    We cannot predict the market prices for either the preferred securities or the debentures that we may distribute if a dissolution of the trust were to occur. Accordingly, the preferred securities or the debentures that an investor may receive in a trust dissolution may trade at a discount to the price that the investor paid to purchase the preferred securities as a part of the normal units.

Tax Event Redemption

    In the event we receive advice of counsel that there is more than an insubstantial risk that an adverse tax-related consequence may occur to us or to the trust (as described immediately below), we may choose to redeem the preferred securities and the underlying senior debentures. If you hold preferred securities as part of normal units when a tax event redemption occurs, your preferred securities will be replaced with a portfolio of U.S. treasury securities.

    Tax Event.  A tax event will occur if we receive advice of counsel, which may be Bell, Boyd & Lloyd LLC or another law firm having a nationally-recognized tax practice, that there is more than an insubstantial risk that:

  •
  we will not be able to deduct all of the interest payable or original issue discount subject to accrual on the senior debentures for U.S. federal income tax purposes;
  •
  the trust is or will become subject to U.S. federal income tax; or
  •
  the trust is or will become subject to more than a de minimis amount of other taxes or governmental charges.

    A tax event may occur as a result of a change or announced change in law or regulation or a change or announced change in interpretation of law or regulation. In the event that the senior debentures are distributed to the holders of the preferred securities upon the dissolution of the trust, the senior debentures will be directly subject to a tax event redemption as described in this section.

    Redemption Amount.  If a tax event occurs, we will have the option to cause the trust to redeem all, but not less than all, of the preferred securities at a price we refer to as the "redemption amount" for each preferred security. The redemption amount for each preferred security held as part of a normal unit will be equal to the sum, on the redemption date, of:

  •
  the value of U.S. treasury securities that will pay, on or before the stock purchase date, an amount of cash equal to $50; and
  •
  the value of U.S. treasury securities that will pay, on or before each distribution date that occurs after the redemption date and no later than the stock purchase date, an amount of cash on or before each such distribution date equal to the amount payable on such distribution date.

If the tax event redemption occurs after either the stock purchase date or a successful remarketing of the preferred securities, or if you hold the preferred securities separately from the units, the redemption amount will be $50, which is the liquidation amount of the preferred security, plus accrued and unpaid distributions on the preferred securities to the redemption date.

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    Quotation Agent.  To determine the values of the U.S. treasury securities, we will retain a quotation agent to solicit the lowest total price quoted by a primary U.S. government securities dealer in New York City to the agent on the third business day before the tax event redemption date to permit settlement on the tax event redemption date. The quotation agent will be Goldman, Sachs & Co. and its successors, or, if Goldman, Sachs & Co. ceases to be a primary U.S. government securities dealer, another primary U.S. government securities dealer.

    Distribution of the Redemption Proceeds.  If the tax event redemption occurs before the stock purchase date or a successful remarketing of the preferred securities, the redemption amount for the preferred securities forming part of normal units will be distributed to the collateral agent. The collateral agent will, in turn, purchase the applicable portfolio of U.S. treasury securities on your behalf. The portfolio of U.S. treasury securities will then be substituted for the corresponding preferred securities and pledged to the collateral agent to secure your obligation to purchase shares of our common stock under the purchase contracts. The collateral agent will then remit the remainder of the redemption amount, if any, to the purchase contract agent for payment to the holders. In the event that the tax event redemption occurs after the stock purchase date or the successful remarketing of the preferred securities, or in the event you hold your preferred securities separately from the units, the trust will pay the cash proceeds of the tax redemption directly to the holders of the preferred securities.

    Notification of Tax Event Redemption.  The trust will mail to each registered holder of preferred securities to its registered address notification of any tax event redemption at least 30 days but not more than 60 days before the redemption date. Unless we default in payment of the redemption amount, on and after the redemption date distributions will no longer accrue on the preferred securities. If any senior debentures are called for redemption, neither we nor the trustee will be required to register the transfer of or exchange of the preferred securities to be redeemed.

Declaration Events of Default

    An event of default under the indenture constitutes an event of default under the trust declaration with respect to the trust securities. Under the declaration, however, the common securities holder will be deemed to have waived any default with respect to the common securities until all defaults with respect to the preferred securities have been cured, waived, or otherwise eliminated. Until any defaults with respect to the preferred securities have been cured, waived or otherwise eliminated, the property trustee will be deemed to be acting solely on behalf of the preferred securities holders. Only the preferred securities holders will have the right to direct the property trustee with respect to particular matters under the declaration and, therefore, the indenture. If the preferred securities holders waive a default, the waiver will also constitute a waiver with respect to the common securities without any further act, vote, or consent of the holders of the common securities.

    If the property trustee fails to enforce its rights under the senior debentures in respect of an event of default under the indenture, a record holder of preferred securities may request, in writing, that the property trustee enforce its rights. If a record holder of preferred securities has made a written request and the property trustee fails to enforce its rights under the senior debentures, that holder of record may, to the fullest extent permitted by law, institute a legal proceeding against us. This proceeding would seek to enforce the property trustee's rights under the senior debentures. The holder does not need to proceed against the property trustee or any other person or entity before instituting a proceeding against us. If there is a continuing event of default attributable to our failure to pay interest or principal on the senior debentures on a payment date, then you, as a holder of preferred securities, may institute a direct proceeding against us to enforce payment to you of the principal of or interest on the senior debentures having a principal amount equal to the aggregate liquidation amount of your preferred securities. In connection with the direct action, we

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shall have the right under the indenture to set off any payment made to you. The holders of preferred securities will not be able to exercise directly any other remedy available to the senior debenture holders.

    If there is an event of default under the declaration, the property trustee, as the sole holder of the senior debentures, will have the right under the indenture to declare the principal of and interest on the senior debentures to be immediately due and payable. The administrative trustees and we are each required to file annually with the property trustee a certificate as to our compliance with all conditions and covenants under the declaration.

Voting Rights

    The preferred securities holders will have no voting rights except as described here, under the Trust Indenture Act, under "Description of the Guarantee — Modification of the Guarantee; Assignment", and as otherwise required by law and the declaration.

    Subject to the requirement that the property trustee obtain a tax opinion in the circumstances provided below, a majority of the preferred securities holders, based on aggregate liquidation amount, has the right to direct the time, method and place of conducting any proceeding for any remedy available to the property trustee. A majority may also direct the exercise of any power conferred upon the property trustee under the declaration. This includes the right to direct the property trustee, as holder of the debentures, to:

    (1) exercise the remedies available under the indenture with respect to the debentures;

    (2) waive any past indenture event of default that is waivable under the indenture;

    (3) exercise any right to rescind or annul a declaration that the debenture principal shall be due and payable; or

    (4) consent to any amendment, modification, or termination of the indenture or the senior debentures where that consent is required.

Where, however, a consent or action under the indenture would require the consent or act of more than a majority, only the holders of that higher majority may direct the property trustee to give the consent or take the action.

    The property trustee shall notify all preferred securities holders of any notice of default it receives from the indenture trustee with respect to the senior debentures. The notice shall state that the indenture default also constitutes a declaration default. Except with respect to directing the time, method, and place of conducting a proceeding for a remedy, the property trustee shall not take any of the actions described in clause (1), (2) or (3) above, unless the property trustee has obtained an opinion of experienced tax counsel that, as a result of the action, the trust will not fail to be classified as a grantor trust for U.S. federal income tax purposes.

    If the indenture requires the property trustee's consent, as the holder of the debentures, with respect to any amendment, modification, or termination of the indenture or the debentures, the property trustee shall request the direction of the preferred and common securities holders with respect to that amendment, modification, or termination. The property trustee shall vote with respect to that amendment, modification, or termination as directed by a majority in liquidation amount of the preferred and common securities voting together as a single class. Where, however, the indenture requires a consent of a super-majority, the property trustee may only give that consent at the direction of the holders of at least the proportion in liquidation amount of then outstanding preferred and common securities that the relevant super-majority represents of the aggregate principal amount of the senior debentures outstanding.

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    The property trustee shall not take any action at the direction of the preferred and common securities holders unless the property trustee has obtained an opinion of experienced tax counsel that, as a result of the action, the trust will not fail to be classified as a grantor trust for U.S. federal income tax purposes.

    A waiver of an event of default under the indenture will constitute a waiver of the corresponding event of default under the declaration.

    The preferred securities holders may give their required approval or direction at a separate meeting convened for that purpose, at a meeting of all trust securities holders, or under written consent. The administrative trustees will notify each record holder of preferred securities of any meeting at which preferred securities holders are entitled to vote or of any matter upon which action by written consent of those holders is to be taken. Each notice will include a statement specifying:

  •
  the date of the meeting or the date by which the action is to be taken;

  •
  a description of any resolution proposed for adoption at the meeting and upon which the holders are entitled to vote or of the matter upon which written consent is sought; and

  •
  instructions for the delivery of proxies or consents.

    No vote or consent of the preferred securities holders will be required for the trust to cancel the preferred securities or distribute senior debentures under the declaration.

    Even though preferred securities holders are entitled to vote or consent under the circumstances described above, any preferred securities that we own at that time or that are owned by any entity directly or indirectly controlling or controlled by, or under direct or indirect common control with us, shall not be entitled to vote or consent and shall, for purposes of that vote or consent, be treated as if those preferred securities were not outstanding.

    Preferred securities holders will have no rights to appoint or remove the administrative trustees, property trustee or Delaware trustee. The trustees may be appointed, removed, or replaced solely by us as the indirect or direct holder of all of the common securities.

Modification of the Declaration

    The declaration of trust may be modified and amended if the administrative trustees approve. In some circumstances, the property trustee, the Delaware trustee, or we can also approve a modification or amendment. If, however, any proposed amendment provides for, or the administrative trustees otherwise propose to effect:

    (1) any action that would materially adversely affect the powers, preferences, or special rights of the trust securities, whether by way of amendment to the declaration or otherwise; or

    (2) the dissolution of the trust other than according to the terms of the declaration;

then the preferred securities holders voting together as a single class will be entitled to vote on that amendment or proposal. That amendment or proposal shall not be effective except with the approval of at least a majority, based on liquidation amount, of preferred security holders. If any amendment or proposal referred to in clause (1) above would materially adversely affect only the preferred securities or the common securities, then only the affected class will be entitled to vote on that amendment or proposal. That amendment or proposal shall not be effective except with the approval of a majority, based on the liquidation amount, of that class of securities. In addition, the declaration may be amended without the consent of the preferred securities holders to, among other things, cause the trust to continue to be classified as a grantor trust for U.S. federal income tax purposes.

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    In any event, however, no amendment or modification may be made to the declaration if that amendment or modification would:

  •
  cause the trust to be classified as other than a grantor trust for U.S. federal income tax purposes;

  •
  reduce or otherwise adversely affect the powers of the property trustees; or

  •
  cause the trust to be deemed an investment company required to be registered under the Investment Company Act of 1940.

Mergers, Consolidations, or Amalgamations

    The trust may not consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer, or lease its properties and assets substantially as an entirety to, any entity, except as described below.

    The trust may, with the consent of the administrative trustees and without the consent of the preferred securities holders, consolidate, amalgamate, merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, or be replaced by, a trust organized under the laws of any state provided that:

  •
  if the trust is not the surviving entity, the successor entity either (1) expressly assumes all of the obligations of the trust under the trust securities or (2) substitutes for the trust securities other securities having substantially the same terms as the trust securities. The successor securities must rank the same as the trust securities with respect to distributions and payments upon liquidation, redemption, and otherwise;

  •
  we expressly acknowledge a trustee of the successor entity possessing the same powers and duties as the property trustee as the holder of the debentures;

  •
  if the preferred securities are listed or quoted, any successor securities will be listed or quoted on any national securities exchange or national automated quotation system or with another organization on which the preferred securities are then listed or quoted;

  •
  the merger, consolidation, amalgamation, replacement, conveyance, transfer, or lease will not cause the preferred securities, including any successor securities, to be downgraded by any nationally recognized statistical rating organization;

  •
  the merger, consolidation, amalgamation, replacement, conveyance, transfer, or lease does not adversely affect the rights, preferences, and privileges of the trust securities holders, including any successor securities, in any material respect other than with respect to any dilution of the holders' interest in the new entity;

  •
  the successor entity has a purpose substantially identical to that of the trust;

  •
  before the merger, consolidation, amalgamation, replacement, conveyance, transfer, or lease, we have received an opinion of a nationally recognized independent counsel to the trust experienced in those matters that:

  (a)
  the merger, consolidation, amalgamation, replacement, conveyance, transfer, or lease does not adversely affect the rights, preferences, and privileges of the preferred securities holders, including any successor securities, in any material respect other than with respect to any dilution of the holders' interest in the new entity;

  (b)
  following the merger, consolidation, amalgamation, replacement, conveyance, transfer, or lease, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

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  (c)
  following the merger, consolidation, amalgamation, replacement, conveyance, transfer, or lease, the trust or the successor entity will continue to be classified as a grantor trust for U.S. federal income tax purposes;

  •
  Boise Cascade or any permitted successor or assignee owns, directly or indirectly, all of the common securities of the entity; and

  •
  we guarantee the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee and the common securities guarantee.

    In no event, however, shall the trust, except with the consent of all holders of the trust securities, consolidate, amalgamate, merge with or into, or be replaced by any other entity, or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if that consolidation, amalgamation, merger, or replacement would cause the trust or the successor entity to be classified as other than a grantor trust for U.S. federal income tax purposes.

Book-Entry Only Issuance

    Preferred securities held separately from normal units will be issued as fully-registered global preferred securities certificates and will represent the total aggregate number of those preferred securities. In that case, The Depository Trust Company will act as securities depositary for the preferred securities, and the preferred securities will be issued only as fully-registered securities registered in the name of Cede & Co., the depositary's nominee. Under some circumstances, the administrative trustees with our consent may decide not to use the DTC system of book-entry transfer for the preferred securities. In that case, certificates will be printed and delivered to the preferred securities holders. See "Pledged Securities and Pledge Agreement — Book-Entry System" in this prospectus supplement and "Description of the Securities We May Offer — Book-Entry System for Global Securities" in the accompanying prospectus for a general description of, and additional information concerning, the book-entry system.

    The depositary has advised us that it will take an action permitted to be taken by a preferred securities holder only if one or more participants to whose account the depositary's interests in the global certificates are credited gives direction to take that action. The depositary will take action only in respect of the portion of the liquidation amount of preferred securities as to which that participant or participants has or have given those directions. This action includes the presentation of preferred securities for exchange. If, however, there is a declaration default under the preferred securities, the depositary will exchange the global certificates for certificated securities and will distribute them to its participants.

    Voting with respect to the preferred securities is limited. In those cases, however, where a vote is required, neither the depositary nor Cede & Co. will consent or vote. Under its usual procedures, the depositary would mail an omnibus proxy to the trust as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the preferred securities are credited on the record date. The direct participants are identified in a listing attached to the omnibus proxy. We and the trust believe that the arrangements among the depositary, direct and indirect participants, and beneficial owners will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a record holder of a beneficial interest in the trust.

    Distributions on the preferred securities issued in the form of global certificates will be made to the depositary in immediately available funds. The depositary's practice is to credit direct participants' accounts on the relevant payment date according to their respective holdings shown on the depositary's records unless the depositary has reason to believe that it will not receive payments on that payment date. The participant's payments to beneficial owners will be governed

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by standing instructions and customary practices. The same is true for securities held for the account of customers in bearer form or registered in street name. Those payments will be the responsibility of the participant and not of the depositary, the trust or us, subject to any statutory or regulatory requirements to the contrary that may be in force from time to time. Distributions to the depositary are the responsibility of the trust, disbursement of the distributions to direct participants is the responsibility of the depositary, and disbursement of those payments to the beneficial owners is the responsibility of direct and indirect participants.

    Except as provided here, a beneficial owner in a global preferred security certificate will not be entitled to receive physical delivery of preferred securities. Accordingly, each beneficial owner must rely on the procedures of the depositary to exercise any rights under the preferred securities.

    The depositary may discontinue providing services as securities depositary with respect to the preferred securities at any time. To do so, the depositary must give reasonable notice to the trust. Under these circumstances, if a successor securities depositary is not obtained, preferred securities certificates are required to be printed and delivered to holders. Additionally, the administrative trustees, with our consent, may decide to discontinue use of the system of book-entry transfers through the depositary or any successor depositary. In that case, certificates for the preferred securities will be printed and delivered to holders. In each of the above circumstances, we will appoint a paying agent with respect to the preferred securities.

Registrar, Transfer Agent, and Paying Agent

    Boise Cascade and BNY Western Trust Company will act jointly as registrars, transfer agents, and paying agents for the preferred securities.

    In the case of certificated securities, distributions on the preferred securities shall be made by check mailed to the address of the holder entitled to it as that address appears on the register.

    A paying agent shall be permitted to resign upon 30 days prior written notice to the trustees. If the paying agent position becomes vacant, the administrative trustees shall appoint a successor to act as paying agent. The successor shall be a bank or trust company.

    Registration of transfers of preferred securities will be made without charge by or on behalf of the trust. Payments shall be made and any indemnity the trust or we may require shall be given in respect of any tax or other government charge that may be imposed.

Information Concerning the Property Trustee

    The property trustee, before an event of default occurs with respect to the trust securities and after the curing of any events of default that may have occurred, undertakes to perform only those duties the declaration specifies. The property trustee, after the occurrence of an event of default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to those provisions, the property trustee is under no obligation to exercise any of the powers vested in it by the declaration at the request of any holder of preferred securities. This is the case unless the holder offers a reasonably satisfactory indemnity to the trustee against the costs, expenses, and liabilities that it might incur. The preferred securities holders will not be required to offer an indemnity in the case that those holders, by exercising their voting rights, direct the property trustee to take any action it is empowered to take under the declaration following a declaration default.

    The property trustee is one of a number of banks and trust companies with which our subsidiaries and we maintain ordinary banking and trust relationships.

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Governing Law

    The laws of the State of Delaware will govern the declaration and the preferred securities.

Miscellaneous

    The administrative trustees are authorized and directed to operate the trust in a way that the trust will not be required to register as an "investment company" under the Investment Company Act of 1940, or be characterized as other than a grantor trust for U.S. federal income tax purposes. We are authorized and directed to conduct our affairs so that the debentures will be treated as our indebtedness for U.S. federal income tax purposes. In this connection, we and the administrative trustees are authorized to take any action not inconsistent with applicable law, the declaration or certificate of trust of Boise Cascade Trust I, or the certificate of incorporation of Boise Cascade, that we and the administrative trustees determine in our discretion to be necessary or desirable to achieve that end. We may not, however, take that action if it will adversely affect the interests of the preferred securities holders.

    Preferred securities holders have no preemptive or similar rights.

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DESCRIPTION OF THE GUARANTEE

    Below is a summary of information concerning the guarantee that we will execute and deliver to the guarantee trustee for the benefit of the holders of preferred securities. The guarantee will be qualified as an indenture under the Trust Indenture Act. BNY Western Trust Company will act as the guarantee trustee for the purposes of compliance with the Trust Indenture Act. The terms of the guarantee will be those terms provided in the guarantee and those made part of the guarantee by the Trust Indenture Act. The guarantee trustee will hold the guarantee for the benefit of the preferred securities holders.

Overview

    We will irrevocably and unconditionally guarantee payment of the distributions to the preferred securities holders as described below. Our guarantee will rank equally in right of payment to all of our senior debt and other senior obligations. The guarantee is unsecured and is limited to the extent of the funds the trust receives on the debentures issued to it. The guarantee does not restrict us from incurring or issuing other debt, including senior debt and debt secured by specific property.

    We will pay the guarantee payments as and when due, regardless of any defense, right of set-off, or counterclaim that the trust may have or assert. Boise Cascade will make these payments except to the extent the trust makes payments.

    The following payments or distributions with respect to preferred securities, will be subject to the guarantee, without duplication:

  •
  any accrued and unpaid distributions that are required to be paid to the extent of the funds the trust receives on the debentures issued to it and

  •
  upon a voluntary or involuntary dissolution of the trust, other than in connection with the distribution of debentures to the preferred securities holders, the lesser of:

  (a)
  the aggregate of the liquidation amount of and all accrued and unpaid distributions on the preferred securities to the date of payment, to the extent of the funds the trust receives on the debentures issued to it; and

  (b)
  the amount of trust assets remaining available for distribution to preferred securities holders in liquidation of the trust.

    We may satisfy our obligation to make a guarantee payment by directly paying the preferred securities holders or by causing the trust to pay those amounts to the holders.

    The guarantee, when taken together with our obligations under the debentures, the indenture, and the declaration, will have the effect of providing a full and unconditional guarantee on an unsecured basis by us of payments due on the preferred securities.

    We have also agreed to irrevocably and unconditionally guarantee the obligations of the trust with respect to the common securities. In the case of an indenture default, however, preferred securities holders will have priority over common securities holders with respect to distributions and payments on liquidation, redemption, or otherwise.

    As a preferred security holder, you will, by your acceptance, be deemed to have agreed to be bound by the provisions of the guarantee and the indenture.

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Modification of the Guarantee; Assignment

    The guarantee may be amended only with the prior approval of the holders of at least 66 2/3% in aggregate liquidation amount of the outstanding preferred securities. The guarantee may be amended without a vote, however, with respect to any changes that do not adversely affect the rights of preferred securities holders. The guarantee shall bind our successors, assigns, receivers, trustees, and representatives and shall inure to the benefit of the preferred securities holders then outstanding.

Termination of the Guarantee

    The guarantee will terminate:

  •
  if the trust distributes senior debentures to the preferred securities holders; or

  •
  upon full payment of the amounts payable under the declaration upon liquidation of the trust.

    The guarantee will continue to be effective, or will be reinstated, if any preferred securities holder must return payment of any sums paid under the preferred securities or the guarantee.

Events of Default

    A default under the guarantee will occur if we fail to perform any of our payment or other obligations under the guarantee. Except with respect to a default in payment, in which case no notice is required, we must have received notice of default and not have cured the default within 60 days after we received the notice.

    A majority of preferred securities holders, based on liquidation amount of the then-outstanding preferred securities, have the right to direct the time, method, and place of conducting any proceeding regarding the guarantee. A majority may also direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee. If the guarantee trustee fails to enforce the guarantee, any preferred securities holder may institute a legal proceeding directly against us to enforce the holder's rights under the guarantee. The holder does not need to first institute a legal proceeding against the trust, the guarantee trustee, or any other person or entity. We waive any right or remedy to require that any action be brought first against the trust or any other person or entity before proceeding directly against us.

Information Concerning the Guarantee Trustee

    Before a guarantee default, the guarantee trustee undertakes to perform only those duties that are specified in the guarantee. After a guarantee default, the guarantee trustee shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. According to these provisions, the guarantee trustee is under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of preferred securities, unless the holder offers indemnity reasonably satisfactory to the trustee against the costs, expenses, and liabilities that it might incur. This, however, shall not relieve the guarantee trustee, upon a guarantee default, from exercising the rights and powers vested in it by the guarantee.

    The guarantee trustee is one of a number of banks and trust companies with which we and our subsidiaries maintain ordinary banking and trust relationships.

Governing Law

    The guarantee will be governed by the laws of the State of New York.

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DESCRIPTION OF THE SENIOR DEBENTURES

    We describe below the terms of the debentures that Boise Cascade will issue to the trust. The trust will purchase these debentures with the proceeds from the issuance and sale of the preferred securities and the common securities.

    The form of the indenture was filed as an exhibit to the registration statement. The indenture will qualify as an indenture under the Trust Indenture Act. BNY Western Trust Company will act as the indenture trustee for the purposes of compliance with the Trust Indenture Act. You can find the indenture terms in the indenture itself. The Trust Indenture Act also incorporates terms into the indenture.

Overview

    The aggregate principal amount of the senior debentures will be limited to $154,700,000. This limit may be increased to $177,836,000, if the underwriters exercise in full their over-allotment option to purchase additional units. The debentures will be unsecured and will rank equally with our other senior debt. The initial principal amount of the senior debentures will be equal to the initial total liquidation amount of the preferred securities and the common securities.

    The senior debentures will not be subject to a sinking fund provision. On December 16, 2006, the entire principal amount of the debentures will mature and become due and payable, together with any accrued and unpaid interest and any other amounts payable under the indenture.

    The indenture does not protect debenture holders if we are involved in a highly leveraged transaction or other similar transaction. Accordingly, debenture holders may be adversely affected by such events.

Interest

    Each debenture will initially bear interest at the rate of 7.50% per year, payable quarterly in arrears on March 16, June 16, September 16, and December 16 of each year. Each debenture will bear interest payable to the person in whose name that debenture is registered at the close of business on the business day next preceding the interest payment date. If debentures are in certificated form, we shall have the right to select record dates, which shall be more than one business day but less than 60 business days before the interest payment date.

    The applicable interest rate on the debentures and the distribution rate on the preferred securities outstanding on and after September 16, 2004, will be reset on the fourth business day immediately preceding September 16, 2004, effective for interest accrued from September 16, 2004, to December 16, 2006. We discuss the reset rate further in "Description of the Preferred Securities — Distribution Rate Reset" above.

    We will publish a notice of the reset rate on the business day following the date the rate is reset. The publication will be in a daily newspaper in the English language of general circulation in The City of New York. We expect this publication to be The Wall Street Journal.

    We will compute interest payable for any period on the basis of a 360-day year consisting of twelve 30-day months. We will compute interest payable for any period shorter than a full month on the basis of the actual number of elapsed days in that month.

    If any date on which interest is payable is not a business day, then we must make the interest payment on the next business day. So long as we make payment on the next business day, no interest or penalty will accrue on account of the delay. If, however, the next business day is in the next calendar year, we will make the interest payment on the prior business day. This payment will have the same force and effect as if we had made it on the payment date.

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Debenture Covenants

    So long as the trust securities remain outstanding, we also will covenant:

  •
  to directly or indirectly own 100% of the common securities, provided that any permitted successor under the indenture may succeed to our ownership of the common securities; and

  •
  to use our best efforts to cause the trust:

  (a)
  to remain a business trust, except in connection with the distribution of debentures to the preferred securities holders in liquidation of the trust, the conversion, exchange or redemption of all of the trust securities, or some mergers or consolidations each as permitted by the declaration of trust;

  (b)
  to otherwise continue to be classified as a grantor trust for U.S. federal income tax purposes;

  (c)
  to cause each holder of trust securities to be treated as owning an undivided beneficial interest in the debentures; and

  (d)
  not to cause, as sponsor of the trust, or to permit, as the common securities holder, the dissolution, liquidation, or winding-up of the trust, except as provided in the declaration of trust.

    We will also covenant to use our reasonable efforts to list the debentures on a national securities exchange if they trade at a sufficient level to meet listing requirements.

Indenture Events of Default

    If there is a continuing default under the indenture, the property trustee, as the holder of the debentures, will have the right to declare to be due and payable the principal of and the interest on the debentures, and any other amounts payable under the indenture. The property trustee may also enforce its rights as a creditor with respect to the debentures.

    The indenture provides that the events of default for the debentures will be:

  •
  failure to pay interest within 30 days of the date when due;

  •
  failure to pay the principal of the debentures when due;

  •
  failure to perform for 90 days after notice any other covenant in the indenture; and

  •
  our bankruptcy, insolvency, or reorganization.

    If there is a continuing default, either the indenture trustee or the holders of 25% in principal amount of the outstanding debentures may declare the debentures due and payable. If the indenture trustee does not declare the debentures due and payable in the event of a default, then the holders of 25% in aggregate liquidation amount of the outstanding preferred securities may exercise that right. To do so, they must give written notice to us and to the indenture trustee. Upon the declaration, the principal and interest shall be due and payable immediately.

    If there is a continuing default related to our bankruptcy, insolvency, or reorganization, the principal of and interest on all the debentures will become immediately due and payable without any declaration or other act on the part of the indenture trustee or any debenture holder.

    Holders of a majority in principal amount of the debentures will be entitled to control some actions of the trustee. The indenture trustee generally will not be required to act at the request of the debenture holders, unless the holders offer the trustee security or indemnity reasonably satisfactory to it.

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    Before any debenture holder may sue us for an event of default, other than for payment on that holder's note when due, the holders of not less than 25% in principal amount of the debentures outstanding must have requested the trustee to take action and waited 60 days for the trustee to act. If the trustee sues, holders may not do so.

    The indenture trustee must mail notice of an event of default within 90 days after it occurs to each debenture holder. The trustee may withhold notice if it in good faith determines that withholding notice is in the interests of the debenture holders. In any event, the trustee must give notice if there is a default in the payment of principal of or interest on any debenture. We also are required to notify the trustee of a default within 30 days after the event occurs. We are also required to annually certify to the trustee that we have fulfilled our obligations under the indenture during the preceding year.

    The holders of a majority in principal amount of the debentures may waive past defaults. These holders may not, however, waive:

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  a default in the payment of the principal of or interest on any of the debentures; or

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  a default that cannot be waived without the consent of each holder affected.

Consolidation, Merger, Sale of Assets and Other Transactions

    Neither we nor our subsidiaries will consolidate, amalgamate, or merge with, or convey, transfer, or lease all or substantially all its assets to any person, unless:

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  we are the surviving corporation or the successor is organized under the laws of the U.S. or any state, and the successor expressly assumes our obligations under the debentures, the indenture, and the guarantee;

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  immediately after the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, has occurred and is continuing under the indenture;

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  the declaration of trust and the guarantee permit the transaction; and

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  other conditions described in the indenture are met.

Satisfaction and Discharge

    If all the outstanding debentures have become due and payable or will become due and payable within one year, we may satisfy and discharge the indenture. To do so we must deposit funds with the indenture trustee in an amount sufficient to pay and discharge the entire indebtedness on the debentures, along with interest to the date of maturity.

Book-Entry Only Issuance

    We will issue the debentures in fully registered form. Until any dissolution of Boise Cascade Trust I, the debentures will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities. If distributed to preferred securities holders in connection with the involuntary or voluntary dissolution of the trust, the debentures will be issued in the form of one or more global certificates (each, a global security) registered in the name of the depositary or its nominee. Except in limited circumstances, debentures represented by the global security will not be exchangeable for, and will not otherwise be issuable as, debentures in certificated form. The global securities described above may not be transferred except by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or to a successor depositary or its nominee. See "Pledged Securities and Pledge

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Agreement — Book-Entry System" in this prospectus supplement and "Description of the Securities We May Offer — Book-Entry System for Global Securities" in the accompanying prospectus for a general description of, and additional information concerning, the book-entry system.

    If debentures are distributed to preferred securities holders in liquidation of those holders' interests in the trust, The Depository Trust Company will act as securities depositary for the debentures. As of the date of this prospectus supplement, the description of the depositary's book-entry system and the depositary's practices as they relate to purchases, transfers, notices and payments with respect to the preferred securities apply in all material respects to any debt obligations represented by one or more global securities held by the depositary. We may appoint a successor to the depositary or any successor depositary if the depositary or a successor depositary is unable or unwilling to continue as a depositary for the global securities.

Payment and Paying Agents

    Payments of debenture principal and interest will be made at the office of the indenture trustee in the City of New York or at the office of the paying agent. At our option, interest payments may be made, except in the case of a global certificate representing debentures, by:

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  wire transfer to an account maintained by the person entitled to the payment as specified in the securities register; or

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  check mailed to the address of the person entitled to the payment as the address shall appear in the securities register.

    Payment of any interest on any debenture will be made to the person in whose name the debenture is registered at the close of business on the record date for the interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; provided, however, we will at all times be required to maintain a paying agent in each place of payment for the debentures.

    Any money deposited with the indenture trustee or any paying agent, or then held by us in trust, for the payment of the principal of or interest on any debentures and remaining unclaimed for two years after the principal or interest has become due and payable will, at our request, be repaid to us and the holder of the debentures shall thereafter look, as a general unsecured creditor, only to us for payment.

Information Concerning the Indenture Trustee

    The indenture trustee is one of a number of banks and trust companies with which we and our subsidiaries maintain ordinary banking and trust relationships.

Governing Law

    The indenture and the senior debentures will be governed by the laws of the State of New York.

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DESCRIPTION OF COMMON STOCK

    The following is a summary of our common stock. When evaluating our common stock you should also refer to our Restated Certificate of Incorporation and our by-laws. The Restated Certificate of Incorporation and the by-laws are incorporated by reference in the registration statement.

    Our authorized capital stock consists of 200,000,000 common shares and 10,000,000 preferred shares.

    As of November 29, 2001, there were 58,051,699 common shares issued and outstanding, and 13,095,030 shares reserved for issuance under Boise Cascade's stock option and compensation plans and under outstanding convertible securities.

    Our common shareholders have one vote for each share held. Subject to the rights of another class or series of shares that rank ahead of the common shares:

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  common shareholders receive dividends when declared and paid by our board of directors; and

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  if we are liquidated, our common shareholders are entitled to the remaining property of Boise Cascade, after all prior claims are satisfied.

    Our common shareholders are not entitled to preemptive rights to acquire other securities. Shares of the common stock are not subject to redemption. All outstanding shares of our common stock are, and all shares to be issued and outstanding upon settlement of the purchase contracts will be, fully paid and nonassessable.

    The outstanding common shares are listed on the New York Stock Exchange. We maintain our own stock transfer records and act as a transfer agent for the common stock. Wells Fargo Minnesota, N.A. also serves as transfer agent. Wells Fargo and U.S. Bank National Association serve as registrars of the common stock.

Shareholder Rights Plan

    We have had a shareholder rights plan since January 1986. The current plan took effect in December 1998. At that time, the rights under the previous plan expired and we distributed to our common stockholders one new right for each common share held. Rights will be issued with each share of common stock issued before the rights expire or become exercisable. The rights are non-voting and they expire in December 2008. We may redeem the rights for one cent per right at any time before they become exercisable.

    The rights become exercisable ten days after a person or group acquires 15% of our outstanding voting securities or ten business days after a person or group commences or announces an intention to commence a tender or exchange offer that could result in the acquisition of 15% of the outstanding voting securities. If the rights become exercisable, each full right entitles the holder to purchase one share of common stock at a purchase price of $175 per share, subject to adjustment. In addition, upon the occurrence of events involving a potential change in control that the Board of Directors has not approved, the rights may "flip in" and entitle holders to buy common stock, or "flip over" and entitle holders to buy common stock in an acquiring entity, at one-half the market value.

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Provisions with Possible Anti-Takeover Effects

    Various provisions of our Restated Certificate of Incorporation, by-laws, and shareholder rights plan and the Delaware General Corporation Law may hinder or delay any transaction involving us that might result in a change of control.

    Shareholder Rights Plan.  As discussed above, we have adopted a shareholder rights plan which provides stockholders with the right to purchase common shares or securities of an acquiring company at half the market price under circumstances involving a potential change in control that our Board of Directors has not approved.

    Delaware General Corporation Law Section 203.  The Delaware General Corporation Law provides, among other things, that any beneficial owner of 15% or more of our voting stock is prohibited, without the prior approval of the Board of Directors, from entering into any business combination with us for three years from the date that 15% ownership interest is acquired unless the combination otherwise satisfies Section 203 of the Delaware General Corporation Law.

    Fair Price Provisions.  The "fair price provisions" of the Restated Certificate of Incorporation require that proposed business combinations between us and an "interested party" (a beneficial owner of 10% or more of our voting power) must be approved by holders of a majority of the voting power of Boise Cascade held by stockholders other than the interested party, unless fair price and procedural requirements are met or unless the directors of Boise Cascade who are not affiliated with the interested party approve the business combination. An affirmative vote of 80% of the shares entitled to vote is required to amend the fair price provisions of the Restated Certificate of Incorporation, unless the amendment is unanimously recommended by the Board of Directors, and none of the directors are affiliated with the interested party.

    Directors; Classified Board.  The Restated Certificate of Incorporation also classifies the Board of Directors into three classes. Vacancies on the Board of Directors may only be filled by a majority vote of the remaining directors, and directors chosen in this manner hold office until the end of the full term of the class in which the vacancy occurred. A director may be removed from office only with cause and only by an affirmative vote of at least 80% of the shares entitled to vote. These provisions may only be amended by the affirmative vote of at least 80% of the shares entitled to vote.

    Future Issuances of Preferred Stock.  Boise Cascade is not required to seek stockholder approval before designating any future series of preferred stock. The Board of Directors could issue preferred stock in one or more transactions with terms that might make the acquisition of a controlling interest in Boise Cascade more difficult or costly.

    Shareholder Meetings.  The Restated Certificate of Incorporation and the by-laws also contain provisions to reduce surprise and disruptive tactics at shareholder meetings. The Restated Certificate of Incorporation provides that no action may be taken by shareholders except at an annual meeting or special meeting, and the by-laws do not permit shareholders to directly call a special meeting of shareholders. A shareholder must give us written notice of their intent to nominate a director for election at an annual meeting at least 30 days but not more than 60 days before the meeting, unless less than 35 days' notice of the date of the meeting is given to shareholders.

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U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following is a discussion of the material U.S. federal income tax consequences of the purchase, ownership and disposition of units, preferred securities and shares of our common stock acquired under a purchase contract to U.S. holders who purchase units in the initial offering at their original offering price and hold the units, preferred securities and shares of our common stock as capital assets. Bell, Boyd & Lloyd LLC, our special tax counsel, has advised us that, assuming the transactions described in this prospectus are consummated and performed in the manner described in this prospectus, this discussion, except to the extent of statements as to our expectations or determinations, is its opinion.

    For purposes of this discussion, "U.S. holder" means a beneficial owner of a unit, preferred security or share of our common stock that is (1) an individual citizen or resident of the U.S., (2) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the U.S. or any state or the District of Columbia or (3) a partnership, estate or trust treated, for U.S. federal income tax purposes, as a domestic partnership, estate or trust. This discussion is based upon the Internal Revenue Code of 1986 (the "Code"), treasury regulations (including proposed treasury regulations) issued thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change, possibly with retroactive effect.

    This discussion does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their particular circumstances, such as U.S. holders who are subject to special tax treatment (for example, (1) banks, regulated investment companies, insurance companies, dealers in securities or currencies or tax-exempt organizations, (2) persons holding units, preferred securities or shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment or (3) persons whose functional currency is not the U.S. dollar), some of which may be subject to special rules, nor does it address alternative minimum taxes or state, local or foreign taxes. IF YOU ARE NOT A U.S. PERSON (WITHIN THE MEANING OF SECTION 7701(a)(30) OF THE CODE), YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN UNITS, INCLUDING THE POTENTIAL APPLICATION OF U.S. WITHHOLDING TAXES.

    No statutory, administrative or judicial authority directly addresses the treatment of units or instruments similar to units for U.S. federal income tax purposes. As a result, no assurance can be given that the IRS will agree with the tax consequences described in this supplement. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF UNITS, PREFERRED SECURITIES AND SHARES OF OUR COMMON STOCK ACQUIRED UNDER A PURCHASE CONTRACT, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Units

    Ownership of Preferred Securities or Treasury Securities.  You will be treated as owning the preferred securities or treasury securities constituting a part of the units. By acquiring units, you agree to treat yourself as the owner, for U.S. tax purposes, of the preferred securities or treasury securities constituting a part of the units. The remainder of this summary assumes that you will be treated as the owner of the preferred securities or treasury securities constituting a part of the units for U.S. federal income tax purposes.

    Allocation of Purchase Price.  Your acquisition of a unit will be treated as an acquisition of the preferred security and the purchase contract constituting the unit. The purchase price of each unit will be allocated between the preferred security and the purchase contract constituting that unit in proportion to their respective fair market values at the time of purchase. That allocation will

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establish your initial tax basis in the preferred security and the purchase contract. We expect to report the fair market value of each preferred security as $50 and the fair market value of each purchase contract as $0. This position will be binding on you (but not on the IRS) unless you explicitly disclose a contrary position on a statement attached to your timely filed U.S. federal income tax return for the taxable year in which you acquire a unit. Thus, absent that disclosure, you should allocate the purchase price for a unit according to the foregoing. The remainder of this discussion assumes that this allocation of the purchase price of a unit will be respected for U.S. federal income tax purposes.

    Sale, Exchange or Other Disposition of Units.  If you sell, exchange or otherwise dispose of a unit, you will be treated as having sold, exchanged or disposed of the purchase contract and the preferred security or treasury securities, as the case may be, that constitute the unit. Generally, you will recognize gain or loss equal to the difference between the portion of the proceeds you receive which are allocable to the purchase contract and the preferred security or treasury securities, as the case may be, and your respective adjusted tax bases in the purchase contract and the preferred security or treasury securities (except to the extent you are treated as having received an amount with respect to accrued interest on the treasury securities, which will be treated as ordinary interest income to the extent not previously included in income).

    In the case of the purchase contract and the treasury securities, the gain or loss generally will be capital gain or loss. In the case of treasury securities with a term of one year or less, however, the gain will be ordinary income to the extent any acquisition discount has accrued but not been included in income. Capital gains of individuals derived in respect of capital assets held for more than one year generally are taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

    If you sell, exchange or dispose of a unit when the purchase contract has a negative value, you may be considered to have received additional consideration for the preferred security or treasury securities constituting a part of the unit in an amount equal to the negative value, and to have paid the amount to be released from its obligation under the purchase contract. You should consult your own tax advisor regarding the tax consequences to you of a disposition of a unit at a time when the purchase contract has a negative value.

    The rules governing the determination of the character of gain or loss on the sale, exchange or other disposition of the preferred securities are summarized below under "— Preferred Securities — Sale, Exchange or Other Disposition of Preferred Securities".

Preferred Securities

    Classification of the Trust.  The trust will be classified for U.S. federal income tax purposes as a grantor trust and will not be subject to tax as an association (or publicly traded partnership) taxable as a corporation. Accordingly, for U.S. federal income tax purposes, you will be treated as purchasing and owning an undivided beneficial ownership interest in the debentures and will be required to take into account your pro rata share of all items of income, gain, loss or deduction of the trust, including original issue discount with respect to the debentures, as described below.

    Interest Income and Original Issue Discount.  Because of the manner in which the interest rate on the debentures is reset, the debentures will be classified as contingent payment debt instruments subject to the "noncontingent bond method" for accruing original issue discount, included in the applicable treasury regulations. As discussed more fully below, the effects of that method will be (1) to require you, regardless of your usual method of tax accounting, to use an accrual method with respect to the debentures, (2) for all accrual periods through September 16, 2004, and possibly for accrual periods thereafter, to require you to accrue interest income in excess of interest payments actually received, and (3) generally to result in ordinary rather than capital

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treatment of any gain or loss on the sale, exchange or other disposition of the preferred securities. See "— Sale, Exchange or Other Disposition of Preferred Securities".

    You will accrue original issue discount based on the "comparable yield" of the debentures. The comparable yield of the debentures will generally be the rate at which we would issue a fixed rate debt instrument with terms and conditions similar to the debentures. We are required to provide the comparable yield and a projected payment schedule, based on the comparable yield, to holders of the debentures. We have determined that the comparable yield is 8.25% and the projected payments for the debentures, per $50 of principal amount, are $1.05 on March 16, 2002, $0.94 for each subsequent quarter ending on or before September 16, 2004, and $1.17 for each quarter ending after September 16, 2004. We have also determined that the projected payment for the debentures, per $50 of principal amount, at the maturity date is $51.17 (which includes the stated principal amount of the debentures as well as the final projected interest payment).

    The amount of original issue discount included in income on a debenture for each accrual period is determined by multiplying the comparable yield of the debenture (adjusted for the length of the accrual period) by the debenture's adjusted issue price at the beginning of the accrual period. Based on the allocation of the purchase price of each unit described above, the adjusted issue price of each debenture, per $50 of principal amount, at the beginning of the first accrual period will be $50, and the adjusted issue price of each debenture at the beginning of each subsequent accrual period will be equal to $50, increased by any original issue discount previously accrued by you on that debenture and decreased by payments received on the debenture. The amount of original issue discount so determined will then be allocated on a ratable basis to each day in the accrual period that you hold the debenture.

    If after the date on which the interest rate on the senior debentures is reset, the remaining amounts of principal and interest payable on the debentures differ from the payments shown on the foregoing projected payment schedule, negative or positive adjustments reflecting that difference should be taken into account by you as adjustments to interest income in a reasonable manner over the period to which they relate. We expect to account for any difference with respect to a period as an adjustment for that period.

    We expect to use the foregoing comparable yield and projected payment schedule for purposes of determining our own taxable income and for any required information reporting.

    You are generally bound by the comparable yield and projected payment schedule provided by us unless either is unreasonable. If you do not use this comparable yield and projected payment schedule to determine interest accruals, you must apply the foregoing rules using your own comparable yield and projected payment schedule. If you use your own comparable yield and projected payment schedule, you must explicitly disclose this fact and the reason why you used your own comparable yield and projected payment schedule. In general, this disclosure must be made on a statement attached to your timely filed U.S. federal income tax return for the taxable year that includes the date of your acquisition of the units.

    The foregoing comparable yield and projected payment schedule is supplied by us solely for computing income under the noncontingent bond method for U.S. federal income tax purposes, and does not constitute a projection or representation as to the amounts that holders of preferred securities or units will actually receive.

    Because income with respect to the debentures will constitute interest for U.S. federal income tax purposes, corporate holders of units (or preferred securities) will not be entitled to a dividends-received deduction in respect of that income.

    Adjustment to Tax Basis in Preferred Securities.  Your tax basis in your preferred securities will be increased by the amount of any gross income recognized by you with respect to the preferred

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securities, including original issue discount with respect to the debentures, and decreased by payments you receive with respect to the preferred securities.

    Sale, Exchange or Other Disposition of Preferred Securities.  If you sell, exchange or dispose of a preferred security (including through the remarketing of the security), you will recognize gain or loss in an amount equal to the difference between the amount you realize and your adjusted tax basis in the preferred security. Gain recognized on the sale, exchange or other disposition of a preferred security before the remarketing date will be treated as ordinary interest income. Loss realized on the sale, exchange or other disposition of a preferred security before the remarketing date will be treated as ordinary loss to the extent of your prior net income inclusions on the preferred security. Any loss in excess of that amount will be treated as capital loss. Gain recognized on the sale, exchange or other disposition of a preferred security on or after the remarketing date will be ordinary interest income to the extent attributable to the excess, if any, of the total remaining principal and interest payments due on the debenture underlying the preferred security over the total remaining payments shown on the projected payment schedule for that debenture. Any gain recognized in excess of that amount and any loss recognized on a sale, exchange or disposition generally will be treated as capital gain or loss. Capital gain of individuals derived in respect of capital assets held for more than one year generally is taxed at a maximum rate of 20%. The deductibility of capital losses is subject to limitations.

    Distribution of Debentures to Preferred Securities Holders. A distribution by the trust of the debentures, as described under the caption "Description of the Preferred Securities — Liquidation Distribution Upon Dissolution", will be non-taxable to you. In that event, you will have an aggregate adjusted tax basis in the debentures received in the liquidation equal to the aggregate adjusted tax basis in your preferred securities surrendered therefor, and the holding period of those debentures will include the period during which you held the preferred securities. You will continue to include original issue discount in respect of the debentures received from the trust in the manner described under "— Interest Income and Original Issue Discount" and you will recognize gain or loss on the sale, exchange or other disposition of those debentures in the same manner as if you had sold, exchanged or disposed of the preferred securities. See "— Sale, Exchange or Other Disposition of Preferred Securities".

Purchase Contracts

    Acquisition of Our Common Stock Under a Purchase Contract.  Generally you will not recognize gain or loss on the purchase of our common stock under a purchase contract, except with respect to any cash paid in lieu of a fractional share of our common stock. Your aggregate initial tax basis in the common stock received under a purchase contract generally should equal (1) the purchase price paid for the common stock, plus (2) your adjusted tax basis in the purchase contract, less (3) the portion of the purchase price and tax basis allocable to the fractional share. For tax purposes, the holding period for common stock received under a purchase contract will commence on the day after the common stock is acquired.

    Early Settlement of a Purchase Contract.  You will not recognize gain or loss on the receipt of your proportionate share of preferred securities or treasury securities upon early settlement of a purchase contract and will have the same adjusted tax basis in the preferred securities or treasury securities as before the early settlement.

    Termination of a Purchase Contract.  If a purchase contract terminates, you will recognize a loss equal to your adjusted tax basis (if any) in the purchase contract at the time of the termination. Any loss will be capital. The deductibility of capital losses is subject to limitations. You will not recognize gain or loss on the receipt of its proportionate share of preferred securities or treasury

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securities upon termination of the purchase contract and you will have the same adjusted tax basis in the preferred securities or treasury securities as before the termination.

    Adjustment to Settlement Rate.  You might be treated as receiving a constructive distribution from us if (1) the settlement rate is adjusted and as a result of the adjustment your proportionate interest in our assets or earnings and profits is increased and (2) the adjustment is not made using a bona fide, reasonable anti-dilution formula. An adjustment in the settlement rate would not be considered made under such a formula if the adjustment were made to compensate you for taxable distributions with respect to the common stock. Thus, under some circumstances, an increase in the settlement rate might give rise to a taxable dividend to you even though you would not receive any cash related thereto.

    Assignment of Purchase Contracts.  If we engage in a spin-off, split-off, split-up or other transaction involving the distribution or transfer of a significant portion of our assets and liabilities to holders of any class of our common stock, our obligations under the purchase contracts may be assigned to an affiliate of our company. Unless the transaction in which the assignment occurs qualifies as a tax-free distribution described in section 355 of the Code, holders of purchase contracts would be treated as having exchanged their purchase contracts for new purchase contracts in a taxable transaction. In that event, you would recognize capital gain or loss in an amount equal to the difference, if any, between the fair market value of the new purchase contract and your adjusted tax basis in the old purchase contract.

Ownership of Common Stock Acquired Under the Purchase Contract

    Any dividend on our common stock paid by us out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) will be includible in your income if you own common stock. Any dividend will be eligible for the dividends-received deduction if received by an otherwise qualifying corporate U.S. holder that meets the holding period and other requirements for the dividends-received deduction.

    Upon a disposition of our common stock, you will recognize capital gain or loss in an amount equal to the difference between the amount realized and your adjusted tax basis in the common stock. Capital gains of individuals derived in respect of capital assets held for more than one year generally are taxed at a maximum rate of 20%, but this rate is reduced to 18% for capital assets held for more than five years whose holding periods commence after December 31, 2000. The deductibility of capital losses is subject to limitations.

Substitution of Treasury Securities to Create Stripped Units

    If you hold normal units and deliver treasury securities to the collateral agent in substitution for preferred securities or other pledged securities, generally you will not recognize gain or loss upon the delivery of the treasury securities or the release of the preferred securities or other pledged securities to you. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by you with respect to those treasury securities and preferred securities or other pledged securities. Your adjusted tax bases in the treasury securities, the preferred securities or other pledged securities and the purchase contract will not be affected by the delivery and release. You should consult your own tax advisor concerning the tax consequences to you of purchasing, owning and disposing of the treasury securities so delivered to the collateral agent.

Substitution of Securities to Recreate Normal Units

    If you hold stripped units and deliver preferred securities or treasury securities to the collateral agent in substitution for pledged treasury securities, generally you will not recognize gain or loss

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upon the delivery of the preferred securities or treasury securities or the release of the pledged treasury securities to you. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, by you with respect to the pledged treasury securities and the preferred securities or treasury securities. Your tax bases in the treasury securities, the preferred securities, the pledged treasury securities, and the purchase contract will not be affected by the delivery and release. You should consult your own advisor concerning the tax consequences to you of purchasing, owning and disposing of the treasury securities so released.

Treasury Securities Purchased on Remarketing

    Your initial basis in the treasury securities purchased by the collateral agent in connection with a remarketing will be equal to the amount paid for the treasury securities.

    If you are on the cash method of accounting, you will generally not include income on these treasury securities until payment is received on them. If you are on the accrual method of accounting, you will be required to include acquisition discount in income over the remaining term of the treasury securities and will increase your basis in the treasury securities by the amount of acquisition discount included in income. The amount you receive upon maturity of these treasury securities will be treated as interest income to the extent it exceeds your adjusted basis in the treasury securities.

Backup Withholding Tax and Information Reporting

    Unless you are an exempt recipient, such as a corporation, payments under units, preferred securities, treasury securities or common stock, the proceeds received with respect to a fractional share of common stock upon the settlement of a purchase contract, and the proceeds received from sale of units, preferred securities, treasury securities or common stock may be subject to information reporting and may also be subject to U.S. federal backup withholding tax if you fail to supply an accurate taxpayer identification number or otherwise fail to comply with applicable U.S. information reporting or certification requirements. The backup withholding percentage is currently 30.5% and will decrease to 30% in 2002 and 2003, 29% in 2004 and 2005, and 28% thereafter until 2011, when the percentage will revert to 31% unless amended by Congress. Any amounts so withheld will be allowed as a credit against your U.S. federal income tax liability.

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ERISA CONSIDERATIONS

    Before you invest in the units, you should consider the fiduciary standards of the Employee Retirement Income Security Act of 1974, as amended (ERISA). A fiduciary of a qualified pension, profit-sharing or other employee benefit plan, as defined in Section 3(3) of ERISA (ERISA Plan), and other plans not subject to ERISA Title I, should consider the fiduciary standards of ERISA, the ERISA Plans' statements of investment policy and/or state trust law before authorizing an investment of plan assets to purchase a unit. Among other factors, the fiduciary should consider whether the investment (a) satisfies the prudent investment requirements of Section 404(a)(1)(B) of ERISA, (b) satisfies the diversification requirements of Section 404(a)(1)(C) of ERISA, (c) is in accordance with the documents and instruments governing the plan as required by Section 404(a)(1)(D) of ERISA, (d) provides adequate liquidity relative to the anticipated cash flow of the plan, and (e) would constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, as described below, and, if so, whether there is an applicable exemption from the prohibited transaction rules under Section 408 of ERISA and Section 4975 of the Code. For non-ERISA Plans, many states have similar standards under statutory law or case law. If applicable, the fiduciary should also consider the potential effect on investment returns of the taxation of unrelated business taxable income.

    Section 406 of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the Code), prohibit ERISA Plans, as well as individual retirement accounts, self-employment retirement plans and other pension and profit-sharing plans subject to Section 4975 of the Code (together with ERISA Plans, referred to in this prospectus supplement as the Plans) from engaging in some transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code with respect to such plans. Therefore, persons making investment decisions should consider whether an investment in the units might be a prohibited transaction under ERISA and the Code.

    The Department of Labor has issued several prohibited transaction class exemptions (PTCEs) that could exempt the purchase and holding of units (and the securities underlying such units) from the prohibited transaction provisions of ERISA and the Code:

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  PTCE 84-14, for transactions determined by qualified professional asset managers;

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  PTCE 90-1, for transactions involving insurance company pooled separate accounts;

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  PTCE 91-38, for transactions involving bank collective investment funds;

  •
  PTCE 95-60 for transactions involving insurance company general accounts; and

  •
  PTCE 96-23, for transactions determined by in-house asset managers.

    Each purchaser and transferee of the units (and the securities underlying such units) is deemed to represent that either the units (and the securities underlying such units) are not being acquired with assets of a Plan or the acquisition, holding and, to the extent relevant, disposition of the units (and the securities underlying such units) by the purchaser or transferee is eligible for the relief available under one of the five PTCEs referred to above. In addition, Plan purchasers of the units (and the securities underlying such units) should consider the application of PTCE 75-1 to the disposition of the units (and the securities underlying such units).

    In addition, no plan will be permitted to participate in the remarketing program unless and until such plan provides the remarketing agent with assurances, reasonably satisfactory to the remarketing agent, that such participation in the remarketing program will not constitute a prohibited transaction under ERISA or Section 4975 of the Code or other similar laws for which an exemption is not available.

S–69

    These rules are complex, and penalties may be imposed upon persons involved in prohibited transactions. The applicable provisions of ERISA and the Code are subject to extensive and ongoing administrative and judicial review and interpretation. The foregoing discussion of ERISA and Code considerations is, of necessity, general and may be affected by new regulations and rulings. This discussion is not intended to be a complete analysis of all factors regarding an equity investment by employee benefit plans subject to ERISA and applicable provisions of the Code. Accordingly, it is important that a Plan considering the purchase of units consult with its counsel regarding the consequences of the acquisition, holding, and disposition of the units (and the securities underlying such units).

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UNDERWRITING

    Boise Cascade, the Trust, and the underwriters named below have entered into an underwriting agreement with respect to the units being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of units indicated in the following table.

Underwriters	Number of Units

Goldman, Sachs & Co.	2,100,000
ABN AMRO Rothschild LLC	225,000
Banc of America Securities LLC	225,000
First Union Securities, Inc.	225,000
J.P. Morgan Securities Inc.	225,000

Total	3,000,000

    If the underwriters sell more units than the total number shown in the table above, the underwriters have an option to buy up to an additional 450,000 units to cover such sales. They may exercise that option for 30 days after the date of this prospectus supplement. If any units are purchased under this option, the underwriters will severally purchase units in approximately the same proportion as shown in the table above.

    The following table shows the per unit and total underwriting discounts and commissions to be paid to the underwriters by Boise Cascade. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to 450,000 additional units.

Paid by Boise Cascade Corporation	No Exercise	Full Exercise

Per Unit	$1.50	$1.50
Total	$4,500,000	$5,175,000

    Units sold by the underwriters to the public will initially be offered at the initial public offering price shown on the cover of this prospectus supplement. Any units sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.35% of the stated amount per unit from the initial public offering price. Any such securities dealers may resell any units purchased from the underwriters to other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the stated amount per unit from the initial public offering price. If all the units are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

    Boise Cascade has agreed with the underwriters that it will not offer, sell, contract to sell, hedge or otherwise dispose of any units, preferred securities, or shares of its common stock, or any securities of Boise Cascade that are substantially similar to or convertible into or exchangeable for units, preferred securities, or shares of its common stock during the period from the date of this prospectus continuing through the date that is 90 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. This agreement does not apply to any issuance by Boise Cascade under existing employee benefit plans.

    The units will be a new issuance of securities with no established trading market. The units have been approved for listing, subject to notice of issuance, on the New York Stock Exchange under the symbol "BEP". The underwriters have advised Boise Cascade that they intend to make a market in the units, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the units.

S–71

    In connection with the offering, the underwriters may purchase and sell units in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of units than they are required to purchase in the offering.

    "Covered" short sales are sales made in an amount not greater than the underwriters' options to purchase additional units from Boise Cascade and the Trust in the offering. The underwriters may close out any covered short position by either exercising their options to purchase additional units or purchasing units in the open market. In determining the source of units to close out the covered short position, the underwriters will consider, among other things, the price of units available for purchase in the open market as compared to the price at which they may purchase units through the overallotment options.

    "Naked" short sales are any sales in excess of overallotment options. The underwriters must close out any naked short position by purchasing units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the units in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of units made by the underwriters in the open market prior to the completion of the offering.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased units sold by or for the account of such underwriter in stabilizing or short covering transactions.

    Purchases to cover short positions and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the units, and together with the imposition of the penalty bid, may stabilize, maintain, or otherwise affect the market price of the units. As a result, the price of the units may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market, or otherwise.

    A prospectus in electronic format may be made available on a web site maintained by the lead manager of this offering and may also be made available on web sites maintained by other underwriters. The underwriters may agree to allocate a number of units to underwriters for sale to their online brokerage account holders. The lead manager may allocate Internet distributions to underwriters that may make internet distributions on the same basis as other allocations.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of units offered.

    Boise Cascade and the Trust estimate that their combined share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $2.1 million.

    Boise Cascade and the Trust have agreed to indemnify the several underwriters against specified liabilities, including liabilities under the Securities Act of 1933.

    Other Relationships.  Some of the underwriters or their affiliates have provided investment and commercial banking and financial advisory services to Boise Cascade in the ordinary course of business for which they have received and may continue to receive customary fees and commissions.

    First Union Securities, Inc., one of the underwriters, is an indirect, wholly owned subsidiary of Wachovia Corporation. Wachovia Corporation conducts its investment banking, institutional, and capital markets businesses through its various bank, broker-dealer and nonbank subsidiaries

S–72

(including First Union Securities, Inc.) under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus supplement, however, do not include Wachovia Securities, Inc., member NASD/SIPC and a separate broker-dealer subsidiary of Wachovia Corporation and an affiliate of First Union Securities, Inc., which may or may not be participating as a selling dealer in the distribution of the securities offered by this prospectus supplement.

    JPMorgan Chase Bank is acting as the collateral agent in this offering. JPMorgan Chase Bank is an affiliate of J.P. Morgan Securities Inc., one of the underwriters.

LEGAL MATTERS

    The validity of the purchase contracts, our common stock issuable upon their settlement, the guarantee, and the senior debentures will be passed upon for us by John W. Holleran, who is our Senior Vice President and General Counsel, and Bell, Boyd & Lloyd LLC, Chicago, Illinois, and for the underwriters by Sullivan & Cromwell, New York, New York. Matters of Delaware law relating to the preferred securities will be passed upon for us, for the trust, and for the underwriters by Richards, Layton & Finger, P.A., Wilmington, Delaware.

    As of April 19, 2001, Mr. Holleran was the beneficial owner of 1,226 shares of our common stock and 1,003 shares of our convertible preferred stock, Series D, in the Employee Stock Option Plan. Mr. Holleran holds options to purchase shares of our common stock under our key executive stock option plan and holds stock units under the 2001 Key Executive Deferred Compensation Plan. Sullivan & Cromwell, Richards, Layton & Finger, P.A., and Bell, Boyd & Lloyd LLC from time to time render legal services to Boise Cascade.

EXPERTS

    The consolidated financial statements of Boise Cascade Corporation as of December 31, 1999 and 2000, and for the periods ended December 31, 1998, 1999, and 2000 are incorporated into this prospectus supplement by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000. These statements have been audited by Arthur Andersen LLP, independent accountants, as indicated in their report that accompanies these statements, and are incorporated by reference in reliance upon the report of that firm and upon the authority of that firm as experts in accounting and auditing.

S–73

WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read our SEC filings on the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington D.C. 20549. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the SEC's public reference rooms. Our filings are also available by calling the New York Stock Exchange at (212) 656-5060.

    We incorporate by reference into this prospectus supplement the information we file with the SEC. That means that we can disclose important information to you by referring you to those documents. The information that we file subsequently with the SEC will automatically update this prospectus supplement. We specifically incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus supplement.

  •
  Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

  •
  Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2001.

  •
  Current Report on Form 8-K, filed February 15, 2001.

  •
  Description of our common stock which appears on pages 19 to 22 of our Registration Statement on Form 10 filed April 5, 1965, and in the amendments thereto on Form 8 dated May 24, 1965, and March 4, 1986.

  •
  Description of the Common Stock Purchase Rights contained in our Registration Statement on Form 8-A filed November 25, 1998, for the registration of the Rights under Section 12(b) of the Exchange Act.

    You may request a copy of these filings at no cost, by writing to us at Boise Cascade Corporation, Corporate Communications Department, P.O. Box 50, Boise, Idaho 83728-0001, by telephoning us at (208) 384-7990, or by e-mail to bcweb@bc.com.

S–74

Prospectus

$300,000,000
Boise Cascade Corporation
Boise Cascade Trust I
Boise Cascade Trust II
Boise Cascade Trust III

BOISE CASCADE CORPORATION

    We may offer and sell the following securities separately or in combination, in one or more offerings:

  •
  common stock

  •
  preferred stock (which may be in the form of depositary or fractional shares)

  •
  debt securities

  •
  warrants

  •
  purchase contracts

  •
  preferred securities (through the Trusts)

    The purchase contracts will require the purchaser to buy a certain amount of common or preferred stock, and may require us to pay the purchasers certain fees.

THE TRUSTS

    The Trusts are each Delaware business trusts that may offer and sell preferred securities. Each Trust will use the proceeds of its security sales to buy subordinated debt securities of Boise Cascade Corporation. The Trust will receive cash payments from the subordinated debt securities and will distribute those payments to its security holders. Boise Cascade will guarantee the Trusts' obligation to distribute cash to the holders of the preferred securities.

    We will provide the specific terms and the initial public offering price for each offering in a supplement to this prospectus. You should read this prospectus and the supplement carefully before you decide to invest. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 16, 2000

Forward-Looking Statements
About this Prospectus
About Boise Cascade
About The Trusts
Where You Can Find More Information
Incorporation by Reference
Use of Proceeds
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
Description of the Securities We May Offer
Description of Common Stock
Description of Preferred Stock
Description of Depositary Shares
Description of Debt Securities
Description of Warrants
Description of the Purchase Contracts and the Units
Description of the Trust Preferred Securities
Description of the Trust Preferred Securities Guarantee
Relationship Among the Trust Preferred Securities, the Trust Preferred Securities Guarantee and the Subordinated Debt Securities Held by the Trust
Plan of Distribution
Validity of Offered Securities
Experts

FORWARD-LOOKING STATEMENTS

    Some statements made in this prospectus or incorporated by reference in this prospectus are forward-looking statements. Because these forward-looking statements include risks and uncertainties, actual results may differ materially from the results expressed in or implied by the statements. Factors that could cause actual results to differ include, among other things:

  •
  our continued ability to execute our business strategies and achieve cost structure improvements;

  •
  fluctuations in production capacity and demand across pulp, paper, and wood products markets;

  •
  changes in economic growth in the United States and abroad, particularly in Asia, and the effect of those changes on imports and exports of paper and wood products;

  •
  changes in interest rates which may affect the number of housing starts;

  •
  the pace and success of acquisitions in our distribution businesses; and

  •
  other factors included in our filings with the SEC.

ABOUT THIS PROSPECTUS

    This prospectus is part of a "shelf" registration statement that we filed with the SEC. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus in one or more offerings at various times. The total dollar amount we raise through these offerings will not exceed $300,000,000.

    This prospectus provides you with only a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and the prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information."

    This prospectus does not contain separate financial statements for the Trusts because we do not believe investors would base investment decisions on the separate financial information of the Trusts. We believe investors would instead rely on the consolidated financial information that we file with the SEC under the Exchange Act for the following reasons:

  •
  each Trust is our wholly owned finance subsidiary;

  •
  the Trusts will not have any independent assets or operations other than issuing common and preferred securities and purchasing our subordinated debt securities; and

  •
  we will fully and unconditionally guarantee each Trust's obligations under its preferred securities, and we will be the sole guarantor of these obligations.

    You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. Neither we nor the underwriters have authorized any other person to provide you with different information. Neither we nor the underwriters will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations, and prospects may have changed since that date.

ABOUT BOISE CASCADE

    Boise Cascade Corporation is a major distributor of office products and building materials and an integrated manufacturer and distributor of paper and wood products. We also own and manage over 2 million acres of timberland in the United States.

    Boise Cascade is a Delaware corporation, and our principal executive office is located at 1111 West Jefferson Street, Boise, Idaho 83728-0001, telephone 208/384-6161. All references to "we," "us," or "Boise Cascade" in this prospectus mean, unless the context otherwise indicates, Boise Cascade Corporation and its consolidated subsidiaries.

ABOUT THE TRUSTS

    Each of the Trusts is a business trust formed under Delaware law by (i) a separate declaration of trust executed by Boise Cascade, as depositor, and the trustees for the trust, and (ii) a certificate of trust filed with the Delaware Secretary of State. When the securities of a Trust are issued the first time, the Trust's declaration will be amended and restated to set forth the substantive terms of the trust securities, substantially in the form filed as an exhibit to the registration statement, as of the date the securities are initially issued. Each amended declaration will be qualified as an indenture under the Trust Indenture Act of 1939. Any reference in this prospectus to the declaration means the amended declaration.

    Each Trust exists solely for the purposes of:

  •
  issuing preferred and common securities representing undivided beneficial interests in the assets of that trust;

  •
  investing the proceeds of those issuances in junior subordinated debt securities of Boise Cascade; and

  •
  engaging only in other incidental activities.

    By selling debt securities to the Trusts rather than issuing preferred and common securities of its own, Boise Cascade expects to realize significant tax benefits.

    Boise Cascade will own all of the common securities of each Trust. The common and preferred securities will generally have equal payment rights, and payments on both will be made pro rata. However, the holders of the preferred securities will have primary payment rights if an event of default has occured under the Trust's declaration as of the date of any distribution, liquidation, or redemption. The total liquidation amount of the common securities will equal 3% of the total capital of each Trust, and the total liquidation amount of the preferred securities will equal 97%.

    Each Trust will last approximately 55 years, unless it is terminated earlier according to its amended declaration. Because Boise Cascade will hold all the common securities, it will be entitled to appoint, remove, or replace the trustees of each Trust without input from the holders of the trust preferred securities. The trustees will conduct the business and affairs of each Trust. The declaration will govern the duties and obligations of the trustees.

    A majority of the trustees of each Trust will be employees, officers, or affiliates of Boise Cascade. In limited circumstances which will be explained in the prospectus supplement, the holders of a majority of the preferred securities will be entitled to appoint an additional trustee, who does not have to be affiliated with Boise Cascade.

    One trustee of each Trust will be a financial institution not affiliated with Boise Cascade. This trustee will act as property trustee and as indenture trustee under the Trust Indenture Act, under the terms stated in the prospectus supplement. The property trustee will:

  •
  hold title to the debt securities for the benefit of the Trust's security holders.

  •
  have the power to exercise all rights, powers, and privileges under the indenture related to the debt securities.

  •
  control a segregated non-interest bearing bank account which holds all payments received by the Trust in respect of the debt securities.

  •
  make all payments to the Trust's security holders, including distributions and liquidation and redemption payments.

    The security holders will have economic rights, rights to information, voting rights, and other rights, which are stated in the declaration of each Trust, the Delaware Business Trust Act and the Trust Indenture Act. Boise Cascade will pay all fees and expenses related to the Trusts and the offering of trust securities. The Delaware office of the trustee for each Trust will be Wilmington Trust Company, 1100 North Market Street, Wilmington, Delaware 19890. The Trusts' principal place of business will be c/o Boise Cascade Corporation, 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728-0001.

WHERE YOU CAN FIND MORE INFORMATION

    Boise Cascade Corporation files reports, proxy statements, and other information with the Securities and Exchange Commission. Our filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference rooms at:

  •
  450 Fifth Street, N.W.
  Room 1024
  Washington, D.C. 20549;

  •
  Seven World Trade Center
    13th Floor
  New York, New York 10048; and

  •
  Citicorp Center
  500 West Madison Street
  Suite 1400
  Chicago, Illinois 60601.

    Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect the reports and other information we file with the SEC at:

  •
  New York Stock Exchange
  20 Broad Street
  New York, New York 10005; and

  •
  Chicago Stock Exchange
  One Financial Place
  440 South LaSalle Street
  Chicago, Illinois 60605-1070.

    We have filed a registration statement on Form S-3 with the SEC that covers the securities described in this prospectus. For further information on Boise Cascade, the Trusts and the securities, you should refer to our registration statement and its exhibits. In this prospectus, we have summarized material provisions of contracts and other documents. We have included copies of these documents as exhibits to our registration statement. The registration statement can be obtained from the SEC in the ways described above, or from Boise Cascade.

INCORPORATION BY REFERENCE

    The SEC allows us to "incorporate by reference" information we file with them. This means that we can disclose important information to you by referring you to those documents. Any information we reference in this manner is considered part of this prospectus. Any information we file with the SEC after the date of this prospectus will automatically update and, to the extent information contained in these future SEC filings differs from or is not consistent with the information contained in this prospectus, supersede the information contained in this prospectus.

    We incorporate by reference the following documents which we have filed with the SEC:

  (1)
  Annual Report on Form 10-K for the year ended December 31, 1999 (filed on February 29, 2000);

  (2)
  The portions of Boise Cascade's Proxy Statement on Schedule 14A for the annual meeting of shareholders held on April 20, 2000 (filed on March 21, 2000), that have been incorporated by reference into the 10-K for the year ended December 31, 1999;

  (3)
  Current Report on Form 8-K (filed on April 20, 2000); and

  (4)
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2000 (filed on May 11, 2000).

    We also incorporate by reference any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but before the end of the offering of the securities made by this prospectus. Our SEC file number is 1-5057.

    You may request a free copy of these filings by contacting us at:

Investor Relations Department
Boise Cascade Corporation
P.O. Box 50
Boise, ID 83728-0001
208/384-6390
e-mail: bcweb@bc.com

USE OF PROCEEDS

    Unless we indicate otherwise in the prospectus supplement, we expect to use the net proceeds we receive from any offering of these securities for our general corporate purposes, including working capital, repayment or reduction of debt, and capital expenditures. We may also use proceeds to acquire new facilities or real property or other business enterprises. Each of the Trusts will use the net proceeds from the sale of its preferred securities to purchase a series of junior subordinated debt securities from Boise Cascade. We also expect to use the net proceeds from the sale of those junior subordinated debt securities for the purposes described in this section.

RATIO OF EARNINGS TO FIXED CHARGES AND
RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED DIVIDEND REQUIREMENTS

						1999	2000
	1995	1996	1997	1998	1999
						Three Months Ended March 31,
	Year Ended December 31
Ratio of earnings to fixed charges (1)	4.18	—	—	—	2.95	1.67	2.55
Ratio of earnings to combined fixed charges and preferred dividend requirements (2)	3.36	—	—	—	2.88	1.49	2.27

(1)
Earnings before fixed charges were inadequate to cover total fixed charges by $5,602,000, $50,666,000, and $29,099,000 for the years ended December 31, 1996, 1997, and 1998.

(2)
Earnings before fixed charges were inadequate to cover combined fixed charges and preferred stock dividend requirements by $52,935,000, $79,011,000, and $34,368,000 for the years ended December 31, 1996, 1997, and 1998.

DESCRIPTION OF THE SECURITIES WE MAY OFFER

    Boise Cascade may issue separately or in combination, in one or more offerings:

  •
  common stock, par value $2.50 per share;

  •
  preferred stock, no par value per share, which may be issued in the form of depositary shares representing fractions of shares of preferred stock;

  •
  debt securities, which may be senior or subordinated;

  •
  warrants to purchase other securities; and

  •
  purchase contracts.

    The Trusts may issue trust preferred securities in one or more offerings at various times. Boise Cascade will unconditionally guarantee the trust preferred securities.

    This prospectus summarizes the material and general terms of the various securities that we or the Trusts may offer, with a separate section below for each type of security. The prospectus supplement relating to any particular securities will describe the specific terms of the securities, which may be in addition to or different from the general terms summarized in this prospectus. The prospectus supplement will also state the terms of the offering, the initial public offering price and the net proceeds to Boise Cascade. Where applicable, the prospectus supplement will describe any material United States federal income tax considerations relating to the offered securities and indicate whether the securities are or will be listed on any securities exchange.

    The summaries in this prospectus and the prospectus supplement do not describe every aspect of the securities. When evaluating the offered securities, you should also refer to the provisions of other documents which relate to the offered securities, as described in the sections below. These other documents are filed as exhibits to or incorporated by reference in the registration statement.

Book-Entry System for Global Securities

    Boise Cascade or the Trusts may issue the securities contemplated by this prospectus in the form of one or more fully registered global securities, which represent offered securities. These global securities will be deposited with The Depository Trust Company ("DTC") and registered in the name of its nominee. The global securities are traded in units which are beneficial interests representing fractional portions of the global security. DTC (or its nominee) will hold each global security in book-entry form, as described below, for the benefit of institutions that have accounts with DTC ("participants").

    DTC has advised us that it is:

  •
  A limited-purpose trust company organized under the laws of the state of New York;

  •
  A member of the Federal Reserve System;

  •
  A "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

  •
  A "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

    DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in participants' accounts. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Others, such as banks, brokers, dealers and trust companies that either directly or indirectly clear through or maintain a collateral relationship with a participant, also have access to DTC's book-entry system. DTC administers its book-entry system in accordance with its rules and bylaws and legal requirements.

    When a global security representing offered securities is issued, DTC will credit (on its book-entry registration and transfer system) the principal amount to participants' accounts, in varying amounts as subscribed by the participants. DTC will maintain ownership records for participants' interests, and the participants will maintain ownership records for persons who purchase through them. Ownership interests may be transferred only through those records.

    So long as DTC (or its nominee) is the registered holder of a global security, DTC (or its nominee) will be considered, for all purposes the sole owner and holder of the related securities. Except as described below, you will not be entitled to:

  •
  have the securities registered in your name; or

  •
  receive physical delivery of your securities in definitive form.

The laws of some jurisdictions may require that certain purchasers take physical delivery of securities in definitive form. These laws may restrict or prevent the transfer of beneficial interests in a global security.

    Each person owning a beneficial interest in a global security must rely on DTC's procedures (and, if that person holds through a participant, on the participant's procedures) to exercise any rights of a holder of offered securities under the global security or the indentures. The indentures provide that DTC may grant proxies and otherwise authorize participants to take any action which DTC is entitled to take under the indentures or the global security. We understand that under existing industry practice, if Boise Cascade or a Trust requests any action of holders or an owner of a beneficial interest in a global security desires to take any action that DTC (as the holder of the global security) is entitled to take, DTC would authorize the participants to take that action and the participants would authorize the beneficial owners to take the action or would otherwise act upon the instructions of the beneficial owners.

    Boise Cascade or the Trusts will make payments to DTC. We expect that when DTC receives any payment, it will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests. We also expect that payments by participants to owners of beneficial interests in a global security held through them will be governed by standing instructions and customary practices (as is the case with securities held by brokers for customers' accounts in "street name"). The indentures may grant Boise Cascade or the Trusts the right to redeem any global security. In that case, Boise Cascade or the Trusts will notify DTC of the redemption and will make final payment to DTC. We expect that DTC and the participants will in turn notify the respective beneficial holders and distribute payment to them accordingly. Boise Cascade, the Trusts or any trustee will not be responsible or liable for:

  •
  any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global security for any securities;

  •
  the maintenance, supervision, or review of any records relating to any beneficial ownership interests;

  •
  any other aspect of the relationship between DTC and its participants; or

  •
  the relationship between the participants and the beneficial owners.

    The global securities may not be transferred except as a whole between DTC and its nominee, unless they are exchanged for global securities of the same aggregate denomination to be registered in DTC's or its nominee's name, or unless they are exchanged in whole or in part for certificated securities in definitive form. The securities of any series represented by a global security may be exchanged for certificated securities in definitive form only if:

  •
  DTC notifies us that it is unwilling or unable to continue as depositary for the global security or if at any time it ceases to be a clearing agency registered under the Securities Exchange Act of 1934;

  •
  Boise Cascade notifies the Trustee that it has decided not to have the securities of that series represented by a global security; or

  •
  in the case of debt securities, an event of default has occurred and is continuing with respect to the debt securities.

    If there is such an exchange, we will issue certificated securities in authorized denominations and registered in such names as DTC directs.

DESCRIPTION OF COMMON STOCK

    Boise Cascade's authorized capital stock consists of 200,000,000 shares of common stock and 10,000,000 shares of preferred stock. We describe the preferred stock under the heading "Description of Preferred Stock" below.

    This section summarizes the material and general terms of the common stock. The prospectus supplement relating to the common stock offered will state the number of shares offered, the initial offering price and market price, dividend information and any other relevant information. The summaries in this section and the prospectus supplement do not describe every aspect of the common stock. When evaluating the common stock, you should also refer to all the provisions of Boise Cascade's Restated Certificate of Incorporation, Boise Cascade's by-laws and the Delaware General Corporation Law. The Restated Certificate of Incorporation and the by-laws are incorporated by reference in the registration statement.

Terms of the Common Stock

    As of January 31, 2000, there were 57,217,861 shares of common stock issued and outstanding, and 8,814,542 shares reserved for issuance under Boise Cascade's stock option plans and under outstanding convertible securities.

    The holders of common stock have one vote for each share held. Subject to the rights of holders of any outstanding preferred stock, holders of common stock are entitled to receive dividends declared by the Board of Directors from time to time out of funds legally available for dividends. If a liquidation (whether voluntary or involuntary) or reduction in Boise Cascade's capital results in any distribution of assets to stockholders, the holders of common stock are entitled to receive, pro rata according to the number of the shares held by each, all of the assets of Boise Cascade remaining for distribution after creditors are paid and after the holders of any outstanding preferred stock receive the full preferential amounts to which they are entitled.

    Holders of common stock do not have preemptive rights to subscribe for or purchase any new or additional issue of common stock or securities convertible into common stock. Shares of the common stock are not subject to redemption.

    The outstanding shares of common stock are listed on the New York Stock Exchange and the Chicago Stock Exchange. Boise Cascade maintains its own stock transfer records and acts as a transfer agent for the common stock. Norwest Bank Minnesota, N.A. is co-transfer agent and registrar of the common stock.

Shareholder Rights Plan

    Boise Cascade has had a shareholder rights plan since January 1986. The current plan took effect in December 1998. At that time, the rights under the previous plan expired and we distributed to our common stockholders one new right for each common share held. Rights will be issued with each share of common stock issued before the rights expire or become exercisable. The rights expire in December 2008. The rights become exercisable ten days after a person or group acquires 15% of Boise Cascade's outstanding voting securities or ten business days after a person or group commences or announces an intention to commence a tender or exchange offer that could result in the acquisition of 15% of the outstanding voting securities. If the rights become exercisable, each full right entitles the holder to purchase one share of common stock at a purchase price of $175 per share, subject to adjustment. In addition, upon the occurrence of certain events involving a potential change in control that the Board of Directors has not approved, the rights may "flip in" and entitle holders to buy common stock, or "flip over" and entitle holders to buy common stock in an acquiring entity, in such an amount that the market value is equal to twice the purchase price.

The rights are nonvoting and may be redeemed by Boise Cascade for one cent per right at any time before they become exercisable.

Provisions with Possible Anti-Takeover Effects

    Various provisions of Boise Cascade's Restated Certificate of Incorporation, by-laws, and shareholder rights plan and the Delaware General Corporation Law may hinder or delay any transaction involving Boise Cascade that might result in a change of control.

  Shareholder Rights Plan

    As discussed above, Boise Cascade has adopted a shareholder rights plan which provides stockholders with the right to purchase shares of common stock or securities of an acquiring company at half the market price under certain circumstances involving a potential change in control of Boise Cascade that the Board of Directors has not approved.

  Delaware General Corporation Law Section 203

    The Delaware General Corporation Law provides, among other things, that any beneficial owner of 15% or more of Boise Cascade's voting stock is prohibited, without the prior approval of the Board of Directors, from entering into any business combination with Boise Cascade for three years from the date that 15% ownership interest is acquired unless the combination otherwise satisfies Section 203 of the Delaware General Corporation Law.

  Fair Price Provisions

    The "fair price provisions" of the Restated Certificate of Incorporation require that certain proposed business combinations between Boise Cascade and an "interested party" (a beneficial owner of 10% or more of the voting power of Boise Cascade) must be approved by the holders of a majority of the voting power of Boise Cascade held by stockholders other than the interested party, unless certain fair price and procedural requirements are met or unless the directors of Boise Cascade who are not affiliated with the interested party approve the business combination. An affirmative vote of 80% of the shares entitled to vote is required to amend the fair price provisions of the Restated Certificate of Incorporation, unless the amendment is unanimously recommended by the Board of Directors, and none of the directors are affiliated with the interested party.

  Directors; Classified Board

    The Restated Certificate of Incorporation also classifies the Board of Directors into three classes. Vacancies on the Board of Directors may only be filled by a majority vote of the remaining directors, and directors chosen in this manner hold office until the end of the full term of the class in which the vacancy occurred. A director may be removed from office only with cause and only by an affirmative vote of at least 80% of the shares entitled to vote. These provisions may only be amended by the affirmative vote of at least 80% of the shares entitled to vote.

  Future Issuances of Preferred Stock

    Boise Cascade is not required to seek stockholder approval prior to designating any future series of preferred stock. The Board of Directors could issue preferred stock in one or more transactions with terms which might make the acquisition of a controlling interest in Boise Cascade more difficult or costly.

  Shareholder Meetings

    The Restated Certificate of Incorporation and the by-laws also contain provisions to reduce surprise and disruptive tactics at shareholders' meetings. The Restated Certificate of Incorporation provides that no action may be taken by shareholders except at an annual meeting or special meeting, and the by-laws do not permit shareholders to directly call a special meeting of shareholders. A shareholder must give written notice to Boise Cascade of the intent to nominate a director for election at an annual meeting at least 30 days but not more than 60 days prior to the meeting, unless less than 35 days' notice of the date of the meeting is given to shareholders.

DESCRIPTION OF PREFERRED STOCK

    This section summarizes the material terms of the preferred stock that we may offer. The prospectus supplement relating to a particular series of preferred stock will describe the specific terms of that series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the preferred stock. When evaluating the preferred stock, you should also refer to all the provisions of Boise Cascade's Restated Certificate of Incorporation, the Certificate of Designation for the offered series of preferred stock, and the Delaware General Corporation Law. The Certificate of Designation will be filed as an exhibit to or incorporated by reference in the registration statement.

Authority of the Board to Issue Preferred Stock

    Under the Restated Certificate of Incorporation, the Board has the authority, without further shareholder action, to issue up to 10,000,000 shares of preferred stock, in one or more series at various times, with such terms and for such consideration as the Board may fix. At this time the only outstanding preferred stock is the Convertible Preferred Stock, Series D, discussed below. The Board may authorize or create stock ranking prior to the preferred stock only in specified circumstances described in "Voting Rights" below.

    The prospectus supplement relating to the particular series of preferred stock will describe the specific terms of the series, including:

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  the designation, stated value and liquidation preference of the series, the number of shares comprising the series and the number of shares offered;

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  the initial public offering price;

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  the dividend rate (or method of calculation), the dividend periods, the dates on which dividends shall be payable, and whether dividends shall be cumulative or noncumulative;

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  any redemption or sinking fund provisions;

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  any conversion or exchange provisions;

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  the procedures for any auction or remarketing of the series;

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  whether interests in the shares of the series will be represented by depositary shares;

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  the voting powers, if any, of the shares of the series (not to exceed one vote per share), in addition to those set forth below; and

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  any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of the series.

    As described under "Description of Depositary Shares," Boise Cascade may elect to offer depositary shares evidenced by depositary receipts, each representing a fraction (to be specified in the prospectus supplement) of a share of the particular series of the preferred stock, rather than offering full shares of that series of the preferred stock.

    The preferred stock of each series shall rank equally with the preferred stock of every other series. The preferred stock shall rank senior to the common stock in priority of payment of dividends and in the distribution of assets in any liquidation, dissolution, or winding up of Boise Cascade, to the extent of the preferential amounts to which the preferred stock of the respective series is entitled.

    Once issued, the shares of preferred stock will be fully paid and nonassessable. Holders of preferred stock have no preemptive rights. Shares of preferred stock redeemed, converted or otherwise reacquired by Boise Cascade shall resume the status of authorized and unissued shares of preferred stock, undesignated as to series, and may be reissued later.

Dividends

    The holders of the preferred stock of each series will be entitled to receive only preferential dividends, when and as the Board declares dividends. Holders will receive declared dividends in cash payable at the rate, from the date, and on the specified dividend payment dates and, if cumulative, cumulative from the date, stated in the prospectus supplement relating to that series. Any arrearages in dividends on the preferred stock will not bear interest.

    The preferred stock may limit our ability to pay dividends or distribute assets with respect to junior stock. As long as any of the preferred stock is outstanding, we may only pay or declare dividends (other than dividends payable in junior stock, together with cash in lieu of fractional shares), or make any other distribution, on any junior stock, if:

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  there are no arrearages in dividends on preferred stock for any past dividend period, and dividends in full for the current dividend period have been paid or declared on all preferred stock; and

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  we have paid or set aside any amounts required to be paid or set aside for any purchase, retirement and sinking funds for the preferred stock of any series; and

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  we are not in default on any obligations to redeem any of the preferred stock.

    In addition, so long as any of the preferred stock is outstanding, neither we nor any of our subsidiaries may purchase, redeem or otherwise acquire any shares of any junior stock (except in connection with a reclassification or exchange of any junior stock through the issuance of other junior stock, or the purchase, redemption or other acquisition of any junior stock with proceeds of a reasonably contemporaneous sale of other junior stock) nor may we make any sinking fund payment for the purchase or redemption of any junior stock, unless

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  there are no arrearages in dividends on preferred stock for any past quarterly dividend period; and

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  we have paid or set aside any amounts then required to be paid or set aside for any purchase, retirement and sinking funds for the preferred stock of any series; and

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  we are not in default on any of our obligations to redeem any of the preferred stock.

If these conditions are met, the Board of Directors may declare and pay dividends on the shares of any junior stock.

    We may not declare or pay or set apart for payment dividends in full on any series of preferred stock unless

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  there are no arrearages in dividends on preferred stock for any past quarterly dividend period, and

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  dividends in full for the current quarterly dividend period have been paid or declared on all preferred stock to the extent that such dividends are cumulative.

Any dividends paid or declared when those requirements are not met will be shared ratably by the holders of all series of preferred stock in proportion to their respective arrearages and unpaid and undeclared current quarterly cumulative dividends.

Liquidation

    If any voluntary or involuntary liquidation, dissolution, or winding up of Boise Cascade occurs, the holders of preferred stock of each series will be entitled to receive the full preferential amount set forth in the prospectus supplement relating to that series, including any arrearages in dividends on that series to the date fixed for the payment in liquidation, before any distribution will be made to the holders of any junior stock. After the holders of the preferred stock are paid in full, the remaining assets of Boise Cascade will then be distributed exclusively among the holders of any junior stock, according to their respective interests.

    If Boise Cascade does not have sufficient assets to pay the full preferential amounts due to the preferred stock holders, then the assets available for distribution to preferred stock holders will be distributed ratably to those holders in proportion to the full preferential amounts payable on the respective shares.

  Merger or Sale of Assets

    A consolidation or merger of Boise Cascade with or into one or more other corporations or a sale of all or substantially all of the assets of Boise Cascade will not be deemed to be a voluntary or involuntary liquidation, dissolution, or winding up of Boise Cascade.

Redemption

    The prospectus supplement for the preferred stock of any series will state redemption rights and redemption price(s) for that series. The Restated Certificate of Incorporation provides that Boise Cascade will not purchase or redeem less than all of the outstanding preferred stock unless either the full cumulative dividend on all outstanding shares of preferred stock has been paid or declared and set apart, or 66 2/3% of the outstanding shares of preferred stock approve the purchase or redemption.

    Unless the prospectus supplement states otherwise,

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  notice of redemption will be mailed to record holders at least 30 days but not more than 90 days prior to the date fixed for redemption; and

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  in case of a partial redemption, the shares to be redeemed will be selected pro rata or by lot or in such other manner as the Board of Directors may determine.

    If we give notice of redemption, then on and after the redemption date, dividends on the shares called for redemption will cease to accumulate, unless we default in the payment of the redemption price. As of the redemption date, holders of the preferred stock called for redemption will have no further rights except the right to receive the redemption price when they surrender their certificates for redemption.

    Shares of preferred stock of any series may also be subject to redemption, in the manner described above, through operation of any sinking or retirement fund created for that series, at the redemption prices and under the terms and provisions described in the prospectus supplement.

    We are not required to register a transfer of any share of a series of preferred stock within 15 days preceding a selection for redemption of shares of that series or of any share which has been selected for redemption.

    If we are obligated to retire shares of one or more series of preferred stock and if we do not pay the obligation in full, the number of shares of each series which are retired will be proportionate to the respective amounts which would have been payable for each series if we had paid in full.

Voting Rights

    The holders of the shares of each series of preferred stock will be entitled to the voting powers, if any (not to exceed one vote per share), stated in the prospectus supplement. Depositary shares will entitle the holders to the fractional vote specified in the prospectus supplement. The holders of preferred stock will be entitled to vote as a class only to the extent described in this section. The holders of each series of preferred stock will have all of the voting rights which are described in this section, as well as any other rights required by law.

  Holders' Approval Required

    We will take the following actions only with the approval of the holders of 66 2/3% of all the outstanding shares of preferred stock, voting as a single class, or if we provide for the redemption of all outstanding shares of preferred stock, at or before the time when the amendment, issuance, or other event is to occur or take effect:

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  amend, alter, or repeal any of the provisions of our Restated Certificate of Incorporation or bylaws to adversely affect the powers, preferences, or rights of the holders of the preferred stock or to reduce the time for any notice to which only the holders of the preferred stock may be entitled. An amendment of the Restated Certificate of Incorporation to authorize or create, or to increase the authorized amount of common stock or other junior stock or any class ranking on a parity with the preferred stock will not be deemed to adversely affect the powers, preferences, or rights of the holders of the preferred stock;

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  authorize or create, or increase the authorized amount of, any stock of any class or any security convertible into stock of any class ranking prior to the preferred stock;

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  voluntarily dissolve, liquidate, or wind up the affairs of Boise Cascade or sell, lease, or convey all or substantially all its property and assets;

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  merge with or consolidate into any other corporation, unless each holder of preferred stock at the time of the merger or consolidation receives the same number of shares in the resulting corporation, with substantially the same rights and preferences as the preferred stock held prior to the merger or consolidation; or

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  purchase or redeem less than all of the outstanding preferred stock unless we have paid or declared and set apart sufficient money to pay the full cumulative dividend on all outstanding shares of preferred stock.

    Unless the holders of at least 66 2/3% of the outstanding shares of any series of preferred stock approve, we will not amend, alter, or repeal any of the provisions of our Restated Certificate of Incorporation or by-laws, or the provisions of the series, so as to affect adversely the powers, preferences, or rights of the holders of the preferred stock of that series in a manner not equally applicable to all series of preferred stock.

    Unless the holders of a majority of the outstanding shares of preferred stock, voting as a single class, approve, Boise Cascade will not: (1) increase the authorized amount of the preferred stock, or (2) create any other class of stock ranking equally with the preferred stock, either as to dividends or upon liquidation, or (3) create any stock or other security convertible into or exchangeable for or evidencing the right to purchase any stock ranking equally with the preferred stock, or (4) increase the authorized number of shares of any other class of stock or other security ranking equally with the preferred stock.

  Holders' Approval Not Required

    No approval by the holders of the preferred stock shall be required if, before the amendment, issuance, or other event occurs or takes effect, the redemption of all shares of preferred stock which would otherwise have to consent to the action is provided for.

  Failure to Pay; Potential Conflicts

    Unless the prospectus supplement states otherwise, if we fail to pay the equivalent of six quarterly dividends on any series of preferred stock, the number of directors will be increased by three and the holders of all series of preferred stock, voting as a single class, will be entitled to elect the additional three directors. This right will last until we have paid or declared and set apart for payment either:

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  four consecutive quarterly dividends, if the shares of the series are non-cumulative, or

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  all dividends in arrears and dividends in full for the current quarterly period, if the shares of the series are cumulative.

If the terms of a series of preferred stock differ from the terms of other series of preferred stock (as to conversion rights, redemption or sinking fund provisions, or other material terms), the interests of the holders of the various series may differ or be perceived by the additional directors to differ.

Conversion or Exchange Rights

    The prospectus supplement relating to a series of preferred stock that is convertible or exchangeable will state whether the shares are convertible or exchangeable into common stock, another series of preferred stock, or debt securities, and the terms on which shares of that series are convertible or exchangeable.

Series D Preferred Stock

    The Series D preferred stock was sold by Boise Cascade in July 1989 to the trustee for Boise Cascade's Employee Stock Ownership Plan, a component of its Savings and Supplemental Retirement Plan. The Series D preferred stock is convertible into common stock at any time at the trustee's option at a conversion ratio of .80357 share of common stock for each share of Series D preferred stock and bears a cumulative annual dividend of $3.31875 per share. Each share of Series D preferred stock is redeemable at Boise Cascade's option, and is entitled to one vote and to a preference of $45 in liquidation. The Series D preferred stock has a minimum redemption value of $45 per share. Currently, 6,745,347 shares of the Series D preferred stock are authorized and 4,969,774 shares are outstanding. The Series D preferred stock is restricted because it is not registered with the Commission. It may be held only by the trustee.

DESCRIPTION OF DEPOSITARY SHARES

    Boise Cascade may, at its option, elect to offer fractional shares, rather than full shares, of any series of preferred stock. Each fractional share of preferred stock will be represented by a depositary share pursuant to the terms of a Deposit Agreement among Boise Cascade, a bank or trust company selected by Boise Cascade to act as Depositary, and all holders of depositary receipts issued under the Deposit Agreement. The depositary shares will be evidenced by depositary receipts. Subject to the terms of the Deposit Agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the fractional share of preferred stock represented by that depositary share (including dividend, voting and liquidation rights), and subject to all of the limitations of the fractional share of preferred stock. The prospectus supplement will discuss United States federal income tax considerations which apply to the depositary shares.

    This section summarizes the material terms of the depositary shares we may offer. The prospectus supplement relating to any particular depositary shares offered will describe the specific terms of the depositary shares and the specific terms of the preferred stock represented by the depositary shares. The specific terms may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the depositary shares or the preferred stock represented by the depositary shares. When evaluating the depositary shares and the preferred stock represented by the depositary shares, you should also refer to all the provisions of the Deposit Agreement and the depositary receipt. The forms of the Deposit Agreement and the depositary receipt will be filed as exhibits to or incorporated by reference in the registration statement.

Issuance of Depositary Receipts and Withdrawal of Preferred Stock from Deposit

    When the shares of any series of preferred stock represented by depositary shares are issued, Boise Cascade will deposit those shares of preferred stock with the Depositary, which will then issue and deliver the depositary receipts to Boise Cascade. Boise Cascade will, in turn, deliver the depositary receipts to the purchasers of the preferred stock. Depositary receipts will be issued only for whole depositary shares.

    When the owner of the depositary shares surrenders the depositary receipts to the Depositary, he or she is entitled to receive certificates for the number of whole shares of preferred stock represented by the depositary receipts. If the depositary receipts show more depositary shares than the number of whole shares of preferred stock to be withdrawn, the holder will also receive a new depositary receipt showing the excess number of depositary shares. Boise Cascade does not expect that there will be any public trading market for the shares of preferred stock of the series except as represented by the depositary shares.

Dividends and Other Distributions

    If Boise Cascade declares and pays a cash dividend or other cash distribution on the preferred stock, the Depositary will distribute the dividend or other distribution received to the record holders of the depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. If Boise Cascade makes a distribution other than in cash, the Depositary will either distribute property received by it to the record holders of depositary shares entitled to the distribution or, if the Depositary determines that it is not feasible to make such a distribution and if Boise Cascade approves, sell the property and distribute the net proceeds from the sale to the holders.

Redemption, Conversion or Exchange of Depositary Shares

    If the preferred stock underlying the depositary shares may be redeemed, converted, or exchanged, then the depositary shares will be either redeemed from the proceeds received by the Depositary from the redemption of the preferred stock held by the Depositary, or converted or exchanged for the common stock or debt securities issued to the Depositary upon the conversion or exchange of the preferred stock. The redemption, conversion, or exchange price per depositary share will equal the fraction of the redemption price per share or the market value of common stock or debt securities per depositary share payable with respect to that series of the preferred stock. If less than all the depositary shares are to be redeemed, converted, or exchanged, the depositary shares to be redeemed, converted, or exchanged will be selected by lot or pro rata or by any other equitable method selected by Boise Cascade.

    After the date fixed for redemption, conversion, or exchange (which will be the same as the redemption, conversion, or exchange date for the preferred stock), the depositary shares called for redemption, converted, or exchanged will no longer be deemed to be outstanding. Holders of the depositary shares will have no further rights, except the right to receive any money or other property to which they are entitled upon surrender to the Depositary of the depositary receipts.

Voting

    When the Depositary receives notice of any meeting at which the holders of the preferred stock are entitled to vote, the Depositary will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred stock. Each record holder of depositary shares on the record date (which will be the same date as the record date for the preferred stock) will have voting rights corresponding to the number of shares of preferred stock underlying his or her depositary shares. The holder will be entitled to instruct the Depositary how to vote his or her depositary shares. The Depositary will endeavor, to the extent practicable, to vote the appropriate number of shares of preferred stock according to the holder's instructions, and Boise Cascade will take all action which the Depositary deems necessary to enable the Depositary to do so. If the Depositary does not receive specific instructions from a holder, the Depositary will not vote the shares of preferred stock underlying that holder's depositary shares.

Amendment of the Deposit Agreement

    Boise Cascade and the Depositary may agree at any time to amend the form of depositary receipt evidencing the depositary shares and/or any provision of the Deposit Agreement. However, any amendment which imposes or increases any fees, taxes, or other charges upon holders of depositary receipts (other than taxes and other governmental charges, fees, and other expenses payable by the holders as stated under "Charges of Depositary"), or which otherwise prejudices any substantial existing right of holders of depositary receipts, will not apply to outstanding depositary receipts until 30 days after notice of the amendment has been mailed to the record holders of outstanding depositary receipts. Every holder of depositary receipts at the time any amendment becomes effective shall be deemed to consent and agree to the amendment and to be bound by the Deposit Agreement as amended.

Charges of Depositary

    Boise Cascade will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. Boise Cascade will pay the charges of the Depositary in connection with the initial deposit of the preferred stock and any redemption or exchange of the preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges.

Notice, Limitation on Obligations

    The Depositary will forward to the holders of depositary shares all reports and communications from Boise Cascade which Boise Cascade is required to furnish to the holders of the preferred stock.

    Neither the Depositary nor Boise Cascade will be liable if law or any circumstance beyond its control prevents or delays its performance under the Deposit Agreement. Boise Cascade and the Depositary are obligated only to perform in good faith their duties under the Deposit Agreement. They will not be obligated to prosecute or defend any legal proceeding regarding any depositary shares or preferred stock unless they receive a satisfactory indemnity. Boise Cascade and the Depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares, or other persons believed to be competent, and on documents believed to be genuine.

Resignation and Removal of Depositary; Termination of the Deposit Agreement

    The Depositary may resign at any time by delivering notice of its resignation to us, and we may remove the Depositary at any time. Any resignation or removal will take effect once a successor is appointed and accepts the appointment. We will appoint a successor within 45 days after we receive the notice of resignation or removal. Either we or the Depositary may terminate the Deposit Agreement if we do not appoint a successor within 45 days after receiving notice of the Depositary's resignation. If the Deposit Agreement is terminated, the Depositary will:

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  discontinue the transfer of depositary receipts,

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  suspend the distribution of dividends to the holders of depositary receipts,

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  continue to collect dividends and other distributions pertaining to the preferred stock,

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  continue to sell rights, preferences, or privileges as provided in the Deposit Agreement, and

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  continue to deliver preferred stock certificates, together with dividends and distributions and the net proceeds of any sales of rights, preferences, privileges, or other property, in exchange for surrendered depositary receipts.

    The Depositary will not give any further notices (other than notice of the termination) or perform any further acts under the Deposit Agreement. At any time at least two years after the date of termination, the Depositary may sell the preferred stock and hold the proceeds of the sale, without interest, for the benefit of the holders of depositary receipts who have not yet surrendered their depositary receipts. After selling the preferred stock, the Depositary will be discharged from all obligations under the Deposit Agreement except accounting for the sale proceeds. If the Deposit Agreement is terminated, Boise Cascade will use its best efforts to list the underlying shares of preferred stock on any stock exchange where the depositary shares were listed.

DESCRIPTION OF DEBT SECURITIES

    The debt securities will be unsecured general obligations of Boise Cascade and may include:

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  senior debt securities, issued under the Senior Indenture;

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  subordinated debt securities, issued under the Subordinated Indenture; or

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  junior subordinated debt securities, issued under the Junior Subordinated Indenture.

    The junior subordinated debt securities will be issued solely to one or more of the Trusts. The Trusts will purchase the junior subordinated debt securities with the proceeds from issuances of trust securities.

    This section summarizes the material terms of the debt securities we may offer. The prospectus supplement relating to any particular debt securities offered will indicate whether the debt securities are senior debt securities, subordinated debt securities, or junior subordinated debt securities, and will describe the specific terms of the debt securities, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the Senior Indenture, Subordinated Indenture, or Junior Subordinated Indenture or the debt securities. When evaluating the debt securities, you should also refer to all the provisions of the applicable indenture and the debt securities. The forms of the Senior Indenture, Subordinated Indenture, and Junior Subordinated Indenture and the forms of the debt securities will be filed as exhibits to or incorporated by reference in the registration statement.

Provisions Applicable to All Debt Securities

    The indentures do not limit the amount of debt securities which may be issued. The debt securities may be issued in various principal amounts as authorized from time to time, and in one or more series at various times. Unless the prospectus supplement states otherwise, the senior debt securities will be unsecured and will rank equally with all other unsecured and unsubordinated indebtedness of Boise Cascade. The subordinated debt securities and the junior subordinated debt securities will be unsecured and their payment rights will be subordinated to the payment in full of the Senior Indebtedness of Boise Cascade, as described below under "Subordination of Subordinated Debt Securities" and in the applicable prospectus supplement.

    Each prospectus supplement will describe the following terms of the offered debt securities:

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  The title;

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  Any limit on the aggregate principal amount;

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  The date(s) the principal is payable;

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  The interest rate(s), if any, and the date(s) from which the interest accrues;

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  The dates on which the interest, if any, is payable and the regular record dates for the interest payment dates;

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  Whether the offered debt securities are redeemable at our option and the redemption price(s) and other redemption terms and conditions;

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  Whether we are obligated to redeem or purchase the offered debt securities according to any sinking fund or similar provision or at the holder's option and the price(s), period(s), and terms and conditions of that redemption or purchase obligation;

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  Whether the offered debt securities are subordinated debt securities and the terms of subordination;

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  Whether the offered debt securities are junior subordinated debt securities;

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  If other than the principal amount, the portion of the principal amount payable if the maturity of the offered debt securities is accelerated;

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  Whether the provisions relating to Satisfaction, Discharge, and Defeasance described below apply;

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  If other than United States Dollars, the currency or currencies of payment of principal and any premium and interest (which may include the Euro);

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  If payments are based on an index, the manner in which the amount of principal payments and any premium and interest is to be determined;

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  Boise Cascade's right, if any, to defer payment of interest and the maximum length of any deferral period;

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  If applicable, the terms of any right to convert or exchange the offered debt securities into common stock or other securities of Boise Cascade;

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  If other than denominations of $1,000 and any integral multiple of $1,000, the denominations in which offered debt securities of the series will be issuable;

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  Whether the offered debt securities will be issued in whole or in part in the form of a global security; the terms and conditions, if any, upon which the global security may be exchanged in whole or in part for other definitive debt securities; and the depositary for the global security, which must be a clearing agency registered under the Exchange Act;

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  Any authenticating or paying agents, registrars, conversion agents or any other agents with respect to the offered debt securities; and

  •
  Any other terms.

    Debt securities may be issued and sold at a substantial discount below their principal amount. The prospectus supplement will describe any material United States federal income tax consequences and other considerations which apply to debt securities issued at a discount or to any offered debt securities denominated or payable in a foreign currency or currency unit.

Modification and Waiver

    Boise Cascade and the trustee may amend each indenture with the consent of the holders of at least 66 2/3% in aggregate principal amount of the outstanding debt securities of each series issued under the indenture. However, Boise Cascade and the trustee may not, without the consent of the holder of each debt security affected:

  •
  Change the stated maturity of the principal of or any installment of the principal of or any interest on any such debt security;

  •
  Reduce the principal amount of, the rate of any interest on, or any premium payable upon the redemption of, any such debt security;

  •
  Reduce the principal amount due upon acceleration of the maturity of an original issue discount security;

  •
  Change the place or currency of payment of principal of (or any premium or interest on) any such debt security;

  •
  Impair the right to bring suit to enforce any payment on or after the stated maturity or redemption date of such debt security;

  •
  Change the indenture to permit amendments with the consent of the holders of less than 66 2/3% in principal amount of debt securities of any affected series; or

  •
  Modify the above requirements or reduce the percentage of outstanding debt securities necessary to waive compliance with certain provisions of the indenture or to waive certain defaults and their consequences.

    The holders of a majority in aggregate principal amount of the outstanding securities of any series may waive compliance by Boise Cascade with certain restrictive provisions of the indenture solely with respect to that series.

Satisfaction, Discharge, and Defeasance Prior to Maturity or Redemption.

  Defeasance of any Series.

    If Boise Cascade:

  •
  deposits with the Trustee, in trust, at or before maturity or redemption of the outstanding debt securities of any series, either money or direct obligations of the United States of America or obligations for which the United States of America has guaranteed principal and interest, and

  •
  obtains the opinion of a nationally recognized firm of independent public accountants that the proceeds of these obligations upon their maturity and/or interest payment dates will be sufficient to pay when due the principal of and any premium and interest on that series of outstanding debt securities, then Boise Cascade may omit to comply with certain terms of the indenture with respect to that series of debt securities. We refer to this as "defeasance." The material covenants Boise Cascade may omit to comply with are those restricting the incurrence of secured debt, restricting sale and leaseback transactions, and prohibiting mergers in situations where an Event of Default exists or would exist. Boise Cascade may also omit to comply with other procedural covenants. Further, the events of default described in clauses (3) and (6) under "Events of Default" below shall not apply.

  Satisfaction and Discharge of any Series.

    Boise Cascade may also omit to comply with its obligation to pay the principal of and any premium and interest on a particular series of debt securities if Boise Cascade deposits money or securities as discussed in "Defeasance of any Series," above, and if Boise Cascade satisfies the other conditions listed below. Any events of default with respect to that series will not apply, and the holders of debt securities of that series will be entitled only to payment out of the money or securities deposited with the Trustee. The required conditions include among others:

  1.
  Except in certain limited circumstances involving a deposit made within one year of maturity or redemption:

  (i)
  no event of default or event which, with notice or lapse of time, would become an event of default exists at the date of deposit or on the 91st day thereafter, and

  (ii)
  Boise Cascade delivers to the trustee an opinion of nationally recognized tax counsel that (a) holders of the debt securities of that series will not recognize income, gain, or loss for federal income tax purposes as a result of the deposit, and (b) holders will be subject to federal income tax in the same amounts, in the same manner, and at the same times as would have been the case if the deposit and defeasance had not occurred, and

  2.
  Boise Cascade receives an opinion of counsel stating that satisfaction and discharge will not violate the rules of any nationally recognized securities exchange on which debt securities of that series are listed.

Events of Default

    The indentures define an "event of default" with respect to debt securities of each series as one or more of the events described in clauses (1) through (5) below. The prospectus supplement for any series of debt securities may state different or additional events of default as well.

  1.
  Failure to pay any interest on any debt security of that series for 30 days after becoming due;

  2.
  Failure to pay the principal of or any premium on any security of that series when due;

  3.
  Failure to perform, or breach of, any other covenant or warranty of Boise Cascade in the indenture for 90 days after notice;

  4.
  Certain events of bankruptcy, insolvency, or reorganization; and

  5.
  Any other Event of Default provided with respect to debt securities of that series issued under the indenture.

    In addition, the following events are events of default under the Senior Indenture.

  6.
  Involuntary acceleration of the maturity of indebtedness in excess of $5,000,000 for money borrowed by Boise Cascade or any of its Restricted Subsidiaries, if the acceleration is not rescinded or annulled, or the indebtedness is not discharged, within 10 days after notice;

  7.
  Entry of certain court orders requiring Boise Cascade or any Restricted Subsidiary to make payments exceeding $1,000,000, if the order is not satisfied or stayed within 60 days of entry;

    If any Event of Default described in clauses (1), (2), or (5) shall occur and be continuing, then either the Trustee or the holders of at least 25% (or if the debt securities of the series are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) in principal amount of the outstanding securities of that series may accelerate the maturity of the securities of that series. If an event of default described in clauses (3), (4), (6), or (7) above shall occur and be continuing under an indenture, then either the Trustee or the holders of at least 25% (or if the debt securities are original issue discount securities, such portion of the principal amount as may be specified in the terms of that series) in principal amount of the outstanding debt securities issued under the indenture may accelerate the maturity of all outstanding debt securities. Original issue discount securities provide for an amount less than the principal amount to be due and payable upon acceleration of maturity and are typically sold for an amount less than the principal amount.

Notice of Default; Trustee May Withhold Notice

    The indentures provide that the trustee, within 90 days after a default with respect to any series of debt securities, shall notify the holders of securities of that series of all uncured defaults known to it (the term default to mean the events specified above without grace periods). However, except in the case of default in the payment of principal of, or any premium or interest on any debt security of that series, the trustee may withhold notice if it in good faith determines that withholding notice is in the interest of the holders of debt securities of that series.

    Each indenture requires us to furnish to the trustee an annual statement by certain officers that to the best of their knowledge we are not in default of any of our obligations under the indenture or, if there has been a default, specifying each default.

Rights of Holders to Direct Proceedings

    The holders of a majority in principal amount of the outstanding debt securities of any series affected will have the right, subject to the limitations described in the following sentence, to direct the time, method, and place of conducting any proceeding for any remedy available to the trustee or exercising any right or power conferred on the trustee with respect to the securities of that series, and to waive certain defaults. However,

  •
  the holders' direction may not conflict with any rule or law or the indenture;

  •
  the trustee may decline to follow such direction if the direction would be unduly prejudicial to other holders or would involve the trustee in personal liability; and

  •
  the trustee may take other action it deems proper if it is not inconsistent with such direction.

    The indentures provide that if a default occurs and is continuing, the trustee shall exercise the rights and powers under the indenture with the same degree of care and skill that a prudent person would exercise or use under the circumstances in the conduct of that person's own affairs.

    Subject to certain provisions, the trustee will not be obligated to exercise any of its rights or powers under the indentures at the request of any of the holders unless they have offered to the trustee reasonable security or indemnity against the costs, expenses, and liabilities which the trustee might incur in compliance with the request.

Merger or Consolidation

    The indentures provide that no consolidation or merger of Boise Cascade with or into any other corporation and no conveyance or transfer of its property substantially as an entirety to another corporation may be made unless:

  •
  The surviving corporation or acquiring entity is a corporation organized under the laws of a domestic jurisdiction, and will expressly assume Boise Cascade's payment and performance responsibilities with regard to the securities and the indenture;

  •
  Immediately after giving effect to such transaction, no event of default, and no event which after notice or lapse of time would become an event of default, shall have happened and be continuing; and

  •
  Boise Cascade has delivered the required officers' certificate and opinion of counsel to the Trustee.

    The rights, if any, of the holders of any series of debt securities in the event of a change in control of Boise Cascade will be described in the prospectus supplement for that series.

Our Relationship with the Trustee

    U.S. Bank Trust National Association is the indenture trustee under the Senior Indenture. The prospectus supplements will specify the trustee under the Subordinated Indenture and the Junior Subordinated Indenture. We maintain a deposit account and conduct other banking transactions with U.S. Bank Trust National Association in the normal course of business. U.S. Bank Trust National Association serves as trustee for some of our industrial revenue bonds. As of January 31, 2000, U.S. Bank Trust National Association is also the trustee under indentures under which our 9.90% Notes Due 2000, 9.85% Notes Due 2002, 9.45% Debentures Due 2009, 7.35% Debentures Due 2016, and $383,005,000 (principal amount) of Medium-Term Notes, Series A are outstanding.

Governing Law

    The Senior Indenture, the Subordinated Indenture, the Junior Subordinated Indenture and the debt securities shall be governed by New York law.

Payment and Paying Agents

    Unless the prospectus supplement states otherwise, we will pay interest on debt securities on any interest payment date to the person in whose name the debt securities (or one or more predecessor securities) are registered at the close of business on the regular record date for the interest.

    Principal of and any premium and interest on the debt securities of a particular series will be payable at the office of the paying agents that we designate, except that interest payments may be made by check and mailed to the holder, unless the prospectus supplement states otherwise. The corporate trust office of the indenture trustee in New York City, or any other entity named in the prospectus supplement, will be designated as our paying agent for payments with respect to debt securities of each series. The prospectus supplement will also name any additional paying agents which we initially designate for the debt securities of a particular series. Boise Cascade may designate itself as a paying agent.

    All money which we pay to a paying agent or to the indenture trustee for any payment on any debt securities and which remains unclaimed for three years after the payment is due and payable will be repaid to us. After the agent or trustee repays the payment to us, the holder of the security may look only to Boise Cascade for payment.

Provisions Applicable to Senior Debt Securities—Material Covenants

  Certain Definitions Applicable to Covenants

    "Attributable Debt" means the total net amount of rent required to be paid during the remaining primary term of any particular lease under which any person is at the time liable, discounted at the rate per year equal to the weighted average interest rate borne by the securities outstanding under the indenture.

    "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting:

  •
  all liabilities, other than deferred income taxes, Funded Debt, and shareholders' equity; and

  •
  all goodwill, trade names, trademarks, patents, organization expenses, and other similar intangibles of Boise Cascade and its consolidated subsidiaries.

    "Funded Debt" means:

  •
  all indebtedness for borrowed money which matures more than 12 months from the date as of which the determination is made or which by its terms and at the borrower's option is renewable or extendible beyond 12 months from such date; and

  •
  rental obligations payable more than 12 months from such date under leases which are capitalized in accordance with generally accepted accounting principles.

    "Principal Property" means:

  •
  any mill, converting plant, manufacturing plant, or other facility owned by Boise Cascade or any Restricted Subsidiary of Boise Cascade which is located within the present 50 states of the United States and which has a gross book value (without deduction of any depreciation reserves) greater than 3% of Consolidated Net Tangible Assets on the date as of which the determination is being made; and

  •
  Timberlands,

in each case other than properties or any portion of a particular property which the Board of Directors believes is not material to Boise Cascade's business and other than minerals or mineral rights.

    "Restricted Subsidiary" means a Subsidiary of Boise Cascade which maintains substantially all of its property or which carries on substantially all of its business within the present 50 states of the United States, and which owns a Principal Property, but excluding a Subsidiary of Boise Cascade which is primarily engaged in the development and sale or financing of real property.

    "Subsidiary" of Boise Cascade means a corporation more than 50% of the voting stock of which is, directly or indirectly, owned by Boise Cascade and/or one or more Subsidiaries of Boise Cascade.

Restrictions on Secured Debt

    The Senior Indenture provides that neither Boise Cascade nor any Restricted Subsidiary shall incur, issue, assume, or guarantee any loans ("Debt") secured by a mortgage, pledge, or lien ("Mortgage") on any Principal Property of Boise Cascade or any Restricted Subsidiary, or on any stock or Debt of any Restricted Subsidiary, unless either:

  •
  Boise Cascade secures or causes the Restricted Subsidiary to secure the securities issued under the Senior Indenture equally and ratably with, or at Boise Cascade's option, prior to, the secured Debt, or

  •
  the total amount of all secured Debt, plus all Attributable Debt of Boise Cascade and its Restricted Subsidiaries with respect to sale and leaseback transactions involving Principal Properties (except sales and leasebacks permitted under "Restrictions on Sales and Leasebacks" below) does not exceed 10% of Consolidated Net Tangible Assets.

When Restrictions on Secured Debt Inapplicable

    This restriction does not apply to, and computations under this restriction will exclude from the total amount of secured Debt, Debt secured by:

  •
  Mortgages on property, any shares of stock, or Debt of any corporation existing at the time the corporation becomes a Restricted Subsidiary;

  •
  Mortgages in favor of Boise Cascade or a Restricted Subsidiary;

  •
  Mortgages in favor of governmental bodies to secure progress or advance payments;

  •
  Mortgages on property, shares of capital stock or Debt existing at the time the property, stock or Debt is acquired (including acquisition through merger or consolidation),

  •
  purchase money and construction Mortgages which are entered into within specified time limits;

  •
  Mortgages securing industrial revenue or pollution control bonds;

  •
  Mortgages on Timberlands or in connection with arrangements under which Boise Cascade or any Restricted Subsidiary is obligated to cut or pay for timber; or

  •
  any extension, renewal, or refunding of any Mortgage referred to in the foregoing clauses.

    The Senior Indenture also provides that Boise Cascade may not consolidate with or merge into any other corporation or convey its property substantially as an entirety to another corporation if any Principal Property of Boise Cascade or any Restricted Subsidiary would become subject to a Mortgage which is not expressly excluded from the restrictions or permitted by the provisions of the "Restrictions on Secured Debt" covenant, unless all the outstanding debt securities are secured by a lien upon such Principal Property equal with or, at Boise Cascade's option, prior to the Debt secured by the Mortgage.

Restrictions on Sales and Leasebacks

    The Senior Indenture provides that neither Boise Cascade nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property, unless the total amount of all Attributable Debt of Boise Cascade and its Restricted Subsidiaries with respect to such transaction plus all secured Debt (with the exception of secured Debt excluded as described in "Restrictions on Secured Debt" above) would not exceed 10% of Consolidated Net Tangible Assets.

When Restrictions on Sales and Leasebacks Inapplicable

    This restriction does not apply to, and computations of Attributable Debt under this restriction shall exclude, a sale and leaseback transaction if:

  •
  The lease, including renewal rights, is for three years or less;

  •
  The Principal Property is sold or transferred within a specified period after it is acquired or constructed;

  •
  The lease secures or relates to industrial revenue or pollution control bonds;

  •
  The transaction is between Boise Cascade and a Restricted Subsidiary or between Restricted Subsidiaries; or

  •
  Within 180 days after the sale, Boise Cascade or the Restricted Subsidiary uses an amount of money at least equal to the greater of (i) the net proceeds of the sale of the Principal Property leased or (ii) the fair market value of the Principal Property leased, to retire Funded Debt of Boise Cascade or a Restricted Subsidiary, or to purchase other property which will be Principal Property at least equal in value to the Principal Property leased.

    The amount used to retire Funded Debt shall be reduced by (1) the principal amount of any debentures or notes (including securities issued under the indenture) of Boise Cascade or a Restricted Subsidiary surrendered to the trustee for retirement and cancellation within 180 days after the sale of the Principal Property, and (2) the principal amount of Funded Debt, other than items referred to in the preceding clause (1), voluntarily retired by Boise Cascade or a Restricted Subsidiary within 180 days after the sale of the Principal Property.

Provisions Applicable to Subordinated Debt Securities—Subordination

    The payment rights of the subordinated debt securities will be subordinated to the full payment of all existing and future Senior Indebtedness of Boise Cascade and will be senior to any payment on junior subordinated debt securities, as stated in the Subordinated Indenture. "Senior Indebtedness" generally means any existing or future debt incurred, assumed, or guaranteed by Boise Cascade, including:

  •
  the principal of the debt, and any premium;

  •
  interest on the debt, including interest accruing after a petition initiating any proceeding under any bankruptcy law is filed, but only to the extent interest is allowed to the holder of the debt against the bankruptcy or any other insolvency estate of Boise Cascade in the proceeding;

  •
  any accrued original issue discount on the debt;

  •
  other amounts due on or in connection with the debt; and

  •
  all renewals, extensions, and refundings of the debt (as defined below).

However, the following will not constitute Senior Indebtedness:

  •
  any debt which expressly provides that (i) the payment rights of the debt shall not be senior to the subordinated debt securities, or (ii) the debt shall be subordinated to any other debt of

    Boise Cascade, unless the debt also expressly provides that the payment rights of the debt shall be senior to the subordinated debt securities;

  •
  any debt of Boise Cascade in respect of the subordinated debt securities;

  •
  any debt or liability for compensation to employees, for goods or materials purchased in the ordinary course of business or for services;

  •
  any debt of Boise Cascade to any subsidiary for money borrowed or advanced from such subsidiary; and

  •
  any liability for federal, state, local, or other taxes owed or owing by Boise Cascade.

    "Debt" means the following:

  •
  All indebtedness for borrowed money, whether or not the lender's recourse is to all the assets of the borrower or only to a portion of the assets, and including all indebtedness evidenced by notes, bonds, debentures, or other securities sold for money;

  •
  All indebtedness incurred or assumed in acquiring any business, real property, or other assets, except goods and materials acquired in the ordinary course of the conduct of the acquirer's usual business;

  •
  All capital lease obligations;

  •
  Hedging obligations;

  •
  Guarantees of indebtedness described in the preceding four clauses of any other person; and

  •
  Renewals, extensions, refundings, deferrals, restructurings, amendments, and modifications (including, without limitation, exchange offers) of any such indebtedness, obligation, or guarantee.

    Because the subordinated debt securities are subordinated as described in this section, if Boise Cascade becomes insolvent, the holders of these securities are required to pay over their share of any distribution of Boise Cascade's assets to the indenture trustee in bankruptcy, receiver or other person distributing the assets. This person will apply the distribution to the payment of all Senior Indebtedness remaining unpaid until the Senior Indebtedness is paid in full. In addition, unsecured creditors who do not hold subordinated debt securities or Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of the subordinated debt securities.

    If we fail to pay any principal, premium, or interest on Senior Indebtedness when due, whether at the stated maturity of any such payment or by declaration of acceleration, call for redemption, or otherwise, then we are not permitted to pay any principal, premium, if any, or interest on any subordinated debt securities, nor may we acquire any subordinated debt securities.

    If a default which permits the holders of Senior Indebtedness or the trustee for the Senior Indebtedness to declare the Senior Indebtedness due and payable prior to the date on which it would otherwise become due and payable, other than a failure to pay principal, premium, or interest, has occurred and is continuing, and if Boise Cascade and the trustee for the Senior Indebtedness have received notice of such occurrence from any holder of the Senior Indebtedness, then we are not permitted to pay any principal, premium, or interest on any subordinated debt securities, nor may we acquire any subordinated debt securities during the "payment blockage period." A payment blockage period will begin on the date the notice is received and end on the earlier of the following:

  •
  the date when the default has been cured or waived or ceases to exist,

  •
  the date when we have discharged all the Senior Indebtedness to which the default relates, or

  •
  the 179th day after the date the notice is received.

Only one payment blockage period may begin during any 360-day period. There must also be a period of at least 181 days during each 360-day period when no payment blockage period is in effect. In addition, a default that existed or was continuing on the date a payment blockage period begins may not be the basis of a subsequent payment blockage period, unless the default has been cured for at least 90 consecutive days. However, if a breach of any financial covenant occurs after a payment blockage period and continues for a period that gives rise to an event of default, then the breach constitutes a new default even if it is a breach of the same provision under which a prior event of default existed.

    If we fail to make any payment on the subordinated debt securities because of the subordination provisions described in this subsection, the failure may still be deemed an event of default with respect to the subordinated debt securities. Once the payment blockage period terminates, we will resume making any and all required payments in respect of the subordinated debt securities, including any missed payments.

No Limit on Senior Indebtedness, Other Debt

    The Subordinated Indenture will not limit the amount of subordinated debt securities which we may issue, nor will it prohibit us from issuing any other secured or unsecured debt. The Subordinated Indenture will not limit or prohibit us from incurring additional Senior Indebtedness, which may include indebtedness that is senior to the subordinated debt securities, but subordinate to other obligations of Boise Cascade. The senior debt securities, when issued, will be Senior Indebtedness. The prospectus supplement will describe any other provisions which apply to the subordination of the subordinated debt securities of a particular series.

Provisions Applicable to the Junior Subordinated Debt Securities

Events of Default

    In addition to the events described above under "Provisions Applicable to All Debt Securities—Events of Default" applicable to all debt securities, the following will be an event of default under the Junior Subordinated Indenture with respect to any series of junior subordinated debt securities issued:

  •
  the voluntary or involuntary dissolution, winding up or termination of the Trust that owns the series of junior subordinated debt securities, except in connection with

  (1)
  the distribution of such junior subordinated debt securities to holders of trust securities of the Trust;

  (2)
  the redemption of all of the trust securities of the Trust; or

  (3)
  mergers, consolidations, or amalgamations permitted by the declaration of the Trust.

    The holders of at least a majority in aggregate liquidation amount of the trust preferred securities of a Trust may waive any default or event of default with respect to that series and its consequences, except defaults or events of default regarding:

  •
  payment of principal, premium, or interest; or

  •
  certain covenants containing limitations on our ability to pay dividends and make payments on debt securities in certain circumstances.

    A waiver shall cure the default or event of default. If, under a Trust's declaration, an event of default has occurred because we have failed to pay the principal, premium, or interest on the junior subordinated debt securities, then each holder of the trust preferred securities may sue us or seek other remedies, to force us to pay to the holder the principal, premium, or interest on the junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the trust preferred securities held by the holder.

Modification of Junior Subordinated Indenture; Waiver

    Under the Junior Subordinated Indenture, Boise Cascade and the indenture trustee may change the rights of holders of a series of junior subordinated debt securities with the written consent of the holders of at least 66 2/3% in aggregate liquidation amount of the preferred securities of the Trust holding that series of debt. Any change will be subject to the limitations described above under "Modification and Waiver" applicable to the other debt securities.

    If the property trustee of the Trust, as the holder of junior subordinated debt securities, is required to consent to any amendment, modification, or termination of the Junior Subordinated Indenture, the property trustee will request directions from the holders of the preferred securities of the applicable Trust.

Subordination of Junior Subordinated Debt Securities

    The junior subordinated debt securities will be unsecured and will be subordinate in priority of payment to certain other Boise Cascade indebtedness to the extent described in the prospectus supplement. The Junior Subordinated Indenture will not limit the amount of junior subordinated debt securities which we may issue, nor does it prevent us from issuing any other secured or unsecured debt.

DESCRIPTION OF WARRANTS

    We may issue warrants to purchase common stock, preferred stock, debt securities, or any combination of these three. The warrants may be issued independently or together with any other securities and may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Boise Cascade and a bank or trust company, as warrant agent.

    This section summarizes the material terms of the warrants that we may offer. The prospectus supplement relating to a particular series of warrants will describe the specific terms of the series, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the warrants. When evaluating the warrants, you should also refer to all the provisions of the warrant agreement and the certificates representing the warrant. The forms of the warrant agreement and the warrant certificates are or will be filed as exhibits or incorporated by reference in the registration statement.

    The prospectus supplement relating to a series of warrants will describe the specific terms of the warrants including the following:

  •
  the title of the warrants;

  •
  the aggregate number of the warrants;

  •
  the price or prices at which the warrants will be issued and the currency in which the price for the warrants may be paid;

  •
  the designation and terms of the securities purchasable upon the exercise of the warrants;

  •
  the price at which and the currency in which the securities purchasable upon exercise of the warrants may be purchased;

  •
  the dates on which the right to exercise the warrants shall commence and expire;

  •
  whether the warrants are exercisable by payment of cash, surrender of other securities, or both;

  •
  provisions for changes to or adjustments in the exercise price of the warrants;

  •
  if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

  •
  if applicable, the designation and terms of the other securities with which the warrants are issued and the number of the warrants issued with each such other security;

  •
  if applicable, the date on and after which the warrants and the related other securities will be separately transferable;

  •
  whether the warrants will be issued in registered form or bearer form;

  •
  information with respect to book-entry procedures, if any;

  •
  if applicable, a discussion of material United States federal income tax considerations; and

  •
  any other terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

    Warrant certificates will be exchangeable for new warrant certificates of different denominations, and warrants may be exercised, at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Until holders of warrants to purchase debt securities exercise their warrants to purchase the debt securities, they will not be entitled to payments of principal, premium, or interest on the debt securities. Until holders of warrants to purchase common or preferred stock exercise their warrants to purchase the stock, they will not be entitled to dividends, if any, declared and paid on the stock.

    Holders may exercise warrants as stated in the prospectus supplement relating to those warrants. Once the payment and the properly completed and executed warrant certificate is received at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities. If the holder exercises less than all of the warrants represented by the warrant certificate, we will also issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF THE PURCHASE CONTRACTS AND THE UNITS

    We may issue purchase contracts, including contracts obligating holders to purchase and Boise Cascade to sell a specified number of shares of common stock or preferred stock at a future date or dates. The price per share of the stock may be fixed at the time the purchase contracts are issued or may be determined through a specific formula set forth in the purchase contracts. The purchase contracts may be issued separately or as a part of units, including, but not limited to, adjustable conversion-rate equity security units. A unit may consist of a purchase contract and debt securities, trust securities, or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the common stock or preferred stock under the purchase contracts. The purchase contracts may require us to make periodic payments to the unit holders or vice versa, and these payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner.

    The prospectus supplement relating to any particular offered purchase contracts and/or units will describe the specific terms of the purchase contracts and/or units, which may be in addition to or different from the general terms summarized above in this section. When evaluating the purchase contracts and/or units, you should read the specific description in the prospectus supplement. In addition, the forms of the purchase contracts and the units are or will be filed as exhibits to or incorporated by reference in the registration statement.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES

General

    The declaration of each Trust authorizes the respective trustees to issue one series of trust preferred securities on the Trust's behalf. Each Trust will use the proceeds from the sale of the trust preferred securities to purchase a series of junior subordinated debt securities issued by Boise Cascade. The property trustee will hold these debt securities in trust for the benefit of the holders of the trust preferred securities.

    This section summarizes the material terms of the preferred securities that the Trusts may offer. The prospectus supplement relating to any particular preferred securities offered by a Trust will describe the specific terms of the preferred securities, which may be in addition to or different from the general terms summarized in this section. The summaries in this section and the prospectus supplement do not describe every aspect of the preferred securities. When evaluating the preferred securities, you should refer to all the provisions of the amended declarations and the preferred securities. The forms of the declarations and the preferred securities will be filed as exhibits to or incorporated by reference in the registration statement.

    In particular, the prospectus supplement will describe:

  •
  the name of the trust preferred securities;

  •
  the designation of the trust preferred securities;

  •
  the dollar amount and number of trust preferred securities issued;

  •
  the annual distribution rate(s) or method of determining the rate(s), the payment date(s) and the record dates;

  •
  the date(s) or the method to determine the date(s) from which distributions shall be cumulative;

  •
  any optional repurchase or redemption provisions, including the prices, time periods, and other terms and conditions for which the trust preferred securities shall be purchased or redeemed, in whole or in part;

  •
  the terms and conditions, if any, upon which the applicable series of junior subordinated debt securities and the related trust preferred securities guarantee may be distributed to holders of the trust preferred securities upon liquidation, dissolution, termination or winding up of the Trust;

  •
  any voting rights of the trust preferred securities other than those described in this section;

  •
  any securities exchange on which the trust preferred securities will be listed;

  •
  whether the trust preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for the global certificates and the specific terms of the depositary arrangements;

  •
  any other relevant rights, preferences, privileges, limitations, or restrictions of the trust preferred securities; and

  •
  any applicable United States Federal income tax considerations.

Rights to Payment

    We will guarantee the payments of distributions and payments on redemption or liquidation with respect to the trust preferred securities, but only to the extent the Trust has funds available to make those payments and has not made the payments. The trust preferred securities guarantee by Boise Cascade is described in more detail below under "Description of the Trust Preferred Securities Guarantee."

    The assets of each Trust available for distribution to the holders of its trust preferred securities will be limited to payments from Boise Cascade under the series of junior subordinated debt securities held by the Trust. If Boise Cascade fails to make a payment on the junior subordinated debt securities, the Trust will not have sufficient funds to make related payments, including distributions, on its trust preferred securities.

    The trust preferred securities guarantee, when taken together with our obligations under the series of junior subordinated debt securities, the Junior Subordinated Indenture and the amended declaration of the Trust, will provide a full and unconditional guarantee of amounts due on the trust preferred securities issued by each Trust.

Liquidation Distribution Upon Dissolution

    The amended declaration of each Trust states that the Trust shall be dissolved upon:

  •
  the expiration of the term of the Trust;

  •
  the bankruptcy of Boise Cascade;

  •
  a change in law requiring the Trust to register as an investment company under the Investment Company Act of 1940;

  •
  the filing of a certificate of dissolution or its equivalent with respect to Boise Cascade;

  •
  Boise Cascade's election to terminate the trust and distribute the related junior subordinated debt securities directly to the holders of the trust securities;

  •
  the redemption, conversion, or exchange of all of the trust securities of the Trust; or

  •
  entry of a court order for the dissolution of Boise Cascade or the Trust.

    In the event of a dissolution, after the Trust pays all amounts owed to creditors, the holders of the trust securities will be entitled to receive:

  •
  cash equal to the aggregate liquidation amount of each trust security specified in the prospectus supplement, plus accumulated and unpaid distributions to the date of payment; or

  •
  junior subordinated debt securities in an aggregate principal amount equal to the aggregate liquidation amount of the trust securities.

    If a Trust cannot pay the full amount due on its trust securities because it has insufficient assets, then the amounts payable by the Trust shall be paid pro rata. However, if an event of default under the related indenture has occurred, the total amounts due on the trust preferred securities will be paid before any distribution on the trust common securities.

Events of Default

    An event of default under the Junior Subordinated Indenture relating to a series of junior subordinated debt securities is also an event of default under the amended declaration of the Trust that owns those securities. We have described these events of default under the sections entitled "Description Debt Securities—Provisions Applicable to All Debt Securities—Events of Default" and "—Provisions Applicable to Junior Subordinated Debt Securities—Events of Default."

    Every year, Boise Cascade and the regular trustees of each Trust must file with the property trustee for the Trust a certificate stating whether or not they are in compliance with all the applicable conditions and covenants under the related amended declaration.

    If an event of default occurs, the property trustee of the Trust, as the sole holder of the junior subordinated debt securities held by the Trust, will have the right under the Junior Subordinated Indenture to declare the principal, any premium, and interest on the junior subordinated debt securities immediately due and payable.

Holder's Right to Sue

    If a property trustee fails to enforce its rights under the amended declaration or the Junior Subordinated Indenture then, to the fullest extent permitted by law, and subject to the terms of the amended declaration and the Junior Subordinated Indenture, any holder of trust preferred securities may sue Boise Cascade, or seek other remedies, to enforce the property trustee's rights under the amended declaration or the Junior Subordinated Indenture. The holder is not required to institute a legal proceeding against the property trustee or any other person before suing Boise Cascade.

    If Boise Cascade fails to pay any principal, premium, or interest on a series of junior subordinated debt securities when payable, then a holder of the trust preferred securities may directly sue Boise Cascade or seek other remedies, to collect its pro rata share of payments owed.

Removal and Replacement of Trustees

    Only Boise Cascade may remove or replace the trustees of a Trust. The resignation or removal of any trustee and the appointment of a successor trustee shall be effective only when the successor trustee accepts the appointment according to the provisions of the amended declaration for the Trust.

Conversion or Exchange Rights

    The prospectus supplement will state the terms on which the trust preferred securities are convertible into or exchangeable for common stock or other securities of Boise Cascade or any other entity. The terms will state whether conversion or exchange is mandatory, and whether it is at the holder's option or at Boise Cascade's option. The terms may provide for adjustment of the number of shares of common stock or other securities of Boise Cascade or any other person to be received by the holders of trust preferred securities in specified instances.

Mergers, Consolidations, Conversions or Amalgamations of the Trusts

    The Trusts may not consolidate or merge with or be converted into or replaced by any other corporation or other entity, or convey, transfer, or lease their properties and assets substantially as an entirety to any other corporation or other entity, except in each case as described below. A Trust may, with the consent of a majority of its regular trustees and without the consent of the trust security holders or the other trustees, engage in any of the merger events referred to above, provided that:

  •
  the successor entity either:

      (1) assumes all of the obligations of the Trust relating to its trust securities or

      (2) substitutes other securities for the trust securities that are substantially similar to the trust securities, so long as the successor securities rank the same as the trust securities for distributions and payments upon liquidation, redemption, and otherwise;

  •
  Boise Cascade acknowledges a trustee of the successor entity who has the same powers and duties as the property trustee of the Trust, as the holder of the particular series of junior subordinated debt securities;

  •
  the trust preferred securities are listed, or any successor securities will be listed, upon notice of issuance, on the same national securities exchange or other market on which the trust preferred securities are then listed;

  •
  the merger event does not cause the trust preferred securities or successor securities to be downgraded by any national rating agency;

  •
  the merger event does not adversely affect the rights, preferences, and privileges of the holders of the trust securities or successor securities in any material way;

  •
  the successor entity has a purpose identical to that of the Trust;

  •
  prior to the merger event, Boise Cascade has received an opinion of counsel from a nationally recognized law firm stating that

      (1) the merger event does not adversely affect the rights of the holders of the Trust's preferred securities or any successor securities in any material way (other than with respect to any dilution of the holders' interest in the new entity) and

      (2) following the merger event, neither the Trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940; and

  •
  Boise Cascade or any permitted successor owns all of the common stock of the successor entity and guarantees the obligations of the successor entity under the successor securities in the same manner as in the original guarantee.

    In addition, unless all of the holders of the trust preferred securities and trust common securities approve, the Trust may not consent to or engage in a merger event if that event would cause the Trust or the successor entity to be classified other than as a grantor trust for United States federal income tax purposes.

Voting Rights; Amendment of Declaration

    The holders of trust preferred securities have no voting rights except as discussed above under "—Mergers, Consolidations, Conversion or Amalgamations of the Trust," below under "Description of the Trust Preferred Securities Guarantee—Amendments and Assignment," and in the following three paragraphs, and as otherwise required by law or the amended declaration for the Trust.

    The amended declaration may be amended by a majority of the regular trustees of the Trust. However, if any proposed amendment provides for, or the regular trustees otherwise propose,

      (1) any action that would adversely affect the powers, preferences, or special rights of the trust securities, whether by way of amendment to the amended declaration or otherwise, or

      (2) the dissolution, winding-up, or termination of the Trust other than pursuant to the terms of its amended declaration,

then the holders of the trust securities as a single class will be entitled to vote on the amendment or proposal. In that case, the amendment or proposal must be approved by at least 66 2/3 in liquidation amount of the trust securities affected by the amendment or proposal.

    If any amendment or proposal referred to in clause (1) above would adversely affect only a particular class of the trust securities of the Trust, then only the affected class will be entitled to vote on the amendment or proposal. The amendment or proposal must be approved by at least 66 2/3% in liquidation amount of the affected class.

    No amendment may be made to an amended declaration if the amendment would:

  •
  cause the Trust to be characterized as other than a grantor trust for United States federal income tax purposes;

  •
  impose any additional obligation on Boise Cascade without its consent;

  •
  reduce or otherwise adversely affect the powers of the property trustee; or

  •
  cause the Trust to be deemed to be an "investment company" which is required to be registered under the Investment Company Act.

    The holders of a majority in aggregate liquidation amount of the trust preferred securities have the right to:

  •
  direct the time, method, and place of conducting any proceeding for any remedy available to the property trustee of the Trust; or

  •
  direct the exercise of any trust or power conferred upon the property trustee under the Trust's amended declaration, including the right to direct the property trustee, as the holder of a series of junior subordinated debt securities, to

      (1) exercise the remedies available under the Junior Subordinated Indenture with respect to those junior subordinated debt securities,

      (2) waive any event of default under the Junior Subordinated Indenture that is waivable or

      (3) cancel an acceleration of the principal of the junior subordinated debt securities.

    However, if the Junior Subordinated Indenture requires the consent of the holders of more than a majority in aggregate principal amount of the junior subordinated debt securities, then the property trustee must get approval of the holders of the "super-majority" in liquidation amount of the trust preferred securities.

    In addition, before taking any of the actions described above, the property trustee must obtain an opinion of counsel stating that, as a result of the action, the Trust will continue to be classified as a grantor trust for United States federal income tax purposes.

    The property trustee of the Trust will notify all trust preferred securities holders of the Trust of any notice received from the indenture trustee with respect to the junior subordinated debt securities held by the Trust.

    As described in the amended declaration, the property trustee may hold a meeting to have holders of trust preferred securities vote on a change or have them approve a change by written consent.

    Any trust preferred securities that we or our affiliates own will be treated as if they were not outstanding for purposes of any vote or consent of trust preferred securities.

Information Concerning the Property Trustee

    For matters relating to compliance with the Trust Indenture Act, the property trustee of the Trust will have all of the duties and responsibilities of an indenture trustee under the Trust Indenture Act. The property trustee must perform only the duties specifically stated in the amended declaration and, upon an event of default, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is not required to exercise any of the powers it has under the applicable amended declaration at the request of any holder of trust preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur. However, the holders of the trust preferred securities will not be required to offer an indemnity where the holders, by exercising their voting rights, direct the property trustee to take any action following an event of default.

Miscellaneous

    The regular trustees of a Trust are authorized and directed to conduct the affairs of the Trust and to operate the Trust so that

  •
  it will not be deemed to be an "investment company" required to be registered under the Investment Company Act;

  •
  it will be classified as a grantor trust for United States federal income tax purposes; and

  •
  the junior subordinated debt securities it holds will be treated as indebtedness of Boise Cascade for United States federal income tax purposes.

    Boise Cascade and the regular trustees of the Trust are authorized to take any action permitted under applicable law, the certificate of trust and the amended declaration, that they together determine is necessary or desirable for the purposes of the Trust.

    Holders of trust preferred securities have no preemptive or similar rights.

    The Trust may not borrow money, issue debt, execute mortgages, or pledge any of its assets.

Governing Law

    The amended declaration and the related trust preferred securities will be governed by the laws of the State of Delaware.

DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEE

General

    When a Trust issues trust preferred securities, Boise Cascade will execute a trust preferred securities guarantee which benefits the holders of trust preferred securities. The trust preferred securities guarantee will be qualified as an indenture under the Trust Indenture Act. U.S. Bank Trust National Association will act as the guarantee trustee for the purposes of compliance with the Trust Indenture Act, and will hold the guarantee for the benefit of the holders of trust preferred securities.

Guarantee Payment

    This section summarizes the material terms of the guarantees that Boise Cascade will provide in respect of the preferred securities that the Trusts may offer. The summary in this section does not describe every aspect of the guarantee. When evaluating the guarantee, you should also refer to any description in the related prospectus supplement and to all the provisions of the guarantee agreements. The form of the guarantee agreement is filed as an exhibit to the registration statement.

    Boise Cascade will irrevocably agree to pay in full to the holders of the trust preferred securities the following guarantee payments when due, to the extent not paid by the Trust, regardless of any defense, right of set-off, or counterclaim which the Trust may have or assert:

  •
  any accrued and unpaid distributions required to be paid on the trust preferred securities, to the extent that the Trust has funds available to make the payment;

  •
  the redemption price, to the extent that the Trust has funds available to make the payment; and

  •
  if the Trust is voluntarily or involuntarily dissolved and liquidated (other than in connection with a distribution of junior subordinated debt securities to holders of the trust preferred securities or the redemption of all the trust preferred securities), the lesser of

      (1) the aggregate of the liquidation amount specified in the prospectus supplement for each trust preferred security plus all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent the Trust has funds available to make the payment, and

      (2) the amount of assets of the Trust remaining available for distribution to holders of its trust preferred securities upon a dissolution and liquidation of the trust ("Liquidation Payment").

    Boise Cascade may satisfy its obligation to make a guarantee payment by directly paying the required amounts to the holders of the trust preferred securities or by causing the Trust to pay the amounts to the holders.

    The combined operation of Boise Cascade's obligations under the Junior Subordinated Indenture and the trust preferred securities guarantee and amended declaration provides a full, irrevocable and unconditional guarantee of the trust's obligations under its trust preferred securities.

Status of the Guarantee

    The guarantee will be an unsecured obligation of Boise Cascade and will rank:

  •
  subordinate and junior in right of payment to all of Boise Cascade's other liabilities, except those obligations made equal or junior to its obligations under the trust preferred securities guarantee;

  •
  equal with the senior most preferred or preference stock now or later issued by Boise Cascade, and with any guarantee now or later issued by it in respect of any preferred or preference stock of any of its affiliates; and

  •
  senior to the common stock.

    The declaration will require that the holder of trust preferred securities accept the subordination provisions and other terms of the guarantee. The guarantee will be a guarantee of payment and not of collection (in other words, the holder of the guaranteed security may sue Boise Cascade, or seek other remedies, to enforce its rights under the trust preferred securities guarantee without first suing any other person or entity). The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not previously paid or upon distribution of the corresponding series of junior subordinated debt securities to the holders of trust preferred securities pursuant to the declaration.

Amendments and Assignment

    Except for changes which do not adversely affect the rights of holders of trust preferred securities in any material respect (in which case no consent of the holders will be required), a guarantee may only be amended with the prior approval of the holders of at least 66 2/3% in aggregate liquidation amount of the trust preferred securities. We have described the way to obtain approval under "Description of the Trust Preferred Securities—Voting Rights; Amendment of Declaration." All guarantees and agreements contained in the trust preferred securities guarantee will be binding on our successors, assigns, receivers, trustees and representatives and are for the benefit of the holders of the applicable trust preferred securities.

Events of Default under the Guarantee

    An event of default under the guarantee occurs if we fail to make any required payments or perform our obligations under the guarantee.

    The holders of at least a majority in aggregate liquidation amount of the trust preferred securities will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the guarantee trustee or to direct the exercise of any trust or power given to the guarantee trustee under the guarantee.

Information Concerning the Guarantee Trustee

    The guarantee trustee will only perform the duties that are specifically described in the guarantee, except when an event of default under the guarantee occurs and is continuing. After a default, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of its powers at the request of any holder of covered trust preferred securities unless it receives reasonable indemnity against the costs, expenses, and liabilities that it might incur.

Termination of the Guarantee

    The guarantee will terminate once the trust preferred securities are paid in full or upon distribution of the corresponding series of junior subordinated debt securities to the holders of the trust preferred securities. The guarantee will continue to be effective or will be reinstated if at any time any holder of trust preferred securities must return any sums paid under the trust preferred securities or the guarantee.

Governing Law

    The guarantee will be governed by the laws of the State of New York.

RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
THE TRUST PREFERRED SECURITIES GUARANTEE
AND THE SUBORDINATED DEBT SECURITIES HELD BY THE TRUST

    As long as Boise Cascade makes payments of interest and other payments when due on the junior subordinated debt securities held by a Trust, the Trust will have sufficient funds to make distribution payments and redemption and liquidation payments due on its trust preferred securities. This is because:

  •
  the aggregate principal amount of the junior subordinated debt securities will be equal to the sum of the aggregate liquidation amount of the trust securities;

  •
  the interest rate and interest and other payment dates on the junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

  •
  Boise Cascade will pay for any and all costs, expenses, and liabilities of each Trust except the trust's obligations under its trust preferred securities; and

  •
  each declaration provides that a Trust will not engage in any activity that is not consistent with the limited purposes of the Trust.

    If and to the extent that Boise Cascade fails to make payments on the junior subordinated debt securities, the Trust will not have funds available to make payments of distributions or other amounts due on its trust preferred securities. In those circumstances, holders will not be able to rely upon the trust preferred securities guarantee for payment of these amounts. Instead, they may directly sue Boise Cascade or seek other remedies to collect the pro rata share of payments owed. If a holder of trust preferred securities sues Boise Cascade to collect payment, then Boise Cascade will assume the holder's rights under the declaration to the extent Boise Cascade makes a payment in the legal action.

    A holder of any trust preferred security may sue Boise Cascade, or seek other remedies, to enforce its rights under the guarantee without first suing the guarantee trustee, the Trust or any other person or entity.

PLAN OF DISTRIBUTION

    Boise Cascade may sell common stock, preferred stock, any series of debt securities, warrants, purchase contracts, units or guarantees, and the Trusts may sell trust preferred securities, in one or more of the following ways from time to time:

  •
  to underwriters for resale to the public;

  •
  directly to institutional investors; or

  •
  through agents to the public.

    The offered securities may be distributed periodically in one or more transactions at:

  •
  a fixed price or prices, which may be changed;

  •
  market prices prevailing at the time of sale;

  •
  prices related to the prevailing market prices; or

  •
  negotiated prices.

In connection with the sale of offered securities, underwriters or agents may receive compensation from Boise Cascade in the form of underwriting discounts or commissions. They may also receive commissions from purchasers of offered securities. Underwriters or agents may sell offered securities to or through dealers. Those dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from purchasers.

    The prospectus supplement will set forth the terms of the offering of the securities, including the name or names of any underwriters or agents, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed.

    If underwriters participate in the sale, they will acquire the offered securities for their own account and may resell the securities time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

    Unless otherwise stated in the prospectus supplement, the obligations of the underwriters to purchase any series of securities will be subject to certain conditions precedent. The underwriters cannot purchase a series in part but must instead purchase the entire series.

    Underwriters, dealers, and agents participating in the distribution of the offered securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions, under the Securities Act of 1933. Underwriters and agents may be entitled under agreements entered into with Boise Cascade and/or the Trusts to indemnification by Boise Cascade and/or the Trusts against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to related payments which the underwriters or agents may be required to make.

    Underwriters and agents and/or their affiliates may engage in transactions with or perform services for us and our affiliates in the ordinary course of business.

    If indicated in the Prospectus Supplement, we will authorize dealers or other persons acting as our agents to solicit offers by certain institutions to purchase offered securities from us pursuant to delayed purchase contracts. Each contract will provide for payment and delivery on the date(s) stated in the prospectus supplement and will be for an amount not less than the amount stated in the prospectus supplement. The aggregate amount of offered securities sold pursuant to these contracts shall be equal to the amount stated in the prospectus supplement. We may enter into delayed purchase contracts with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions. Purchasers will in all cases be subject to our approval. The obligations of any purchaser under any delayed contract will be subject to the following conditions:

  1.
  The purchase by an institution of the offered securities covered by its delayed contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject, and

  2.
  If the offered securities are being sold to underwriters, Boise Cascade shall have sold to the underwriters the total principal amount of the offered securities less the principal amount covered by delayed purchase contracts.

The underwriters will not have any responsibility regarding the validity or performance of the delayed purchase contracts.

    Each series of offered securities will be a new issue of securities and will have no established trading market, other than our common stock which is listed on the New York Stock Exchange and the Chicago Stock Exchange. Any common stock sold pursuant to a prospectus supplement will be listed on the New York Stock Exchange and the Chicago Stock Exchange subject to official notice of issuance. Other securities may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold for public offering and sale may but are not required to make a market in the securities, and the underwriters may discontinue any market making at any time without notice.

VALIDITY OF OFFERED SECURITIES

    The validity of the Offered Securities will be passed upon for us by John W. Holleran, who is our Senior Vice President and General Counsel, and for the underwriters or agents, if any, by Sullivan & Cromwell, New York, New York. Certain matters of Delaware law relating to the trust preferred securities will be passed upon on behalf of the Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Trusts. As of December 31, 1999, Mr. Holleran was the beneficial owner of 1,180 shares of our common stock and 960 shares of our Convertible preferred stock, Series D, in the Employee Stock Option Plan. Mr. Holleran holds options to purchase shares of our common stock under a Company stock option plan. Sullivan & Cromwell and Richards, Layton & Finger, P.A. from time to time render legal services to Boise Cascade.

EXPERTS

    The audited financial statements incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports which accompany those statements, and are incorporated by reference in reliance upon the authority of that firm as experts in accounting and auditing in giving such reports.

The body of this Prospectus is printed on Boise Cascade paper.

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement
Prospectus Supplement Summary
Risk Factors
Capitalization
Use of Proceeds
Market Price of Common Stock and Dividends
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Dividends Requirements
Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Forward-Looking Statements
About the Trust
Accounting Treatment
Description of the Units
Description of the Purchase Contracts
Description of the Preferred Securities
Description of the Guarantee
Description of the Senior Debentures
Description of Common Stock
U.S. Federal Income Tax Consequences
ERISA Considerations
Underwriting
Legal Matters
Experts
Where You Can Find More Information
Prospectus
Forward-Looking Statements
About this Prospectus
About Boise Cascade
About The Trusts
Where You Can Find More Information
Incorporation by Reference
Use of Proceeds
Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends
Description of the Securities We May Offer
Description of Common Stock
Description of Preferred Stock
Description of Depositary Shares
Description of Debt Securities
Description of Warrants
Description of the Purchase Contracts and the Units
Description of the Trust Preferred Securities
Description of the Trust Preferred Securities Guarantee
Relationship Among the Trust Preferred Securities, the Trust Preferred Securities Guarantee and the Subordinated Debt Securities Held by the Trust
Plan of Distribution
Validity of Offered Securities
Experts

3,000,000 Units

Boise Cascade Corporation

Boise Cascade Trust I

7.50% Adjustable Conversion-rate Equity Security Units

Goldman, Sachs & Co.
ABN AMRO Rothschild LLC
Banc of America Securities LLC
JPMorgan
Wachovia Securities